Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [**] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.

LICENSE AGREEMENT

MARRIOTT:     MARRIOTT INTERNATIONAL, INC. AND GLOBAL HOSPITALITY LICENSING S.À R.L.

SONDER:     SONDER HOLDINGS INC.

DATE:         AUGUST 13, 2024

3632659v2 –License Agreement

3632659v2 –License Agreement    i

	6.4	Inventory, Pricing, Rates and Reservations.	13
	6.5	Marriott Distribution Agreements.	14
	6.6	Property Names.	14
	6.7	Home Rental Properties.	14
7	ELECTRONIC SYSTEMS		15
	7.1	Limited Grant and Term.	15
	7.2	Systems Installation and Use.	15
	7.3	Reservation Systems.	15
	7.4	Sonder Application.	16
	7.5	Counseling and Advisory Services.	16
	7.6	Modification of Electronic Systems.	16
	7.7	Access to Information.	16
	7.8	Support Services.	16
	7.9	Confidentiality Obligations.	16
	7.1	Third Party Vendors.	17
	7.11	Preferred Vendors.	17
	7.12	No Endorsement or Warranty.	17
	7.13	Technology Audit.	17
	7.14	Limitation on Liability.	17
	7.15	Software License Rights on Termination.	17
8	PROPERTY OPERATIONS		17
	8.1	Management.	17
	8.2	Employees.	18
	8.3	Prohibited Activities.	18
	8.4	Additional Businesses.	19
9	COLLECTION STANDARDS		19
	9.1	Compliance with the Collection Standards.	19
	9.2	Modification of Certain Standards.	19
	9.3	Joint Operating Committee.	20
	9.4	Board Observer.	21
10	TRADEMARKS AND INTELLECTUAL PROPERTY		21
	10.1	Marriott’s Representations Concerning the Marriott Proprietary Marks.	21
	10.2	Sonder’s Use of Marriott Intellectual Property and the Systems.	22
	10.3	Other Marks.	24
	10.4	Websites and Domain Names.	24
	10.5	Use of Sonder Marks; Name of Properties.	25
	10.6	Marriott’s Use of Sonder Intellectual Property.	26
	10.7	Third Party Marks.	27
11	CONFIDENTIAL INFORMATION; DATA PROTECTION		27
	11.1	Confidential Information.	27
	11.2	Data Protection.	28
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	11.3	Guest Preferences.	30
	11.4	Data Security Remediation.	30
12	ACCOUNTING AND REPORTS; TAXES		31
	12.1	Accounting.	31
	12.2	Books, Records and Accounts.	31
	12.3	Accounting Statements.	31
	12.4	Marriott Examination and Audit of Property Records.	32
	12.5	Taxes.	32
	12.6	Restrictions on Transfers of Funds.	32
	12.7	Currency.	32
13	INDEMNIFICATION		34
	13.1	Indemnification by Sonder.	34
14	INSURANCE		34
	14.1	Insurance Required of Sonder.	34
	14.2	Insurance Required of Marriott.	36
15	FINANCING; PROSPECTUS REVIEW		37
	15.1	Sonder Financing.	37
	15.2	Comfort Letter.	37
	15.3	Marriott’s Review of Prospectus.	37
16	TRANSFERS		38
	16.1	Marriott’s Transfer Rights.	38
	16.2	Sonder’s Transfer Rights.	39
	16.3	Operated Property Owner Transfer Rights.	39
17	PROPERTY REMOVAL		40
	17.1	Marriott Right to Remove.	40
	17.2	Sonder Right to Remove.	41
	17.3	Effect of Removal.	41
	17.4	Post-Removal Obligations.	41
	17.5	Reinstatement.	41
18	DEFAULT AND TERMINATION		42
	18.1	Defaults by Marriott.	42
	18.2	Defaults by Sonder.	42
	18.3	Performance Termination.	43
	18.4	Termination for Change of Control of Sonder.	44
	18.5	Termination Fee.	44
	18.6	Other Remedies.	45
19	POST-TERMINATION		45
	19.1	Sonder Obligations.	45
	19.2	Rights on Expiration or Termination.	46
	19.3	Marriott’s Obligations.	46
	19.4	Post-Term Reservations.	46
20	CONDEMNATION AND CASUALTY		47
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	20.1	Condemnation.	47
	20.2	Casualty.	48
21	COMPLIANCE WITH APPLICABLE LAW; LEGAL ACTIONS		49
	21.1	Compliance with Applicable Law.	49
	21.2	Notice of Legal Actions.	49
22	RELATIONSHIP OF PARTIES		49
23	GOVERNING LAW; ARBITRATION; INTERIM RELIEF; COSTS OF ENFORCEMENT; WAIVERS		50
	23.1	Governing Law, Arbitration, and Jurisdiction.	50
	23.2	Equitable Relief.	51
	23.3	Costs of Enforcement.	51
	23.4	WAIVER OF PUNITIVE DAMAGES.	51
	23.5	WAIVER OF JURY TRIAL.	52
	23.6	Limitations Period.	52
24	NOTICES		52
25	REPRESENTATIONS AND WARRANTIES		53
	25.1	Existence; Authorization; Ownership; Other Representations.	53
	25.2	Additional Acknowledgments and Representations.	54
26	MISCELLANEOUS		55
	26.1	Counterparts.	55
	26.2	Construction and Interpretation.	56
	26.3	Reasonable Business Judgment.	56
	26.4	Consents and Approvals.	57
	26.5	Waiver.	57
	26.6	Entire Agreement.	57
	26.7	Amendments.	57
	26.8	Survival.	57
	26.9	Press Statements.	57
	26.1	Covered Sonder Parties.	57
	26.11	Operating Properties.	58
	26.12	Translations.	58

EXHIBIT A KEY TERMS			A-1
EXHIBIT B DEFINITIONS			B-1
EXHIBIT C PROGRAM SERVICES			C-1
EXHIBIT D MARRIOTT LOYALTY PROGRAM			D-1
EXHIBIT E TRANSITION			E-1
EXHIBIT F FIRE LIFE SAFETY STANDARDS			F-1
EXHIBIT G INTERNATIONAL PROPERTY CHANGES			G-1
EXHIBIT H CANADA PROPERTY CHANGES			H-1
EXHIBIT I NEW PROPERTIES			I-1
EXHIBIT J FORM OF ELECTRONIC SYSTEMS LICENSE AGREEMENT			J-1
EXHIBIT K REQUIRED MANAGEMENT AGREEMENT TERMS			K-1
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EXHIBIT L FORM OF NEW PROPERTY JOINDER	L-1
EXHIBIT M CYBERSECURITY REMEDIATION REQUIREMENTS	M-1
EXHIBIT N MANDATORY SERVICES	N-1

3632659v2 –License Agreement        v

LICENSE AGREEMENT
This Agreement between Marriott and Sonder is executed and becomes effective on August 13, 2024 (the “Effective Date”).
RECITALS
A.    Marriott and Sonder have collaborated to develop a newly-created collection under the name “Sonder by Marriott Bonvoy” (the “Collection”) for purposes of marketing and promoting the Properties. Marriott will grant Sonder a license to use the “Marriott Bonvoy” name and applicable trademarks and Sonder will grant Marriott a license to use the “Sonder” name and applicable trademarks, each pursuant to the terms and conditions of this Agreement.
B.    Marriott owns the Electronic Systems and has agreed to grant licenses for certain of those Electronic Systems to Sonder for the Properties subject to the terms of this Agreement.
NOW, THEREFORE, in consideration of the promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Marriott and Sonder agree as follows:
1.LICENSE
1.1.Properties.
As of the Effective Date, the Properties, which are set forth in Attachment Two and Attachment Three to Exhibit A, and only such Properties, will be included in the Collection, subject to the terms and conditions in this Agreement. The parties may add New Properties to the Collection or remove Properties from the Collection as expressly provided in this Agreement.
1.2.Limited Grant by Marriott. Marriott grants to Sonder a limited, non-exclusive license to use the Marriott Proprietary Marks for the development, marketing and, as applicable, operation of the Collection and the Properties in accordance with Section 6.1 and subject to the terms and conditions of this Agreement. The Marriott Party listed for each Property listed in Attachment Two and Attachment Three to Exhibit A, as applicable, grants to the applicable Sonder Party for such Property, a limited, non-exclusive license to use the Reservation System and the Marriott Proprietary Marks for the marketing and, as applicable, operation of such Property in accordance with Section 6.1, and in each case subject to the terms and conditions of this Agreement.
1.3.Limited Grant by Sonder. Sonder grants to Marriott and the applicable Marriott Parties a limited, non-exclusive license to use the Sonder Proprietary Marks and, beginning on the applicable Property’s Initial Availability Date and subject to Section 1.7, the Third Party Marks, in each case for the development and marketing of the Collection in accordance with Section 6.2 and subject to the terms and conditions of this Agreement.
1.4.Reserved Rights.
1.4.1.Marriott’s Reserved Rights.

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1.4.1.1.Development Activities. Sonder agrees that Marriott and its Affiliates reserve the right to conduct Marriott Development Activities at any location without notice to Sonder or any Sonder Party, subject to Sections 1.5 and 3.1.A.

1.4.1.2.Territorial Rights. Sonder agrees, on behalf of itself and each Sonder Party, that it is not entitled to any territorial rights or exclusivity, except as stated in Sections 1.5 and 3.1.A.

1.4.1.3.Use of the Marriott Proprietary Marks. Sonder, on behalf of itself and the Sonder Parties, acknowledges that Marriott and its Affiliates may allow other Marriott Products to use the Marriott Proprietary Marks and various parts of the System, including under affiliation or marketing agreements, subject to Sections 1.5 and 3.1.A.

1.4.2.Sonder’s Reserved Rights.

1.4.2.1.Development Activities. Marriott agrees that Sonder and its Affiliates reserve the right to conduct Sonder Development Activities at any location without notice to Marriott or any Marriott Party, subject to Sections 1.5 and 3.1.B.

1.4.2.2.Territorial Rights. Marriott agrees, on behalf of itself and each Marriott Party, that it is not entitled to any territorial rights or exclusivity, except as stated in Sections 1.5 and 3.1.B.

1.4.2.3.Use of the Sonder Proprietary Marks. Marriott, on behalf of itself and the Marriott Parties, acknowledges that Sonder and its Affiliates may (1) allow third parties to use the Sonder Proprietary Marks, subject to Sections 1.5 and 3.1.B and (2) allow third parties (including Owners) to use the Sonder Proprietary Marks to the extent such third party has, as of the Effective Date, been granted a license or similar arrangement with the applicable Sonder Party.

1.5.Acquisition or Development of New Sonder Properties.
1.5.1.New Properties. If any Sonder Party intends to (x) acquire, directly or indirectly, a Controlling interest (including as a fee simple holder, ground lessee, operating lessee, or other interest granting a Sonder Party the right of possession) in a Lodging Facility (whether existing, under development or to be developed), or (y) become the operator of a Lodging Facility under an operating or management agreement with an Unaffiliated Person (each, a “New Sonder Property”), and no Marriott Restriction exists (unless Marriott waives a Marriott Restriction that exists with respect to clause (v) of the definition of “Marriott Restriction” with respect to such New Sonder Property), then, subject to the terms and conditions of this Agreement and receipt of any approvals or the completion of disclosures or registrations that are required under Applicable Law, such New Sonder Property will become subject to this Agreement and included in the Collection (each such New Sonder Property, a “New Property”). The inclusion of each New Property will be effective upon the later to occur of (i) the execution of the joinder in the form attached hereto as Exhibit L (it being agreed that each of Sonder and Marriott will execute such joinder promptly upon the satisfaction of the conditions in clauses (ii)–(iv)), (ii) the completion of any required integration of Electronic Systems to permit such New Sonder Property to become Available, (iii) to the extent the New Sonder Property is an Operated Property, the New Owner having executed and delivered to Marriott an Electronic Systems License Agreement in substantially the form attached hereto as Exhibit J (each, an “Electronic Systems License Agreement”), and (iv) if the New Property is Controlled by a Sonder Party as a fee simple holder, lessee, or pursuant to another interest granting the
3632659v2 –License Agreement        2

Sonder Party the sole right of possession (a “Sonder Controlled Property”) and will be operated by a third party management company (a “Management Company”) pursuant to Section 8.1, such Management Company having executed and delivered to Marriott a Management Company Acknowledgment substantially in the form attached to the then-current Disclosure Documents (each, a “Management Company Acknowledgment”).
i.    Initial Notice.

1.5.1.1.1.Sonder Notice. If any Sonder Party intends to acquire, directly or indirectly, a Controlling interest in a New Sonder Property or become the operator of a New Sonder Property, Sonder will provide Marriott notice of such intent (each, a “First Notice”), which First Notice will include the location of the New Sonder Property.

1.5.1.1.2.Marriott Response. No later than 10 business days after Sonder provides Marriott a First Notice, Marriott will notify Sonder in writing as to whether or not a Marriott Restriction exists under clauses (i), (ii) or (iv) of the definition of “Marriott Restriction” with respect to such New Sonder Property. If Marriott is not able to determine whether a Marriott Restriction exists under Applicable Law with respect to such New Sonder Property within 10 business days after Sonder provides Marriott a First Notice, Marriott will have an additional 10 business days to notify Sonder of whether a Marriott Restriction exists under Applicable Law with respect to such New Sonder Property. If no such Marriott Restriction exists, Sonder may proceed to provide Marriott a Second Notice in accordance with Section 1.5.A.ii. If such a Marriott Restriction exists, then Section 1.5.B will apply.

1.5.1.1.3.Follow-Up Notice. If Marriott does not respond within 10 business days after Sonder provides Marriott a First Notice, Sonder will provide a follow-up notice (each, a “Follow-Up Notice”). The terms of Section 1.5.A.i.2 will apply to each Follow-Up Notice as if each Follow-Up Notice were a First Notice.

1.5.1.1.Second Notice.

1.5.1.1.1.Sonder Notice. If Marriott confirms no Marriott Restriction exists under Section 1.5.A.ii.2 or does not respond within the 10 business day period Sonder provides Marriott a Follow-Up Notice, then Sonder may notify Marriott in writing with respect to each New Sonder Property, as follows (each, a “Second Notice”):

(i)    for acquisitions of a Controlling Ownership Interest by a Sonder Party in any open and operating Lodging Facilities, no fewer than 30 days prior to the closing of the acquisition (and if Sonder desires that such New Sonder Property that will become a Sonder Controlled Property be operated by a Management Company, such notice to Marriott will also include the Due Diligence Information regarding the proposed Management Company);

(ii)    for acquisitions of a Controlling Ownership Interest by a Sonder Party in any under development or to be developed Lodging Facilities, no fewer than 30 days prior to the closing of the acquisition (and if Sonder desires that such New Sonder Property be operated by a Management Company, such notice to Marriott will also include the Due Diligence Information regarding the proposed Management Company); or

(iii)    for a Lodging Facility that will be operated by a Sonder Party (each, an “Operated Property”) under an operating or management agreement (such agreement, the
3632659v2 –License Agreement        3

“Management Agreement”) between a Sonder Party and an Unaffiliated Person (each, a “New Owner”), no fewer than 90 days prior to the applicable Sonder Party assuming operations of such Lodging Facility (and such notice to Marriott will also include the Due Diligence Information regarding the New Owner).

Any Second Notice provided by Sonder must be delivered within 90 days following the First Notice; provided, however, in the event that Sonder is in active negotiations regarding the New Sonder Property and provides written notice to Marriott of the same, Sonder will have an additional 90 days to deliver the Second Notice (for a total of 180 days). Each Follow-Up Notice regarding a New Sonder Property that would become an Operated Property will include a representation by Sonder that (A) the Management Agreement for such New Sonder Property complies with the terms of Section 26.11, and (B) no Marriott Restriction exists with respect to clause (v) of the definition of “Marriott Restriction” with respect to such New Sonder Property.

2.    Marriott Response. No later than 15 business days after Sonder provides Marriott notice of a New Sonder Property under Section 1.5.A.ii.1, Marriott will notify Sonder in writing as to whether or not a Marriott Restriction exists under clause (iii) of the definition of “Marriott Restriction” with respect to such New Sonder Property. If Marriott does not respond within 15 business days after Sonder provides Marriott a Second Notice, Sonder will provide a follow-up notice. If Marriott does not respond within 15 business days after Sonder provides Marriott a follow-up to the Second Notice, Marriott will be deemed to have confirmed that no Marriott Restriction exists.

1.5.2.Exceptions. If Marriott is restricted from subjecting such New Sonder Property to the terms and conditions of this Agreement at the time Sonder provides to Marriott notice of such New Sonder Property in accordance with Section 1.5.A as a result of (i) any Territorial Restriction, (ii) the Marriott Proprietary Marks not being registered in the jurisdiction in which the New Sonder Property is located, (iii) the Owner or Management Company thereof being a Restricted Transferee, (iv) Applicable Law, or (v) [**] (each, a “Marriott Restriction”), then, notwithstanding anything to the contrary in this Agreement, such New Sonder Property will not become a New Property (or otherwise a Property) or be part of the Collection, and Sonder (or the Sonder Party, as applicable) will have the right to proceed with such New Sonder Property, subject to Section 3.1.B. If Sonder exercises its rights under this Section 1.5.B, subject to any applicable confidentiality obligations, Sonder will notify Marriott in writing within 30 days after entering into a binding agreement with respect to any New Sonder Property that would otherwise be restricted pursuant to Section 3.1.B.

1.5.3.New Jurisdictions. In connection with each New Property located in a country, state or province (or similar other jurisdiction) where no other Property has been located, the parties will enter into an amendment to this Agreement to update or add any provisions reasonably deemed necessary by Marriott due to Applicable Law in, or related to, such country, state or province (or similar other jurisdiction).

1.6.Pipeline Properties. The parties acknowledge that the Sonder Parties are in the process of acquiring or developing the Pipeline Properties and desires to add such Pipeline Properties to the Collection. Marriott acknowledges and agrees that it has pre-approved the addition of the Pipeline Properties to the Collection and this Agreement, and such Pipeline Properties will not be subject to compliance with the terms of Section 1.5, it being agreed that each such Pipeline Property will be deemed a Property and included in the Collection and this Agreement effective immediately following the completion of the requirements of Exhibit E and Exhibit I to permit such New Sonder Property to become Available.
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1.7.Certain Third Party Marks. Sonder represents that certain Properties are subject to a license or similar arrangement pursuant to which the applicable Sonder Party licenses the Third Party Mark from the applicable Owner. To the extent that Sonder does not, as of the Effective Date, have the right to sublicense any such Third Party Mark to Marriott, Sonder will, prior to the Initial Availability Date for the applicable Property, either (a) obtain consent from the Owner to sublicense such Third Party Mark to Marriott and include such Property in the Collection, or (b) change the name of such Property to a name that does not include such Third Party Mark in accordance with Section 10.5.F. If Sonder obtains consent to sublicense any Third Party Mark to Marriott, Sonder will provide Marriott with written confirmation of such sublicense and the details of the applicable Third Party Mark and the parties will execute a joinder substantially in the form attached hereto as Exhibit L to update Item 4 of Exhibit A to include such Third Party Mark.
1.8.Guaranty. So long as Sonder is the direct or indirect parent company of the Covered Sonder Parties, Sonder will not be required to provide a guaranty of any kind. If at any time Sonder is not the ultimate parent company of any Covered Sonder Party, such Covered Sonder Party will cause Sonder, its ultimate parent company, or another party, in each case provided such party is reasonably acceptable to Marriott, to execute a guaranty of this Agreement in form and substance reasonably acceptable to the parties.
1.9.Holistic Capital Solution. Sonder will (i) complete all items in Step 3 of the Holistic Capital Solution by the deadlines specified therein and (ii) provide evidence reasonably satisfactory to Marriott of the same.
2.TERM
2.1.Term. The term of this Agreement (the “Term”) will begin on the Effective Date and expire on the 20th anniversary of the Initial Onboarding Date, unless earlier terminated in accordance with the terms and conditions herein.
2.2.Renewable. This Agreement expires at 11:59 pm Eastern Time on the last day of the Term; provided, however, unless either party delivers written notice to the other party of its election not to renew the Term at least 6 months before the end of the initial Term (or first renewal term, as applicable), this Agreement will automatically renew for two additional consecutive periods of 5 years each.
3.EXCLUSIVITY
3.1.Platform Exclusivity.
3.1.1.Marriott’s Obligations.

3.1.1.1.During the first two years of the Term, no Marriott Party will open, or authorize any Person to open, any Lodging Facilities under a Platform Transaction with any Sonder Competitor. For the avoidance of doubt, the foregoing will not restrict Marriott from entering into (1) a Platform Transaction with respect to Lodging Facilities with any Sonder Competitor, so long as no Marriott Party makes any (or consents to any other Person making any) announcement, advertising, marketing, promotion, sales or public relations programs and activities of the Lodging Facility(ies) during the first 18 months of the Term, (2) any agreements with a Sonder Competitor for the operation or branding of individual Lodging Facilities (whether under a franchise or license agreement, management agreement or other similar agreement) for the operation or branding of such individual Lodging Facility,
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or (3) any agreements with a Sonder Competitor for the operation or branding of Lodging Facilities under the Homes & Villas by Marriott Bonvoy Brand.

3.1.1.2.During the Term, Marriott will designate Sonder and its Affiliates as an approved operator of Apartments by Marriott Bonvoy Lodging Facilities worldwide, subject to Sonder’s (and its applicable Affiliates’) ongoing compliance with Marriott’s standard terms and processes for retaining such status, as such terms and processes may be amended or modified over time. The parties acknowledge and agree that (a) such designation does not represent a guarantee by Marriott that Sonder or any of its Affiliates will be selected to be an operator with respect to any Lodging Facilities, and (b) any such selection or determination will be in the sole discretion of the third party(ies) that own or invest in such Lodging Facilities.

3.1.2.Sonder’s Obligations. During the Term, no Sonder Party will open, or authorize any Person to open, any Lodging Facilities (other than Lodging Facilities to be operated pursuant to this Agreement), including the opening of any Lodging Facilities pursuant to a Platform Transaction or under any, framework agreement, distribution agreement, franchise or license agreement, management agreement or any other agreement with any Person. The restrictions in this Section 3.1.B will not apply to any New Sonder Properties that are excluded from the Collection pursuant to Section 1.5 (to the extent Sonder complied with its obligations under Section 1.5) if the Person with which a Sonder Party enters into an agreement for any such opening of a Lodging Facility is not a Marriott Competitor.

3.2.Excluded Parties. For avoidance of doubt, none of the restrictions set forth in this Section 3 will apply to (i) investors that do not have Control over the business decisions of Sonder or Marriott (including any investors that have minority representation on the board of either party but are not Controlled by such party), or (ii) entities in which a Sonder Party or Marriott Party holds a direct or indirect Ownership Interest that are not Controlled by such Sonder Party or Marriott Party, as applicable.
4.FEES, CHARGES AND COSTS
4.1.Application Fees. Marriott acknowledges and agrees that no application fees are owed with respect to the Properties at any time.
4.2.Royalty Fees. For each month during the Term, (a) beginning with the month in which the Initial Onboarding Date occurs and ending with the month in which the first Property’s Initial Availability Date occurs, Sonder will pay Marriott a fee in the amount of $[**], and (b) beginning with the month in which the first Property’s Initial Availability Date occurs, Sonder will pay Marriott a fee for each Property in an amount equal to (i) the Gross Rooms Revenue of such Property for such month multiplied by (ii) the percentage for such Property set forth in the table in Item 1 of Exhibit A under the column with the heading “% Gross Rooms Revenue” (clauses (a) and (b) collectively, the “Royalty Fees”).
4.3.Sales and Marketing Charge. With respect to each Property, for each month during the Term, beginning with the month in which such Property’s Initial Availability Date occurs, Sonder will pay Marriott a fee in an amount equal to 1% of the Gross Rooms Revenue for such Property for such month (the “Sales and Marketing Charge”), which Marriott will use for the Marketing Activities. Marriott acknowledges and agrees that the Sales and Marketing Charge is part of the Program Services Contribution payable by Sonder, and in no event will there be any duplication of such charges to Sonder.
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4.4.Marriott Travel Costs. If Marriott requests, Sonder will reimburse Marriott for all Travel Costs for individuals designated by Marriott to conduct any training (beyond the initial training contemplated by Section 8.2.D that will occur at Marriott’s headquarters), BSA re-inspections, FLS audits (subject to the limitations set forth herein), audits in accordance with Section 7.13, or other services for the Properties that are requested by Sonder, which in each case will not exceed the amounts permissible under Marriott’s corporate travel policies. If a Property is not in a sold-out position, Sonder will provide complimentary lodging at the Property to such individuals while they are providing such services to the Property.
4.5.Other Fees, Charges and Costs. Sonder will pay Marriott for any goods or services purchased, leased or licensed by Sonder from Marriott related to purchasing, installing and upgrading any Electronic Systems. Marriott may change the fees, charges and costs related to purchasing, installing and upgrading any Electronic Systems reflect any change in (i) the costs of providing, or the scope of, the relevant goods, programs or services; (ii) the method Marriott uses to determine allocation of the applicable charges; or (iii) the competitive needs of Marriott Lodging Facilities, and Sonder will be bound by any such changes, provided that such changes apply to all or substantially all franchisees of Comparable Properties.
1.1.Timing of Payments and Performance of Services.
A.    Timing of Payments. The monthly payments of Royalty Fees and Program Services Contribution (which includes, without duplication, the Sales and Marketing Charge) are due within 30 days after the end of each month. All other payments owed by Sonder or Marriott are due within 30 days after receipt of the invoice for such payments. All payments will be made in immediately available funds, at the location and in the manner designated by the receiving party (which in the case of Marriott as receiving party may include payment through electronic funds transfers or centralized payment processing programs as specified by Marriott, in which case Sonder will execute any reasonable and customary documents, pay any reasonable and customary fees and costs, and take any other reasonable action required by Marriott to effect such payment).
B.    Affiliates and Designees. Any service or obligation of Marriott or Sonder under this Agreement may be performed by a respective Affiliate or designee of such party, provided that (i) Marriott or Sonder, as applicable, will remain ultimately responsible for such service or obligation. Marriott may designate that payment be made to the Person performing the service and (ii) Marriott will not delegate responsibility for any service or obligation to an Affiliate or designee that is performing such service or obligation only or primarily for Sonder and not for other owners, licensees or franchisees of Marriott Products. Any reference in this Agreement to Marriott or Sonder concerning payments or performance of services includes such Affiliates and designees. Any designation for the performance of services will not relieve Marriott or Sonder of any of their obligations under this Agreement.
C.    Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, (i) [**], Marriott may, on a monthly basis, set-off or deduct any amounts owed to Marriott or any of its Affiliates by Sonder or any of its Affiliates for such month or any prior month from amounts that would otherwise be payable to Sonder or a Covered Sonder Party under this Agreement (but Marriott may not set-off or deduct against future amounts).
4.6.Interest on Late Payments. Sonder will pay interest on any amount that is not paid when due. Interest will accrue at an annual rate equal to the Prime Rate plus three percentage points compounded monthly (or, if less, the maximum interest rate permitted by Applicable Law) from the
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date such overdue amount was due until paid. Marriott’s right to receive interest is in addition to any other remedies Marriott may have.
4.7.Key Money.
4.7.1.Payment of Key Money. Marriott will, provided there is no monetary Default by Sonder under Section 18.2.B.3 for payment of amounts owed to Marriott Parties, no Default by Sonder due to a Bankruptcy Action under Section 18.2.A.2, and no Default by Sonder for a breach of Section 3.1.B, (each, a “Critical Default”) pay Sonder $15,000,000 (“Key Money”) in consideration for Sonder’s execution of this Agreement, conversion and operation of all the Properties for the Term, as follows: (i) $7,500,000 of such Key Money will be paid within 3 days after the earlier of (x) the day the Initial Onboarding Date occurs, and (y) December 31, 2024 (the “First Portion of Key Money”), and (ii) $7,500,000 of such Key Money will be paid within 3 days after the earlier of (x) the Go-Live Date, and (y) March 31, 2025 (the “Second Portion of Key Money”). Marriott will not have the right to set-off or deduct from any Key Money payable under this Section 4.8 for any amounts. If there is a Critical Default at the time the First Portion of Key Money and/or Second Portion of Key Money, as applicable, is payable to Sonder, then the First Portion of Key Money and/or Second Portion of Key Money, as applicable, will be paid by Marriott within 3 days after Marriott has confirmed that Sonder has cured all such Critical Defaults and there are no further uncured Critical Defaults by Sonder at such time.

4.7.2.Holistic Capital Solution. Notwithstanding Section 4.8.A, Marriott will not be required to make the payment of (i) the First Portion of Key Money until Sonder has provided evidence reasonably satisfactory to Marriott that Step 1 of the Holistic Capital Solution has been completed, and (ii) the Second Portion of Key Money until Sonder has provided evidence reasonably satisfactory to Marriott that both Step 1 and Step 2 of the Holistic Capital Solution have been completed.

4.7.3.Repayment of Key Money. If (i) this Agreement is terminated for any reason, then Sonder will reimburse to Marriott, before the effective date of the termination, an amount equal to (x) the amount of Key Money, divided by (y) the number of months from the date the Key Money was paid until the last day of the Term multiplied by (z) the number of months remaining in the Term as of the date of termination of the Agreement (such reimbursement amount, the “Unamortized Key Money”).

4.8.Program Services Contribution.
A.    Program Services. With respect to each Property, beginning on such Property’s Initial Availability Date, Sonder will pay Marriott each month the Program Services Contribution for such Property. The amount of the Program Services Contribution for each Property as of the Effective Date is set out in Item 2 of Exhibit A. Marriott will use the Program Services Contribution to fund certain mandatory programs and services for the Collection that Sonder would otherwise be required to pay for separately (“Program Services”), which include, to the extent described in the applicable Disclosure Document and in Exhibit C:
1.    development, modification, maintenance, support, administration and operation of certain mandatory Electronic Systems, including the Reservation System;
2.    development, operation, administration and oversight of certain other mandatory programs and services; and
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3.    the retention or employment of personnel, consultants and other professionals to assist in the development, implementation and administration of Program Services, including collection and accounting of the Program Services Fund, as well as overhead, other costs incurred in providing Program Services, and the reimbursement of capital invested in the development of such Program Services, together with costs incurred by Marriott to finance such capital.
Unless otherwise determined by Marriott, Program Services do not include services or costs relating to the purchase, installation or deployment of, or training for, any Electronic System.
B.    Intentionally Omitted.
C.    Permitted Changes. Marriott may at any time: (i) change the method of funding Program Services (including by establishing methods of funding Program Services other than by the Program Services Contribution); (ii) modify Program Services; (iii) change the programs and services covered by the Program Services Contribution; (iv) change the amount of the Program Services Contribution or the method of calculation of the Program Services Contribution; (v) merge or operate the Program Services Fund together with program services funds used to benefit other Marriott Products; or (vi) discontinue the use of the Program Services Contribution to fund any one or all mandatory programs or services for the Collection, and Sonder will be bound by any such changes, provided that (a) such changes apply to all or substantially all franchisees of Comparable Properties, and (b) with respect to clause (iv), any change of the amount of the Program Services Contribution (or any change to the Sales and Marketing Charge) will be proportional to the change in the amount of the program services contribution (or, as applicable, any change to the marketing fund contribution) paid by franchisees of Comparable Properties. For illustrative purposes only, if the first increase in the per Guestroom charge for Comparable Properties after the Effective Date is from $55 to $60 (a 9.1% increase), the per Guestroom charge in the Program Services Contribution for the Hotel Properties would also increase by 9.1% (from $55 to $60) and the per Guestroom charge in the Program Services Contribution for the Apartment Properties would increase by 9.1% from $60 to roughly $65.45.
D.    Benefits. Marriott may use the Program Services Fund to cover the costs of Program Services for the Collection as a whole, other Systems, and other Marriott Products. Marriott has no obligation to ensure that any particular Property benefits from Program Services on a pro-rata or other basis or that the Collection will benefit from Program Services proportionate to the Program Services Contribution paid by Sonder.
E.    No Fiduciary Duty. Marriott and its Affiliates do not hold the amounts collected for the Loyalty Chargeout, Program Services Contribution or Sales and Marketing Charge as a trustee or as trust funds and have no fiduciary duty to Sonder for such funds. The Loyalty Chargeout, Program Services Contribution and Sales and Marketing Charge may be commingled with other money of Marriott and its Affiliates and used to pay all costs, including administrative costs, salaries and overhead, and collection and accounting costs, incurred by Marriott or any of its Affiliates. Marriott or its Affiliates may: (i) loan money for Program Services and Marketing Activities and charge interest on any such loan; and (ii) use the Loyalty Chargeout, Program Services Contribution or Sales and Marketing Charge to repay any such loan plus interest.
F.    Other Mandatory Services and Trigger Fees. In addition to the Program Services, Sonder will participate in (a) the programs and services forth in Exhibit N, and (b) the Collection Learning and Development Bundle (collectively, the “Mandatory Services”) in consideration for which Sonder will pay to Marriott the then-current cost of, or fees owed in connection with, such
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Mandatory Services provided by Marriott (as set forth in the then-current applicable Disclosure Document). Sonder will also pay the then-current amount (as set forth in the then-current applicable Disclosure Document) for any fees that are triggered based on the occurrence of certain events, such as non-compliance with the Best Rate Guarantee Program or the cost of background checks on New Owners (collectively, the “Trigger Fees”). Marriott may at any time: (i) modify Mandatory Services or Trigger Fees; (ii) change the costs of, or the amounts of any fees owed in connection with, any Mandatory Services or the amounts of any Trigger Fees; or (iii) discontinue or add any Mandatory Services or Trigger Fees, and Sonder will be bound by any such changes, provided that such changes apply to all or substantially all franchisees of Comparable Properties.
G.    Optional Services. Marriott will make certain other programs and services available to each Property that it makes available to Comparable Properties (as applicable, the “Optional Services”). To the extent Sonder elects to participate in any Optional Services in accordance with the following sentence, in consideration for such Optional Services, Sonder will pay to Marriott the then-current cost of such Optional Services provided by Marriott (as set forth in the then-current applicable Disclosure Document). Sonder will have the right (in its sole and absolute discretion), but not the obligation, to participate (opting in or out on an annual basis) in any one or more of such Optional Services made available by Marriott. The list of available Optional Services as of the Effective Date is set forth in the applicable Disclosure Document.
5.INITIAL WORK, RENOVATION AND MAINTENANCE
5.1.Number of Guestrooms. Sonder represents and warrants to Marriott that each Property has the number of Guestrooms stated in Attachment Two and Attachment Three to Exhibit A, as applicable, as of the Effective Date. Sonder will provide Marriott written notice annually within 30 days after the end of each calendar year of any changes to the number of Guestrooms for any Property, which changes will be documented by the parties in an amendment to this Agreement.
5.2.Scope of Work. Sonder will complete (A) the initial work required for the Properties to comply with the FLS Standards, (B) the installation of the Electronic Systems as set forth in Section 7.2, and (C) the installation of the required signage for each Property, in each case, as described on Attachment Four to Exhibit E (collectively, the “Scope of Work”) in accordance with the terms and conditions set forth on Exhibit E.
5.3.Maintenance and Repair. Sonder will maintain each Property in conformity with Applicable Law, the Sonder Standards and the FLS Standards. Sonder will make repairs, alterations and replacements to the Properties as required by the Sonder Standards and the FLS Standards. Sonder will not make any material alterations to any Property to the extent such alterations would cause the Property to not comply with the FLS Standards without Marriott’s prior consent, unless such alterations are required by Applicable Law or for the continued safe and orderly operation of the Property. Sonder will notify Marriott in writing of any material alterations to any Property. Marriott acknowledges and agrees that the timing of and decisions made in connection with the maintenance, repairs, alterations, renovations and replacements to the Property(ies) or portions thereof will be made by Sonder in Sonder’s sole and absolute discretion (but, notwithstanding such discretion, all such timing and decisions must comply with the Sonder Standards and the FLS Standards).
5.4.Renovations.
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5.4.1.Periodic Renovations. Sonder will start and complete the periodic renovation of all Guestrooms and Public Facilities at each Property in accordance with the Sonder Standards and the FLS Standards, including replacing Soft Goods and Case Goods periodically as determined by Sonder in accordance with the Sonder Standards (“Periodic Renovations”). If Sonder performs any (i) material construction work or renovations or refurbishment of the Guestrooms within a Property, or (ii) work that might impact fire protection and life-safety within a Property, Sonder will, in connection with any such work, provide prior notice to Marriott and copies the relevant Plans, which will set out the general timeline for such work, the areas of the Property that will be affected by the construction or renovation work, and any impacts to fire protection and life-safety systems required by the FLS Standards. All such construction work, renovations or refurbishment must comply with the FLS Standards. Upon completion of all such construction work, renovations or refurbishment, Sonder will send notice to Marriott confirming that such Property complies with the FLS Standards and the fire protection and life safety systems of such Property are operational. Such certifications must be issued by a third-party licensed fire protection engineer, engineer, or recognized expert consultant on fire and life safety requirements that has been reasonably approved by Marriott.

5.4.2.Compliance with Applicable Law. Sonder and its Affiliates (and not Marriott or its Affiliates) are responsible for ensuring that all Plans comply with Applicable Law, including Accessibility Requirements. Marriott and its Affiliates will have no liability or obligation concerning the means, methods or techniques used in constructing or renovating any Property.

5.5.Design. Marriott does not specify or have the right to specify the Design of the Properties in the Collection Standards, it being agreed that Sonder solely has the right to specify the Design for the Properties and Sonder is responsible for creating and maintaining an identifiable Design for the Properties, in each case, in Sonder’s sole and absolute discretion.
5.6.New Properties. Sonder acknowledges and agrees that the terms of Exhibit I will apply for New Properties added to the Collection and this Agreement.
5.7.Threat Assessment. The Sonder Parties will comply with the Threat Assessment requirement of the Security Standards, provided that Sonder may request in writing exemptions for certain Properties and Marriott will reasonably consider such requests taking into account the size of the Property. Sonder will use good faith efforts to implement the best practices recommended by the Security Standards.
6.ADVERTISING AND MARKETING; PRICINGS, RATES AND RESERVATIONS
6.1.Sonder Marketing.
A.    Sonder Marketing. The Sonder Parties will undertake advertising, marketing, promotional, sales and public relations programs and activities for the Properties, including preparing and using any Marketing Materials (“Sonder Marketing”), to the extent and as it may elect to do so from time to time in its sole and absolute discretion. Any Sonder Marketing that uses the Marriott Proprietary Marks must be conducted in accordance with Section 6.1.B, the Data Privacy Standards, and the IP Standards.
B.    Use of Signs and Marketing Materials. To the extent the Marketing Materials will display the Marriott Proprietary Marks, the Sonder Parties will use such signs and other Marketing Materials that display the Marriott Proprietary Marks only in the places and manner (1) reasonably
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approved by Marriott and in accordance with the IP Standards and the Data Privacy Standards, or (2) consistent with prior approvals by Marriott with respect to such Marketing Materials that display the Marriott Proprietary Marks. Sonder will deliver samples of Marketing Materials not provided by Marriott and obtain prior approval (not to be unreasonably withheld, conditioned or delayed) from Marriott before any use (other than to the extent consistent with previously approved Marketing Materials). Marriott will respond to any request by Sonder for approval of such Marketing Materials contemplated by this Section 6.1.B within 30 days after request. If Marriott fails to approve or disapprove such Marketing Materials within such 30 day period, the Marketing Materials will be deemed to have been approved by Marriott. If Marriott withdraws its approval upon written notice to Sonder, the Sonder Parties will promptly stop using such Marketing Materials. Any Marketing Materials developed by the Sonder Parties may solely be used by the Marriott Parties with respect to the Properties or the Collection, unless otherwise approved by Sonder in its sole and absolute discretion.
C.    Marketing Complaints. The parties will work in good faith to cease or modify advertising or marketing activities that are the subject of complaints by the Federal Trade Commission or other relevant governmental authorities or a material number of customer complaints.
D.    Pre-Arrival and Post-Stay Communications. The volume, cadence, and method of pre-arrival and post-stay emails to guests who booked through Marriott Channels will be mutually agreed by the parties.
6.2.Marriott Marketing.
A.    Marketing Activities. Subject to Section 6.2.E, to promote general public recognition of the Marriott Proprietary Marks, the Collection and the Properties, Marriott may undertake the following activities as it may elect to do so from time to time in its sole and absolute discretion at no additional cost to the Sonder Parties beyond the Sales and Marketing Charge (the “Marketing Activities”):
1.    brand strategy and brand development activities;
2.    the creation, production, placement and distribution of Marketing Materials in any form of media;
3.    advertising, marketing, promotional, public relations, inventory management, reservation activities and sales campaigns, programs, sponsorships, seminars and other sales activities;
4.    market research and oversight and management of the guest satisfaction program and the Marriott Loyalty Program;
5.    the retention or employment of personnel, advertising agencies, marketing consultants and other professionals to assist in the development, implementation and administration of any such activities; and
6.    development, modification, maintenance, support, administration and operation of the websites, applications, software and related technologies used to promote the Properties and other Marriott Products.
These activities may be conducted on a local, regional, national, continental, international or Category basis. Marriott may modify the Marketing Activities from time to time.
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B.    Permitted Changes. Subject to Sections 6.2.D and 6.2.E, Marriott may (i) change the local, country, regional, continental or international scope of the Marketing Activities; (ii) merge or use the amounts received from the Sales and Marketing Charge together with marketing funds used to benefit other Marriott Products; or (iii) discontinue any Marketing Activities.
C.    Collection Launch. Marriott and Sonder will work together to develop a comprehensive strategy to market the launch of the Collection, including email marketing, social media activation, global sales organization activation, and promotion on Marriott’s and Sonder’s digital channels.
D.    Brand Bar. Subject to the following sentence and Section 10.5.E, Marriott will include the name of the Collection on Marriott’s brand bar (the “Brand Bar”) as “Sonder” so long as the Brand Bar continues to exist (and, should the Brand Bar be discontinued, the Collection will be treated on the same basis as other properties operating under comparable Marriott Brands); provided, however, the parties will mutually agree on representation across various platforms with the goal of not modifying Sonder’s logo, or property names or similar identifiers for any of the Properties. Notwithstanding anything to the contrary herein, in no event will Sonder or any Sonder Party be obligated to modify any logo, property names or similar identifiers for any of the Properties other than pursuant to Section 10.5.E. If at any time the number of aggregate Guestrooms at the Properties falls below 5,000 Guestrooms, Marriott will have the right to require the Properties to be branded under appropriate Marriott Brands selected by Marriott in its Reasonable Business Judgment, provided that, unless otherwise agreed by Marriott and Sonder at such time, the terms and conditions of this Agreement (including the fees, charges and costs payable under Article 4) will not be adjusted as a result thereof except that (1) notwithstanding the terms of Exhibit D, the Loyalty Chargeout for each Property will be set as the applicable amount for the selected Marriott Brand for such Property, and (2) notwithstanding the terms of Section 4.3, the Sales and Marketing Charge for each Property will be set as the applicable amount of the then-current marketing fund contribution for the selected Marriott Brand for such Property.
E.    Use of Marketing Materials. The Marriott Parties will use Marketing Materials that display or contain the Sonder Proprietary Marks or reference any of the Sonder Parties only in the places and manner (1) reasonably approved by Sonder and in accordance with Sonder’s standards (to the extent communicated to Marriott in writing) or (2) consistent with prior approvals by Sonder with respect to such Marketing Materials. Marriott will deliver samples of Marketing Materials that display or contain the Sonder Proprietary Marks or reference any of the Sonder Parties and are not provided by Sonder and obtain prior approval (not to be unreasonably withheld, conditioned or delayed) from Sonder before any use (other than to the extent consistent with previously approved Marketing Materials). Sonder will respond to any request by Marriott for approval of such Marketing Materials contemplated by this Section 6.2.E within 30 days after request. If Sonder fails to approve or disapprove such Marketing Materials within such 30 day period, the Marketing Materials will be deemed to have been approved by Sonder. If Sonder withdraws its approval upon written notice to Marriott, the Marriott Parties will promptly stop using such Marketing Materials. Any Marketing Materials developed by the Marriott Parties may solely be used by the Sonder Parties with respect to the Properties or the Collection, unless otherwise approved by Marriott in its sole and absolute discretion.
F.    Additional Marketing Programs. Sonder may elect to participate in optional Additional Marketing Programs in its sole and absolute discretion. Sonder will pay for Additional Marketing Programs in which it participates on the same basis as other participating Comparable Properties.
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6.3.Marriott Loyalty Program. Sonder will cause the Properties and the applicable Sonder Parties to participate in the Marriott Loyalty Program in accordance with the terms and conditions of Exhibit D.
6.4.Inventory, Pricing, Rates and Reservations.
A.    Pricing and Rates. Sonder is responsible for setting its own prices and rates for Guestrooms and other products and services at the Properties, including determining any prices or rates that appear in the Reservation System. Marriott may, however: (i) prohibit certain types of charges or billing practices that Marriott reasonably determines are misleading or detrimental to the Collection or the Marriott Parties, including price-gouging or incremental fees for services that guests would normally expect to be included in the Guestroom charge (excluding early check-in fees, no-show fees, early departure fees, late check-out fees, attrition or cancellation fees, and, to the extent approved by Marriott in writing, resort fees or destination fees, which the parties agree will be excluded from this clause (i)); or (ii) impose other pricing requirements required by Applicable Law or as set forth in the Standards that apply for substantially all franchised Marriott Lodging Facilities in the same Category as the Properties. Sonder will comply with Marriott’s Best Rate Guarantee and Explore programs.
B.    Pricing Recommendations; Participation in Programs. Marriott may recommend prices or rates for the products and services offered by the Sonder Parties or participation in various sales or inventory management programs or promotions offered by Marriott. Marriott’s recommendations are not mandatory; the Sonder Parties have sole authority to determine and are ultimately responsible for determining the prices or rates at which they offer their products and services, and Marriott’s recommendations are not a representation or warranty by Marriott that the use of such recommended prices or rates will produce, increase, or optimize Sonder’s profits. Marriott will have no liability for any such recommendations, including those made in connection with any sales activity or Inventory Management. Marriott may require Sonder to participate in Inventory Management (as of the Effective Date, One Yield) or may act as Sales Agent for Sonder. If Marriott is deemed to be acting as Sales Agent for a Sonder Party, such Sonder Party consigns Property inventory to Marriott, and such Sonder Party retains all risk of loss of unsold inventory or inventory sold at a reduced price.
C.    Honoring Reservations. During the Term, the Sonder Parties will provide prices and rates for the Properties for use in the Reservation System in accordance with Section 6.4.A. The Sonder Parties will: (i) honor any prices, rates or discounts that appear in the Marriott Channels; (ii) honor all reservations made through the Marriott Channels or that are confirmed; and (iii) not charge any Property guest a rate higher than the rate specified for the Property guest’s reservation in the Reservation System or, if not made through the Reservation System, in the reservation confirmation or contract entered into by Sonder (other than as a result of modifications to such reservation).
6.5.Marriott Distribution Agreements. To the extent permitted under Marriott’s agreements with online travel agencies such as Expedia.com and Booking.com (the “Marriott OTA Agreements”), Sonder will have the option, in its sole discretion, to participate in the Marriott OTA Agreements. Such option may be exercised by Sonder annually or at such other times as permitted under the Marriott OTA Agreements, and only with respect to all Marriott OTA Agreements collectively [**]. If Sonder exercises its option to cause the Properties to participate in the Marriott OTA Agreements, (i) all Properties must participate in all Marriott OTA Agreements, (ii) Sonder will not enter into and will not permit any Property to participate in any third party distribution agreement other than the Marriott OTA Agreements except as permitted under, and in accordance with, the Distribution Standards, and (iii) Sonder will, and will cause the Owners and Properties to, comply with
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the terms of the Marriott OTA Agreements, to the extent the applicable terms of the Marriott OTA Agreements have been communicated by Marriott to Sonder in writing.
6.6    Property Names. The parties agree that the names of each Property will be updated to include a designation denoting whether such Property is an Apartment Property or Hotel Property and, in this regard, the parties, working through the JOC, will work together to determine the appropriate language to be included in the updated names of each Property prior to each Property’s Initial Availability Date.

6.7    Home Rental Properties. For any Properties that are located within what would typically be considered a single-family home, townhome, or similar single-building dwelling (“Home Rental Properties”), Marriott may elect to exclude such Home Rental Properties from the Collection and, subject to compliance with the terms and conditions of Marriott’s Homes & Villas platform, include such Home Rental Properties on Marriott’s Homes & Villas platform instead. In this regard, the parties will work together through the JOC between the Effective Date and each Property’s Initial Availability Date to determine which Properties will be designated as Home Rental Properties.

7.ELECTRONIC SYSTEMS
7.1.Limited Grant and Term. Marriott grants to Sonder and the applicable Sonder Parties a limited, non-exclusive license to use the Electronic Systems. For each Electronic System, the license begins on the date it is installed and ends on the earlier of the date when (i) such Electronic System is no longer used as part of the Collection or (ii) this Agreement terminates or expires.
7.2.Systems Installation and Use.
Sonder will (or will cause the applicable Sonder Party to), at its cost, obtain, install, maintain, use and replace at the Properties all mandatory Electronic Systems (and optional Electronic Systems that Sonder elects in its sole and absolute discretion to use) in compliance with the Standards that apply to all or substantially all franchised Marriott Lodging Facilities. Sonder will use the Electronic Systems exclusively for marketing (after conferring with the JOC) and operating each Property under this Agreement and will pay all Electronic Systems Fees (some of which will be paid as part of the Program Services Contribution). Sonder will (i) not use the Electronic Systems for any purpose except for the benefit of the Properties and the Collection, and (ii) take any other actions required to protect the Electronic Systems and the data stored or communicated via the Electronic Systems. The Electronic Systems that are proprietary to Marriott and its Affiliates or third party vendors, as applicable, will remain their sole property, and Sonder will not contest such ownership.
7.3.Reservation Systems.
    A.    Reservation System. Marriott will (i) starting on the Initial Onboarding Date, list Sonder on the Brand Bar with a redirect to Sonder.com (provided that Marriott will use reasonable efforts to list Sonder on the Brand Bar with a redirect to Sonder.com within 90 days after the Effective Date), and (ii) starting on each Property’s Initial Availability Date, make the Reservation System available to such Property. Starting on each Property’s Initial Availability Date, Sonder will cause such Property to participate in the Reservation System in accordance with the Distribution Standards, Data Privacy Standards, and this Agreement. Marriott is not required to make the Reservation System available to the Properties for any reservations occurring after the expiration or termination of this Agreement.
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    B.    Sonder Reservations. Marriott hereby acknowledges that, as of the Effective Date, Sonder accepts reservations for the Properties through a separate reservation system for Sonder and its Affiliates (the “Sonder Reservation System”). Sonder will have the right to continue to accept reservations through the Sonder Reservation System for each Property from the Effective Date until such Property’s Initial Availability Date; provided, however, that beginning on the Initial Onboarding Date all revenue resulting from reservations booked through the Sonder Reservation System will be included in Gross Rooms Revenue. Beginning on the Go-Live Date and throughout the remainder of the Term, Sonder will not accept reservations through the Sonder Reservation System until such time as Sonder has notified Marriott in writing that it intends to add a “shop and book” feature on Sonder’s Website (the “Storefront”) and the parties have entered into an amendment to this Agreement to allow the Storefront and update certain provisions related to the Storefront, including integration costs, parity requirements, and Sections 7.3, 11.2, 11.3, and 18.3; provided, however, notwithstanding the foregoing, Sonder will have the right to continue to accept reservations through the Sonder Reservation System for any Property that has not yet had an Initial Availability Date.
    C.    Transition. The parties agree to cooperate and work together to transition all Properties onto the Electronic Systems (the “Transition”) by the Go-Live Date in accordance with the terms of Exhibit E.
7.4.Sonder Application. Until such time as there is an Electronic System available to the Properties to complete Guest ID verification, Marriott acknowledges and consents to Sonder’s utilization (including such utilization in connection with the Properties) of Sonder’s web application for purposes of Guest ID verification at the Properties (the “Sonder Application”). All use of the Sonder Application must comply with the Data Privacy Standards and Marriott will have the right to require Sonder to cease using the Sonder Application at any time that the Sonder Application does not meet the Data Privacy Standards.
7.5.Counseling and Advisory Services. Upon request from Sonder, Marriott will make representatives available at Marriott’s designated offices or at the Properties to consult with Sonder about the Electronic Systems at the Properties. Marriott may require Sonder to pay the Travel Costs of such representatives who consult at the Properties at the request of Sonder pursuant to this Section 7.5.
7.6.Modification of Electronic Systems. The Electronic Systems may be modified, enhanced, replaced or become obsolete, and new Electronic Systems may be created to meet the needs of the Collection, the Systems and continual changes in technology and Sonder will sign any standard and customary documents reasonably required by vendors of Electronic Systems setting forth the terms applicable to any such modified or new Electronic Systems; provided, however, that Sonder will comply with such modifications and new Electronic Systems to the extent the same apply to all or substantially all Comparable Properties.
7.7.Access to Information. Subject to Article 11, Marriott may access the information contained in the Electronic Systems and Sonder will take all actions reasonably necessary to provide such access. Marriott and its Affiliates and Sonder and its Affiliates may use any information contained in or obtained through the Electronic Systems, including Guest Personal Data, in each case subject to, and in accordance with, Sections 11.2 and 11.3. Marriott may suspend Sonder’s, any individual Property’s, or any individual Owner’s access to any Electronic Systems (a) to the extent reasonably required to protect Sonder Intellectual Property, Marriott Intellectual Property, the Electronic Systems or the intellectual property of third party vendors, or comply with Applicable Law, or (b) upon any breach of this Agreement by a Sonder Party or Owner, or, with respect to an Operated Property, the
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Operated Property Owner’s breach of the Electronic Systems License Agreement. Marriott will use reasonable endeavors to resume access as soon as the applicable threat to Sonder Intellectual Property, Marriott Intellectual Property, the Electronic Systems or the intellectual property of third party vendors, Applicable Law, breach of this Agreement by a Sonder Party, or breach of the Electronic Systems License Agreement by an Operated Property Owner is cured or otherwise resolved; provided, however, that Marriott may not treat Sonder, any Property or any Owner inconsistently as compared to Marriott’ s treatment of other owners, licensees and franchisees of Marriott Lodging Facilities in similar situations.
7.8.Support Services. Marriott will use reasonable endeavors to maintain and support the Electronic Systems, including the Reservation Systems (the “Support Services”) during the Term at its sole cost and expense. The Support Services may be provided by Marriott, its Affiliates, or third party vendors.
7.9.Confidentiality Obligations. Sonder will treat the Electronic Systems as Marriott’s Confidential Information under this Agreement. Sonder will ensure that only authorized Persons have access to the Electronic Systems, and the Electronic Systems are only used for their intended purpose. Sonder will not, without the consent of Marriott or any third party vendor, copy, reverse engineer, modify, or provide unauthorized access to the Electronic Systems or any of its components. Sonder will not attempt to disregard or circumvent any measures used by Marriott to safeguard the Electronic Systems and the Marriott Intellectual Property.
7.10.Third Party Vendors. To the extent disclosed to Sonder in writing, Sonder will comply with the terms of any license for any of the Electronic Systems provided by a third party vendor. Sonder may be required to enter agreements with third party vendors and comply with any privacy and security standards to obtain access to certain Electronic Systems. Any third party vendor will have the right to enforce such terms directly against Sonder. Marriott will have no liability for Sonder’s use of any Electronic System provided by a third party vendor.
7.11.Preferred Vendors. Marriott may designate a third party vendor of Electronic Systems as a preferred vendor and require Sonder to use Electronic Systems provided by such vendor provided that such Electronic Systems are required to be used by all Comparable Properties.
7.12.No Endorsement or Warranty. Marriott does not endorse or make any representation or warranty about any Electronic System provided by third party vendors, including preferred vendors. Marriott provides the Electronic Systems and the Support Services on an as-is basis. Marriott disclaims all warranties, express or implied, including, the implied warranties of merchantability, fitness for a particular purpose, custom or usage in the trade, related to Sonder’s use of the Electronic Systems and the Support Services.
7.13.Technology Audit. At Marriott’s reasonable request, and subject to the terms of any applicable Lease, Sonder will provide Marriott and its authorized representatives access to any facility or system from which Sonder, or any of its Affiliates or agents has installed or is accessing the Electronic Systems, and to any data and records relating to the Electronic Systems, solely to the extent reasonably required for audit purposes to confirm that Sonder is complying with the terms of this Section 7 and the Data Privacy Standards. Sonder will cooperate in and provide any assistance reasonably required for such audits (in each case at no out-of-pocket cost or expense to Sonder).
7.14.Limitation on Liability. Marriott is not liable for any damage arising out of the use or failure of any Electronic Systems or Support Services, including corruption of data, and Sonder waives
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any right to, or Claim of, any exemplary, incidental, indirect, special, consequential, or other similar damages (including loss of profits) related to the use or failure of Electronic Systems or Support Services (including to the extent affecting the Transition), even if Marriott has been advised of the possibility of such damage or failure. To the extent permissible, Marriott will use reasonable endeavors to make available for Sonder any warranties or other similar protections provided by Marriott’s vendors for the Electronic Systems.
7.15.Software License Rights on Termination. Generally, the Software that Sonder will purchase through Marriott is not assignable to Sonder on termination of this Agreement (“Non-Assignable Software”). When this Agreement terminates, Sonder will cease use of the Non-Assignable Software. At Sonder’s request, Marriott will use reasonable endeavors to facilitate the assignment of any Software that is assignable (“Assignable Software”). Promptly after the termination or expiration of this Agreement, Sonder will delete both Assignable Software and Non-Assignable Software obtained through Marriott. Sonder may reinstall Assignable Software using copies obtained by Sonder directly from the vendor.
8.PROPERTY OPERATIONS
8.1.Management. Each of the Properties will be operated by (i) Sonder (or an Affiliate of Sonder), or (ii) solely with respect to any New Property that is a Sonder Controlled Property, a Management Company reasonably approved in writing by Marriott. Any proposed Management Company to be engaged by a Sonder Party to operate a Sonder Controlled Property must, before taking over operations of such Sonder Controlled Property, execute and deliver to Marriott a Management Company Acknowledgment as contemplated by Section 1.5.A.
8.2.Employees.
A.    Property Staffing. Subject to compliance with the Collection Standards, Sonder will determine the appropriate staffing levels at the Properties in its sole and absolute discretion.
B.    Property Employment Matters. All employment decisions at the Properties will be made solely by Sonder, its Affiliate, or the Management Company. Marriott does not have any right to direct or control the employment policies or decisions for the Properties. All employees at the Properties are solely employees of Sonder, its Affiliate, or the Management Company, not Marriott. Neither Sonder nor its Affiliates are Marriott’s agent for any purpose with regard to employees at the Properties.
C.    Communication with Managers. Marriott may communicate directly with the managers at the Properties about day-to-day operations of the Properties and Marriott may rely on such statements of the managers. Such communications will not affect the requirements of Section 24 or Section 26.7. Marriott will under no circumstances direct or control such Property operations.
D.    Training. The Properties will at all times be managed by personnel who have successfully completed all mandatory training related to the Marriott Loyalty Program and the applicable training portions of the Collection Learning and Development Bundle, which training materials will be provided by Marriott to Sonder and Sonder will be responsible for performing such training. Marriott will provide the initial training materials prior to the Initial Onboarding Date at its sole cost. Marriott may offer optional training related to operating Properties, in which Sonder may elect to have personnel participate in its sole and absolute discretion. All initial training costs, including any tuition, supplies, and allocations of internal costs and overhead of Marriott and its Affiliates for any training, will be paid by
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Marriott. All initial training will occur at Marriott’s headquarters. Any future training costs in which Sonder elects, in its sole and absolute discretion, to participate in, will be paid by Sonder.
8.3.Prohibited Activities.
A.    Prohibited Activities. Sonder will not, without Marriott’s prior approval: (i) knowingly permit gambling to take place at any Property or use any Property for any casino, lottery, or other type of gaming activities, or directly or indirectly associate with any gaming activity; (ii) knowingly permit adult entertainment activities at any Property; or (iii) knowingly permit the following activities at any Property: (1) selling, leasing, exchanging, displaying, advertising or otherwise offering sexually explicit, pornographic or obscene materials or services; (2) the operation of a sexually oriented massage parlor, gentleman’s club or strip club; or (3) selling illegal drugs or related paraphernalia. Sonder will not enter into a lease or rental agreement with any Property guest and will use commercially reasonable efforts, in accordance with Sonder’s current practices, to prevent the establishment of a landlord/tenant relationship with any Property guest under Applicable Law.
B.    Vacation Club Products. Sonder will not (and will not permit any other party to) operate, advertise or sell Vacation Club Products or any similar product sold on a periodic basis (including those which Sonder or its Affiliates operate or in which they have an Ownership Interest) at any Property, unless the Vacation Club Product or similar product is operated under a trade name or trademark owned by Marriott or any of its Affiliates.
C.    Inspection Rights. Sonder will, subject to the terms of any applicable Lease, permit Marriott’s representatives to enter and inspect the Properties at all reasonable times to confirm that Sonder is complying with the terms of this Agreement and the Collection Standards, provided that (i) such inspections will be at Marriott’s cost to the extent not covered by the Program Services Contribution or otherwise specified to be at Sonder’s cost in this Agreement, (ii) except for audits under the Quality Assurance Program, Marriott will give at least 48 hours’ prior written notice to Sonder of any such inspection, and (iii) in conducting such inspections, Marriott will not unduly interfere with the operation of the Properties (and Marriott and its representatives will comply with Sonder’s (and its representative’s) reasonable requests with respect to such inspections to minimize such interference).
8.4.Additional Businesses.
8.4.1.Operation of Additional Businesses. To the extent that Sonder operates or engages a third party operate additional businesses, including restaurants and retail outlets (the “Additional Businesses”) within the same buildings as any Properties, Sonder will ensure that: (i) the design, construction, renovation and operation of the Additional Businesses comply with Applicable Law, the FLS Standards, and do not detract from the goodwill of the Marriott Proprietary Marks or pose a threat to public health or safety; (ii) the Additional Businesses do not use the Marriott Intellectual Property in any way; and (iii) the Additional Businesses are maintained and operated at a level consistent with the Collection Standards. Marriott may inspect, subject to the terms of the agreement with the third party, the Additional Businesses to confirm compliance with this Agreement at no out-of-pocket cost or expense to Sonder. The Additional Businesses are part of the Properties for purposes of Section 13.1 and Sonder will ensure that Marriott is included as an additional named insured on all insurance policies for the Additional Businesses. Notwithstanding anything to the contrary contained herein, but subject to Section 10.3, in no event will Marriott have the right to approve the operators or the brands of any Additional Businesses.

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8.4.2.Non-Permitted Uses. The Additional Businesses will not be used: (a) to store any hazardous materials, (b) as a laundry, dry cleaning establishment or laundromat, (c) as a medical emergency facility, (d) as a funeral parlor or mortuary, (e) as a store that primarily sells used, damaged, discontinued, or surplus merchandise, (f) as a convenience store or fast food restaurant, or (g) for any other use that is not consistent with the Collection Standards or that is prohibited at the Properties under Section 8.3.

9.COLLECTION STANDARDS
9.1.Compliance with the Collection Standards. Sonder will cause the Properties to comply at all times with the Collection Standards.
9.2.Modification of Certain Standards. Marriott and its Affiliates may modify the Data Privacy Standards, Distribution Standards, FLS Standards, IP Standards, Security Standards, Signage Standards, and the Quality Assurance Program, and such modifications may include materially changing, adding or deleting elements of such standards; provided, however, in no event will Sonder, any Sonder Party or the Properties be obligated to comply with the same unless (i) such modifications apply to all or substantially all franchised Marriott Lodging Facilities, or (ii) if solely relating to the Data Privacy Standards, such modifications to the Data Privacy Standards relate to technology and processes utilized by the Sonder Parties but not other Marriott Lodging Facilities. Notwithstanding anything to the contrary in this Agreement, Sonder [**] and, thereafter, Sonder will be obligated to make such updates to the Properties [**] (specifically and expressly excluding changes to the specific requirements outside of Module 14 that are set out in Exhibit F as of the Effective Date).
9.3.Joint Operating Committee.
A.    Within 90 days after the Effective Date, Sonder and Marriott will establish a joint operating committee (the “JOC”). The purpose of the JOC is to review and provide broad guidance on activities and developments related to this Agreement, and such other responsibilities as mutually agreed upon by the Sonder and Marriott (the “JOC Scope”). Examples of the JOC Scope include, but are not limited to, (i) an annual planning process under which Sonder will provide Marriott with visibility into upcoming construction work, renovations, refurbishments or FF&E replacements or refreshments at the Properties, (ii) brand and loyalty, (iii) distribution, (iv) operations, (v) marketing, (vi) co-marketing, (vii) accounting, and (viii) addition of New Properties as provided under Section 1.5.
B.    Sonder will appoint and maintain during the Term the Sonder Relationship Manager. Sonder will keep Marriott informed from time to time of the individual(s) designated as the Sonder Relationship Manager, and may also (or may not, in Sonder’s sole and absolute discretion), from time to time, authorize (by prior written notice) Marriott to communicate with certain management level employees at each Property as a point of contact for Property specific matters related to this Agreement (e.g., the president and/or general manager of a Property). Marriott will appoint and maintain during the Term the Marriott Relationship Manager. Marriott will keep Sonder informed from time to time of the individual(s) designated as the Marriott Relationship Manager.
C.    The JOC will consist of members from each of Sonder and Marriott with reasonably comparable levels of seniority and who have expertise in the areas of reservation systems, distribution, revenue management, brand, and hotel operations.  The heads of the JOC will be the Sonder Relationship Manager and Marriott Relationship Manager, who will each have authority for any decisions
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of the JOC for their respective party. Sonder and Marriott will endeavor to provide stability and continuity in the JOC positions. The JOC will hold regular meetings, no less frequently than on a quarterly basis or as otherwise agreed to by the Sonder and Marriott.  The JOC may meet in person or by telephone or videoconference; provided, that at least 1 meeting per year will be conducted in person and each party will take turns in deciding the venue, with Sonder having the right to choose the venue for the first annual meeting.
D.    Without in any manner limiting the rights of the Sonder and Marriott under this Agreement, including Section 8.2 and Section 23, the JOC will have authority (to the extent the proposed course of action has been approved by both the Sonder Relationship Manager and Marriott Relationship Manager) to act with respect to the day-to-day operations of the Properties and serve as a point of escalation for issues that arise and that fall within the JOC Scope; provided, however, for the avoidance of doubt, the JOC does not have any authority to modify this Agreement or authorize any activity that would be a violation of, or in any manner inconsistent with, the terms of this Agreement.
E.    If there is an event at any Property involving a serious and imminent threat to the health or safety of any Persons at such Property (a “Safety Threat”), or any other incident or matter concerning or related to any Property or the Collection that is likely to result in significant negative public attention directed at Sonder or Marriott (“Other Incident”), then Sonder will, to the extent reasonably practicable, (i) use good faith efforts to notify Marriott as soon as reasonably practicable of the (x) Safety Threat or (y) Other Incident and (ii) give good faith consideration to Marriott’s input with respect to such party’s press releases, interviews or public statements regarding such Safety Threat or Other Incident. Notwithstanding the previous sentence, Sonder will not be prohibited from issuing a public statement regarding such Safety Threat that complies with the terms of this Agreement.
9.4.Board Observer. For a period starting on the Effective Date and lasting until December 31, 2027, Marriott will have the right to appoint a representative of Marriott to attend all meetings of the Sonder board of directors or any committee thereof (collectively, the “Sonder Board”) as a non-voting observer (the “Observer”).  Marriott will choose the person serving as the Observer in its sole discretion, and will provide advance notice of such appointment and of any changes to such person.  The Observer will be permitted to attend (in-person or telephonically) all Sonder Board meetings in such capacity, and will receive advance notice of such meetings and copies of all materials provided in connection with such meetings, in each case, to the same extent as any other member of the Sonder Board.  The Observer will not be permitted to vote on any matter at Sonder Board meetings or request the preparation of any additional documents and will not be counted for the purposes of determining whether a quorum is present. The Observer may participate in discussions during any such meeting, provided that the Sonder Board will be under no obligation to take any action with respect to any proposals made or advice furnished by the Observer. The Sonder Board will have the right to exclude the Observer from any meetings or portions thereof or from access to any materials or portions thereof if the Sonder Board reasonably determines, after consultation with internal legal counsel, that such exclusion or withholding of materials is necessary to preserve attorney-client privilege.  The Observer will have a duty of confidentiality to Sonder comparable to the duty of confidentiality of any other member of the Sonder Board, provided that for the avoidance of doubt, in no event will the Observer be deemed to owe any
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fiduciary duties to any party, including without limitation Sonder, its Affiliates and its direct and indirect equity- or debt-holders.
10.TRADEMARKS AND INTELLECTUAL PROPERTY
10.1.Marriott’s Representations Concerning the Marriott Proprietary Marks.
A.    Representations. Marriott represents, on behalf of itself and the applicable Marriott Parties, that:
1.    Marriott and its Affiliates have the right to grant Sonder the right to use the “Marriott Bonvoy” Mark in accordance with this Agreement; and
2.    Marriott and its Affiliates will take all steps reasonably necessary to preserve and protect the ownership and validity of the “Marriott Bonvoy” Mark. Marriott will not be required to maintain any registration for any “Marriott Bonvoy” Mark that Marriott determines, in its sole discretion, cannot or should not be maintained.
B.    [**] Claims. [**] if Sonder: (i) is using the Marriott Proprietary Marks in compliance with this Agreement, (ii) gives prompt notice of any such claim to Marriott, (iii) permits Marriott to have sole control over the defense and settlement of the claim and (iv) cooperates fully with Marriott in defending or settling the claim.
C.    Use of Sonder Proprietary Marks and Marriott Proprietary Marks. [**] Sonder Proprietary Marks [**] permitted pursuant to this Agreement [**].
D.    No Filings or Registrations without Sonder Approval. Marriott will not file or pursue any registration containing any of the Marriott Proprietary Marks together with any of the Sonder Proprietary Marks, whether alone or in combination with any other trademarks, unless it obtains Sonder’s prior written approval (which may be granted or withheld in its sole discretion). Marriott will withdraw, cancel or assign to Sonder any unauthorized registration upon Sonder’s request.
E.    No Rights in the Sonder Proprietary Marks. Marriott agrees that (i) it will not acquire any right, title or interest in the Sonder Proprietary Marks based on Marriott’s use of the Sonder Proprietary Marks, (ii) all goodwill associated with the Sonder Proprietary Marks generated by their use with the Marriott Proprietary Marks will inure to Sonder, and (iii) Marriott will not assert that the Marriott Proprietary Marks and the Sonder Proprietary Marks when used together comprise a composite mark.
F.    Other Restrictions on Use of Sonder Proprietary Marks.
    1.    If litigation involving the Sonder Proprietary Marks is instituted or threatened in writing against Marriott, or a claim of infringement involving the Sonder Proprietary Marks is made against Marriott, Marriott will promptly notify Sonder and will reasonably cooperate (at no out-of-pocket cost or expense to Marriott) in any action, defense or settlement of such matters. [**]; and
    2.    If Sonder believes, in its sole discretion, that Marriott’s use of the Sonder Proprietary Marks does not conform with this Agreement, then Sonder will notify Marriott in writing and the parties will work together in good faith through the JOC to conform such use with this Agreement.
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10.2.Sonder’s Use of Marriott Intellectual Property and the Systems.
A.    Use of the Marriott Intellectual Property and the Systems. Sonder, on behalf of itself and the Sonder Parties, agrees that:
1.    Sonder will use the Marriott Intellectual Property only in connection with the Properties and only in the form and manner as provided in this Agreement or otherwise approved by Marriott. Any use of Marriott Intellectual Property not authorized by this Agreement or Marriott will constitute an infringement of Marriott’s rights and a default under Section 18.2.B of this Agreement;
2.    Sonder will use the Marriott Proprietary Marks only in substantially the same places, combination, arrangement and manner as (i) permitted in this Agreement, (ii) provided in the IP Standards, or (iii) approved by Marriott;
3.    Sonder will not identify itself as a licensee of Marriott except in the form and manner as provided in the IP Standards. Sonder will not use any Marriott Proprietary Marks in any manner that could imply that Sonder has an Ownership Interest in the Marriott Proprietary Marks;
4.    Sonder has no right to, and will not, Transfer, franchise, sublicense or allow any Person to use any part of any Marriott Intellectual Property;
5.    Sonder will not use any Marriott Intellectual Property to incur any obligation or indebtedness on behalf of Marriott or any of its Affiliates;
6.    Sonder will not use any of the Marriott Proprietary Marks or any names or marks that consist of, contain, are confusingly similar to, or are an abbreviation of, any Marriott Proprietary Marks, in Marriott’s sole opinion (“Marriott Similar Marks”), as part of Sonder’s corporate or legal name, in connection with any business activity except the Properties, or as a road name or address, whether alone or in combination with Other Marks;
7.    Sonder will not register or apply to register any of the Marriott Proprietary Marks or Marriott Similar Marks, whether alone or in combination with other trademarks;
8.    if Sonder is required to make business, trade, fictitious, assumed or similar name registration containing any Marriott Proprietary Marks or Marriott Similar Marks, Sonder will notify Marriott and indicate in the registration that Sonder may use such name only in accordance with this Agreement;
9.    if litigation involving the Marriott Intellectual Property is instituted or threatened in writing against Sonder, or a claim of infringement involving the Marriott Intellectual Property is made against Sonder, or Sonder becomes aware of any infringement of the Marriott Intellectual Property, Sonder will promptly notify Marriott and will reasonably cooperate (at no out-of-pocket cost or expense to Sonder) in any action, defense or settlement of such matters. Sonder will not make any demand, serve any notice, institute any legal action or negotiate, litigate, compromise or settle any controversy about any such matter without first obtaining Marriott’s prior consent, which may be withheld in Marriott’s sole discretion. Marriott will have the right to bring any action and to join Sonder as a party to any action involving the Marriott Intellectual Property;
10.    if Marriott believes, in its sole discretion, that Sonder’s use of the Marriott Intellectual Property does not conform with this Agreement, the IP Standards, or the Data
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Privacy Standards, then Sonder will promptly stop the non-conforming use on written notice from Marriott; and
11.    Sonder will not, and will ensure that its employees and agents do not, take any action or engage in any conduct that is likely to adversely affect the reputation, goodwill, or business of the Properties’, the Collection, the Systems, any Marriott Product or Marriott Parties. Sonder will comply with the Collection Standards regarding protection of the reputation of the System, including protection of Marriott Intellectual Property, and promptly notify Marriott of any event that has occurred that is likely to receive or is receiving significant negative public attention, and Sonder will cooperate with Marriott in the resolution of, and the public response to, any such matters.
B.    Ownership of the Marriott Intellectual Property and Systems. Sonder, on behalf of itself and the Sonder Parties, agrees that:
1.    Marriott and its Affiliates are the owners or licensees of all right, title and interest in and to the Systems and Marriott Intellectual Property (except certain Electronic Systems provided by third parties), and all goodwill arising from Sonder’s use of the Systems, including the Marriott Proprietary Marks, will inure solely and exclusively to the benefit of Marriott and its Affiliates. On the expiration or termination of this Agreement, no monetary amount will be attributable to any goodwill associated with Sonder’s use of the Systems;
2.    the Marriott Proprietary Marks are valid and serve to identify the Systems and System Properties, and any infringement of the Marriott Proprietary Marks will result in irreparable injury to Marriott;
3.    the Marriott Proprietary Marks may be deleted, replaced or modified by Marriott or its Affiliates in their sole discretion. Marriott may, by providing written notice, require Sonder to discontinue or modify Sonder’s use of any of the Marriott Proprietary Marks or to use one or more additional or substitute Marriott Proprietary Marks;
4.    Sonder will not directly or indirectly: (i) attack the ownership, title or rights of Marriott or its Affiliates in the Systems; (ii) contest the validity of the Systems or Marriott’s right to grant to Sonder the right to use the Systems in accordance with this Agreement; (iii) take any action that could impair, jeopardize, violate or infringe any part of the Systems; (iv) claim any right, title, or interest in the Systems except rights granted under this Agreement; or (v) misuse or harm or bring into disrepute the Systems;
5.    Sonder has no, and will not obtain any, Ownership Interest in any part of the Systems (including any modifications made by or on behalf of Sonder or its Affiliates). Sonder assigns, and will cause each of its employees or independent contractors who contributed to System modifications to assign, to Marriott, in perpetuity throughout the world, all rights, title and interest (including the entire copyright and all renewals, reversions and extensions of such copyright) in and to such System modifications. Except to the extent prohibited by Applicable Law, Sonder waives, and will cause each of its employees or independent contractors who contributed to System modifications to waive, all “moral rights of authors” or any similar rights in such System modifications. For the purposes of this Section 10.2.B.5, “modifications” includes any derivatives and additions; and
6.    Sonder will execute, or cause to be executed, and deliver to Marriott any documents, and take any actions required by Marriott to protect the Marriott Proprietary Marks and the title in any System modifications.
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10.3.Other Marks. If Marriott determines that any Mark used by a Sonder Party or a third party engaged by a Sonder Party in connection with the Properties, including the names of restaurants or other outlets at the Property (other than the Sonder Proprietary Marks, Third Party Marks, and the Marriott Proprietary Marks) (the “Other Marks”) (i) infringes upon a Marriott Proprietary Mark or is confusingly similar, including misspellings and acronyms, to any Marriott Proprietary Mark, or (ii) may be confused with or, infringes upon a third party’s trade name, trademark or other rights in intellectual property, Marriott may immediately cease using the applicable Other Marks within the Marriott Channels and, upon 45 days’ written notice, require Sonder to use commercially reasonable efforts to cease using the applicable Other Marks at the applicable Properties as soon as possible after such notice. [**] Sonder will, [**]. Sonder consents to the use of the Other Marks by Marriott and its Affiliates during the Term. Sonder represents that there are no claims or proceedings that would materially affect Marriott’s use of the Other Marks in accordance with the terms and conditions of this Agreement during the Term.
10.4.Websites and Domain Names. Sonder has established and intends to continue the use of an internet website to advertise and promote the Properties and the Collection using the internet domain name www.sonder.com (or a similar domain name) (“Sonder’s Website”). Except as permitted with respect to Sonder’s Website or any social media accounts operated by a Sonder Party with respect to one or more Properties (collectively, “Sonder’s Media”) as described below, Sonder will not display the Marriott Proprietary Marks or associate Marriott with (through a link or otherwise) any website, electronic Marketing Materials, application or software for mobile devices or other technology or media, domain name, address, designation, or listing on the internet or other communication system without the express consent of Marriott or as permitted in this Agreement. Marriott will permit Sonder to operate and maintain Sonder’s Media, provided that (a) the form, content and appearance of the Marriott Proprietary Marks that appear on Sonder’s Media, and any modifications thereto, comply with the IP Standards or are otherwise approved by Marriott (such approval not to be unreasonably withheld, conditioned or delayed) before being posted on the internet so that Marriott can maintain the common identity of the Marriott Proprietary Marks; and (b) Sonder’s Media complies with all Applicable Law. Sonder will not, directly or indirectly, use, register, obtain or maintain a registration for any internet domain name, address, mobile application, or other designation that contains any Marriott Proprietary Mark, or any Mark that is confusingly similar, including misspellings and acronyms. At Marriott’s request, Sonder will promptly cancel or transfer to Marriott any such domain name, address or other designation under Sonder’s control.
10.5.Use of Sonder Marks; Name of Properties.
A.    Representations. Sonder represents, on behalf of itself and the applicable Sonder Parties, that:
1.    Sonder owns the registrations and applications to register the Sonder Proprietary Marks and Sonder or its Affiliates have the right to grant the Marriott Parties the right to use the applicable Sonder Proprietary Marks in accordance with this Agreement;
2.    Sonder and its Affiliates will take all steps reasonably necessary to preserve and protect the ownership and validity of the applicable Sonder Proprietary Marks. Sonder will not be required to maintain any registration for any Sonder Proprietary Marks that Sonder determines, in its sole discretion, cannot or should not be maintained;
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3.    to the best of its Knowledge, there are no Claims pending or threatened by any Person that would materially affect Marriott’s use of the Sonder Proprietary Marks under this Agreement; and
4.     Sonder has unrestricted rights to all Sonder Intellectual Property and marketing materials (including Property photography) provided by Sonder to Marriott for Marriott’s use in accordance with this Agreement unless Sonder notifies Marriott otherwise in writing at the time such Sonder Intellectual Property or marketing materials are shared with Marriott.
B.    Use of Sonder Proprietary Marks and Marriott Proprietary Marks. Sonder will use the Sonder Proprietary Marks or Third Party Marks together with the Marriott Proprietary Marks for the Properties only as expressly permitted pursuant to this Agreement or authorized by Marriott. Sonder will conform all uses of the Sonder Proprietary Marks or Third Party Marks together with the Marriott Proprietary Marks to the content, layout and graphic design of sample materials approved by Marriott or as expressly permitted pursuant to this Agreement, and Sonder will restrict such usage to Marketing Materials and signage permitted pursuant to this Agreement. Marriott consents to Sonder’s use of the Sonder Proprietary Marks or Third Party Marks with the Marriott Proprietary Marks for the Properties in accordance with the IP Standards.
C.    No Filings or Registrations without Marriott Approval. Sonder will not file or pursue any registration containing any of the Sonder Proprietary Marks or Third Party Marks together with any of the Marriott Proprietary Marks. Sonder will withdraw, cancel or assign to Marriott any unauthorized registration upon Marriott’s request. Sonder will withdraw, cancel or assign to Marriott any authorized registration containing any of the Marriott Proprietary Marks on the earlier of the termination of this Agreement or, as applicable, the change of a Property name to omit the applicable Sonder Proprietary Marks or Third Party Marks.
D.    No Rights in the Marriott Proprietary Marks. Sonder agrees that (i) it will not acquire any right, title or interest in the Marriott Proprietary Marks based on Sonder’s use of the Sonder Proprietary Marks or Third Party Marks and the Marriott Proprietary Marks, (ii) all goodwill associated with the Marriott Proprietary Marks generated by their use with the Sonder Proprietary Marks or Third Party Marks will inure to Marriott, and (iii) Sonder will not assert that the Marriott Proprietary Marks and the Sonder Proprietary Marks or Third Party Marks when used together comprise a composite mark.
E.    Third-Party Challenges. Sonder agrees that if (i) Sonder loses the rights to use any Sonder Proprietary Marks or Third Party Marks, or (ii) the use of any Sonder Proprietary Marks or Third Party Marks is challenged by a third party, Marriott may require that (1) if the impacted Sonder Proprietary Marks or Third Party Marks are used in the name of a Property, that the applicable Property be renamed to a name that does not include the applicable Sonder Proprietary Marks or Third Party Marks, or (2) the Collection be renamed to a name that does not include the applicable Sonder Proprietary Marks. Sonder further agrees that if (x) the use of any Sonder Proprietary Marks or Third Party Marks is challenged by a third party, or (y) a Marriott Party is served with a lawsuit or other legal proceeding seeking injunctive relief or damages in relation to a Sonder Proprietary Mark or Third Party Marks, Marriott may immediately cease using the applicable Sonder Proprietary Marks or Third Party Marks within the Marriott Channels (with the Sonder Proprietary Marks or Third Party Marks replaced in the Marriott Channels with a geographic based name). If Marriott ceases to use any Sonder Proprietary Marks or Third Party Marks within Marriott Channels pursuant to this Section 10.5.E, Sonder will nevertheless maintain the right to use the Sonder Proprietary Marks or Third Party Marks outside the Marriott Channels in accordance with this Agreement.
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F.    New Property Names. For each Mark that Sonder wishes to use as (or as part of) the name for a Property (including any New Property), Sonder will provide to Marriott a trademark availability opinion conducted by competent counsel showing that the Mark is available for use for the Property and the parties will execute an amendment to this Agreement that amends Item 3 of Exhibit A to include such Mark as a Sonder Proprietary Mark.
10.6.Marriott’s Use of Sonder Intellectual Property.
A.    Use of the Sonder Intellectual Property. Marriott, on behalf of itself and the Marriott Parties, agrees that:
1.    Marriott will use the Sonder Intellectual Property only in connection with the Properties and only in the form and manner as provided in this Agreement or otherwise approved by Sonder;
2.    Marriott will not use any Sonder Proprietary Marks in any manner that would be reasonably likely to imply that Marriott has an Ownership Interest in the Sonder Proprietary Marks;
3.    Marriott will not use any Sonder Intellectual Property to incur any obligation or indebtedness on behalf of Sonder or its Affiliates;
4.    Marriott agrees to use the Sonder Proprietary Marks in good faith and in accordance with the terms of this Agreement.
5.    Marriott has no right to, and will not, Transfer, franchise, sublicense or allow any Person to use any part of any Sonder Intellectual Property;
6.    if litigation involving the Sonder Intellectual Property is instituted or threatened in writing against Marriott, or a claim of infringement involving the Sonder Intellectual Property is made against Marriott, or Marriott becomes aware of any infringement of the Sonder Intellectual Property, Marriott will promptly notify Sonder and will reasonably cooperate (at no out-of-pocket cost or expense to Marriott) in any action, defense or settlement of such matters. [**]; and
7.    Sonder and its Affiliates are the owners of all right, title and interest in and to the Sonder Proprietary Marks, and all goodwill arising from Marriott’s use of the Sonder Proprietary Marks, will inure solely and exclusively to the benefit of Sonder and its Affiliates. On the expiration or termination of this Agreement, no monetary amount will be attributable to any goodwill associated with Marriott’s use of the Sonder Proprietary Marks. Marriott has no, and will not obtain any, Ownership Interest in any part of the Sonder Intellectual Property.
10.7.Third Party Marks.
A.    Representations. Sonder represents, on behalf of itself and the applicable Sonder Parties, that:
1.    The Third Party Mark Owners own the registrations and applications to register the Third Party Marks. Subject to the terms of Section 1.7, each Third Party Mark Owner has consented to (i) the applicable Third Party Marks being used in conjunction with the Marriott Proprietary
3632659v2 –License Agreement        27

Marks, and (ii) the Marriott Parties’ use of the Third Party Marks in connection with the Collection and the marketing of the applicable Properties;
2.    The Sonder Parties have a sublicensable license to use the Third Party Marks, and the Sonder Parties have the right to consent to the Marriott Parties’ use of the Third Party Marks in connection with the Collection and the marketing of the applicable Properties;
3.    To the best of its Knowledge, there are no Claims pending or threatened by any Person that would materially affect the Marriott Parties’ use of the Third Party Marks under this Agreement; and
4.    Sonder consents to the use of the Third Party Marks by the Marriott Parties for the Collection and the applicable Properties (including in printed marketing and promotional materials, and on Marriott’s website) in accordance with the terms and conditions of this Agreement.
11.CONFIDENTIAL INFORMATION; DATA PROTECTION
11.1.Confidential Information.
A.    Sonder’s Confidentiality Obligations. Sonder will use Marriott’s Confidential Information only for the benefit of the Properties and in conformity with this Agreement, the Collection Standards and Applicable Law. Sonder will protect Marriott’s Confidential Information and will immediately on becoming aware report to Marriott any theft, loss or unauthorized disclosure of Marriott’s Confidential Information. Sonder may disclose Marriott’s Confidential Information only to those of (i) Sonder’s Affiliates and their respective directors, officers, employees, beneficial owners, agents, Owners, attorneys, consultants or other representatives who require it to operate the Properties or otherwise fulfil Sonder’s obligations under this Agreement, and only after they are advised that such information is confidential and that they are bound by Sonder’s confidentiality obligations under this Agreement; or (ii) if legally compelled under Applicable Law to disclose any of Marriott’s Confidential Information, but only if Sonder notifies Marriott promptly on learning of the possibility of any such disclosure and (to the extent reasonably practicable) gives Marriott a reasonable opportunity (and reasonably cooperates with Marriott at no out-of-pocket cost or expense to Sonder) to contest or limit the scope of such disclosure (including application for a protective order). Marriott’s Confidential Information is proprietary and a trade secret of Marriott and its Affiliates. Sonder agrees that Marriott’s Confidential Information has commercial value and that Marriott and its Affiliates have taken reasonable measures to maintain its confidentiality. Sonder is liable for any breaches of such confidentiality obligations by its Affiliates or their respective directors, officers, employees, beneficial owners, agents, attorneys, consultants or other representatives to whom Marriott’s Confidential Information is disclosed. Sonder will be solely responsible for any Owner’s use of Marriott’s Confidential Information in relation to the operation of the Properties and, to the extent any Owner obtains or has access to any of Marriott’s Confidential Information, will cause each such Owner (and each such Owner’s personnel) to comply with the terms of this Agreement which govern the use of Marriott’s Confidential Information.
B.    Marriott’s Confidentiality Obligations. Marriott will use Sonder’s Confidential Information only for the benefit of the Properties and in conformity with this Agreement, the Collection Standards and Applicable Law. Marriott will protect Sonder’s Confidential Information and will immediately on becoming aware report to Marriott any theft, loss or unauthorized disclosure of Sonder’s Confidential Information. Marriott may disclose Sonder’s Confidential Information only to those of (i) Marriott’s Affiliates and their respective directors, officers, employees, beneficial owners, agents,
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attorneys, consultants or other representatives who require it to fulfil Marriott’s obligations under this Agreement, and only after they are advised that such information is confidential and that they are bound by Marriott’s confidentiality obligations under this Agreement; or (ii) if legally compelled under Applicable Law to disclose any of Sonder’s Confidential Information, but only if Marriott notifies Sonder promptly on learning of the possibility of any such disclosure and (to the extent reasonably practicable) gives Sonder a reasonable opportunity (and reasonably cooperates with Sonder at no out-of-pocket cost or expense to Marriott) to contest or limit the scope of such disclosure (including application for a protective order). Sonder’s Confidential Information is proprietary and a trade secret of Sonder and its Affiliates. Marriott agrees that Sonder’s Confidential Information has commercial value and that Sonder and its Affiliates have taken reasonable measures to maintain its confidentiality. Marriott is liable for any breaches of such confidentiality obligations by its Affiliates or their respective directors, officers, employees, beneficial owners, agents, attorneys, consultants or other representatives to whom Sonder’s Confidential Information is disclosed.
C.    Confidentiality of Terms. Each party to this Agreement agrees it will not disclose to any Person the content of the terms of this Agreement without the prior consent of the other party except: (i) as required by Applicable Law; (ii) as may be necessary in any legal proceedings; and (iii) to those of such party’s managers, members, officers, directors, employees, attorneys, accountants, agents, lenders, prospective lenders, or any nationally-recognized debt ratings agency, in each case to the extent necessary for the operation or financing of the Properties, or such party’s performance of its obligations under this Agreement, and only if the disclosing party informs such Persons of the confidentiality of the terms. The disclosing party will be in default under this Agreement for any disclosure of terms by any such Persons in violation of this Agreement. For avoidance of doubt, Sonder will not disclose to any Owner the content of the terms of this Agreement.
11.2.Data Protection.

A.     Guest Personal Data. Each of the Sonder Parties and Marriott Parties are independent Data Controllers with respect to the Guest Personal Data Processed by each of the parties in connection with this Agreement. For the avoidance of doubt, Sonder is the independent Data Controller of Guest Personal Data Processed by (i) the Sonder Channels, (ii) Sonder’s Media, (iii) the Sonder Application, and (iv) any other electronic channels, software, hardware, systems, networks, or websites, owned or operated by any Sonder Party, Property, or Owner.

B.    Data Privacy Standards. Notwithstanding anything to the contrary in this Agreement or the Data Privacy Standards, the Data Privacy Standards will apply only to the extent Sonder Processes Marriott Guest Personal Data and only with respect to Sonder’s Processing of such Marriott Guest Personal Data. For the avoidance of doubt: (i) the Data Privacy Standards will not apply to any Personal Information Processed by or on behalf of the Sonder Parties in any other context unless explicitly agreed to in writing by the Sonder Parties. In the event of a conflict between this Agreement and the Data Privacy Standards, this Agreement will control to the extent of such conflict. As used in the Data Privacy Standards: (i) “Personal Data” and “Customer Personal Data” will include only Marriott Guest Personal Data, (ii) “Guest Preferences” will include only Marriott Guest Preferences, and (iii) “Data Protection Laws” will include only Privacy Laws.

C.    Marriott Guest Personal Data. Sonder will Process Marriott Guest Personal Data only for purposes of: (i) operating the Properties and the Collection and only during the Term, including by marketing the Properties and the Collection, in the frequency and manner agreed upon by the JOC and otherwise in accordance with the terms and conditions of this Agreement, Applicable Law, and
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the Data Privacy Standards, and (ii) during and after the Term, in order to comply with Applicable Law. Except as may otherwise be agreed by the JOC, in no event may the Sonder Parties use, or permit any Owner to use, any Marriott Confidential Information to market Sonder products (other than Properties for purposes of facilitating a guest’s stay and use of the Property and its services in accordance with the terms of this Agreement) to Marriott Loyalty Members or other guests who booked reservations through Marriott Channels, nor may any Sonder Parties sell or otherwise disclose Marriott Guest Personal Data to any third party for the commercial benefit of any Sonder Parties or any other third party. Notwithstanding anything to the contrary in this Agreement, the parties agree that the exchange of Marriott Guest Personal Data between the parties pursuant to this Agreement: (i) is conducted at the direction of a consumer to provide the consumer with the requested services and (ii) does not constitute a “sharing” or “sale” of Personal Information as such terms are defined by applicable Privacy Law. As between Marriott and Sonder, Sonder will be solely responsible for causing each Owner (and each Owner’s personnel) to comply with Sonder’s obligations under this Section 11.2, where applicable.

D.    Protection of Marriott Guest Personal Data. Sonder will take actions required by Marriott or the Data Privacy Standards (including implementing, maintaining, monitoring and, where necessary, updating an Information Security Program) to protect the integrity, confidentiality and security of Marriott Guest Personal Data in its possession or control. Without limiting the foregoing, Sonder (1) will, and will cause each Owner to, comply with the Data Privacy Standards relating to the use of Marriott Guest Personal Data for direct marketing to customers, (2) will not sell any Marriott Guest Personal Data, and (3) will ensure that (x) all personnel employed at each Property with access to Marriott Guest Personal Data (including the personnel of any Owner) complete any trainings required by the Data Privacy Standards, and (y) Sonder complies with the Data Privacy Standards relating to revoking or disabling any such Person’s access to Marriott Guest Personal Data upon termination of employment or service. Sonder will promptly provide notice to Marriott in accordance with the Data Privacy Standards if any Sonder Party or any Owner (with respect to an Owner, where Sonder receives notice from the Owner of the occurrences addressed in clauses (i) and (ii) of this sentence): (i) discovers or reasonably suspects a Security Incident; or (ii) has been contacted by a data protection authority about the processing of Marriott Guest Personal Data (in which case Marriott and any of its Affiliates may control any proceedings with such data protection authority and Sonder will reasonably cooperate with Marriott and its Affiliates with respect to such proceedings). If any Person contacts a Sonder Party or an Owner (with respect to an Owner, where Sonder receives notice from the Owner of the occurrences addressed in this sentence) seeking to exercise any right under Applicable Law pertaining to Marriott Guest Personal Data, Sonder will respond to such request in accordance with the Data Privacy Standards. The parties will cooperate with each other as is reasonably necessary (I) to respond to data access requests related to Marriott Guest Personal Data and (II) in the resolution of Security Incidents at the Properties. Any public announcements related to Security Incidents must be reviewed and approved in advance by Marriott, and such approval will not be unreasonably withheld.

E.    Sonder Guest Personal Data. As between the Sonder Parties and the Marriott Parties: (i) the Sonder Parties will own all rights, title, and interest in and to Sonder Guest Personal Data and (ii) only the Sonder Parties will have the right to Process (prior to, during, and after the Term) Sonder Guest Personal Data. Sonder will ensure that all e-mail correspondence sent by any Sonder Party or Owner containing any Marriott Proprietary Marks is sent in accordance with this Agreement, Applicable Law, and the Data Privacy Standards, and contains language providing the option for the recipient to opt out of future correspondence from the Sonder Parties.

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F.    Further Actions. Sonder and Marriott will take such actions and sign such documents that are reasonably determined by either party to be necessary to enable Marriott and Sonder to comply with their respective obligations under applicable Privacy Law, such as entering into data transfer agreements or implementing data transfer mechanisms. Each party will ensure that appropriate disclosures are made to, and, where legally required, appropriate consents are obtained from guests who book through its channels in connection with the sharing of Marriott Guest Personal Data between the parties as contemplated in this Agreement.

11.3.Guest Preferences. All Marriott Guest Preferences (i) will be stored solely in the Electronic Systems including, but not limited to, GxP for Guest Experiences, and (ii) may not be Processed by Sonder after termination of this Agreement. Any collection and use of Marriott Guest Preferences by either party or by any Owner must be in accordance with Applicable Law. The parties acknowledge that certain Guest Preferences may constitute both Marriott Guest Preferences and Sonder Guest Preferences, and such Guest Preferences may be stored in each party’s systems as permitted in this Agreement. For the avoidance of doubt, Sonder may not use, and will not permit any Sonder Parties or Owners to use, Marriott Guest Preferences (i) for any purpose other than to exercise Sonder’s rights or comply with its obligations under this Agreement, (ii) with respect to any Property after the termination or expiration of this Agreement or the Removal of such Property, or (iii) in any capacity after the termination or expiration of this Agreement. Notwithstanding the foregoing, in the event that Guest Preferences within the control of either party is required by the other party for compliance with Applicable Law, the parties agree to provide each other with reasonable assistance to facilitate such compliance with Applicable Law.
11.4.Data Security Remediation.
A.    Exhibit M sets forth those items identified during the Cybersecurity Assessments that require remediation under Section 11.4.B by Sonder following the Effective Date and prior to the Initial Onboarding Date (except as another timeline may be specified with respect to particular items in Exhibit M). Until January 1, 2025, Marriott may identify deficiencies or recommendations and require that they be added to Exhibit M as remediation items (for completion prior to the Initial Onboarding Date, except as another timeline may be specified with respect to particular items in Exhibit M), as reasonably determined by Marriott based on its review of the results of the Cybersecurity Assessments. Marriott will notify Sonder of any such required changes, and the parties will meet to review and promptly agree on an appropriate and effective plan and timeframe to either complete the required change or implement alternative methods to mitigate the deficiency (or the underlying issue behind the recommendation) to the reasonable satisfaction of Marriott.

B.    Sonder will use commercially reasonable efforts to remediate, and to provide evidence to Marriott with respect to the remediation of, in each case, at Sonder’s sole cost and expense prior to the Initial Onboarding Date, except as another timeline may be specified with respect to particular items in Exhibit M (and in any event, prior to the date as may be set forth with respect to such item in Exhibit M), each item set forth on Exhibit M, in each case in accordance with the standards set out in National Institute of Standards (NIST) Special Publication (SP) 800-53A (Rev. 5) (available at https://doi.org/10.6028/NIST.SP.800-53Ar5) (“NIST Standards”). For the purposes of this Section 11.4, (1) remediation is demonstrated through a self-assessment audit process completed by Sonder’s privacy and security resources, with evidence collected in an overarching tracking document and (2) evidence supporting compliance with NIST Standards may consist of policies, procedures, excerpts of tests, reports generated by security tools (e.g., vulnerability assessment reports, configuration scans, and screenshots of dashboards), and metrics and measures supporting the operation of the indicated control.
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C.    From and after the Effective Date and until January 1, 2025, the Sonder Parties will reasonably cooperate with the Marriott Parties in the Cybersecurity Assessments.

D.    Any information or documentation provided by or for the Sonder Parties pursuant to this Section 11.4 will constitute Sonder’s Confidential Information.

12.ACCOUNTING AND REPORTS; TAXES
12.1.Accounting. Sonder will account for Gross Rooms Revenue and Member Paid Revenue, (collectively, the “Financial Information”) on an accrual basis, as applicable, and in compliance with this Agreement.
12.2.Books, Records and Accounts. Sonder will maintain and preserve complete and accurate books, records and accounts for the Properties in accordance with United States generally accepted accounting principles, consistently applied, and Applicable Law. Sonder will preserve these books, records and accounts for at least 5 years from the dates of their preparation.
12.3.Accounting Statements.
A.    Monthly Statements. At Marriott’s request, for each full or partial month during the Term, Sonder, at its expense, will prepare and deliver to Marriott a statement containing all information reasonably required by Marriott to support the calculation of the Royalty Fees, Sales and Marketing Charge, Program Services Contribution, Redemption Reimbursement, and Loyalty Chargeout, including the Financial Information for such month. For each full or partial month during the period starting on the Initial Onboarding Date and ending on the Go-Live Date, Sonder, at its expense, will (i) by the 3rd day of the following month, provide an estimated report containing all information reasonably required by Marriott to support the calculation of the Royalty Fees, Sales and Marketing Charge, and Program Services Contribution for such month, and (ii) by the 15th day of the following month, prepare and deliver to Marriott a statement containing all information reasonably required by Marriott to support the calculation of the Royalty Fees, Sales and Marketing Charge, and Program Services Contribution for such month.
B.    Quarterly Reports. On or before the first day of each full calendar quarter after the Initial Onboarding Date, Sonder will provide to Marriott a monthly estimate of the Financial Information for each of the next four calendar quarters in a format approved or required by Marriott. Upon the request of Marriott, Sonder will, at Sonder’s expense, submit to Marriott an unaudited quarterly profit and loss statement for each Property and a balance sheet within 45 days of the end of each calendar quarter during the Term, which reports will, at Sonder’s option, contain only those results of each Property’s operations that are necessary to calculate the fees and payments due and owing to Marriott and Sonder pursuant to the terms of this Agreement. Each statement will be signed by Sonder attesting that it is true and correct.
C.    Annual Statements. For each full or partial calendar or fiscal year (whichever is used by Sonder for income tax purposes), Sonder will prepare and provide to Marriott a complete statement of income and expense from the operation of each Property for the preceding year. This statement is due within 90 days after each year. This statement will be prepared in accordance with the United States generally accepted accounting principles, consistently applied, Applicable Law, and the
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Uniform System “Income Statement” with standard line items specified by Marriott, and Sonder will provide such supporting documentation and other information that Marriott may require relating to this statement. In addition, Sonder will promptly deliver to Marriott such other reports and financial information relating to Sonder and the Property as Marriott may request.
12.4.Marriott Examination and Audit of Property Records.
A.    Examination and Audit. At Marriott’s sole cost and expense (subject to Section 12.4.B below), Marriott and its authorized representatives may, no more than once per year during the Term and only at reasonable business hours and with prior written notice to Sonder, examine and copy the books and records of Sonder related to the operation of the Properties solely to the extent reasonably necessary for Marriott to verify the amount of fees and other amounts payable to Marriott and Sonder pursuant to the terms of this Agreement. Marriott may, at its sole cost and expense (subject to Section 12.4.B below) have an independent audit made of any such books and records. Sonder will reasonably cooperate in connection with such audit.
B.    Underreporting. If an examination or audit reveals that Sonder has made underpayments to Marriott, Sonder will promptly pay Marriott on demand the amount underpaid plus interest under Section 4.7. If an examination or audit finds that Sonder has understated payments due Marriott or overstated payments due to Sonder by 5% or more for the relevant period, Sonder will reimburse Marriott for all costs relating to the audit (including reasonable accounting and legal fees). If the examination or audit reveals that the accounting procedures are insufficient to determine the accuracy of the calculation of payments due, then Marriott will provide Sonder written notice of the same and Sonder will have a period of 60 days to remedy such insufficiency. If Sonder is unable to remedy the insufficiency such that the accounting procedures are still, after such notice and 60 day period, insufficient to determine the accuracy of the calculation of payments due, then Marriott may require that the annual financial reports due under Section 12.3.C. be audited at Sonder’s cost by an independent accounting firm consented to by Marriott. The rights of Marriott in this Section 12.4 are in addition to any other remedies that Marriott may have.
C.    Overpayments. If an examination or audit reveals that Sonder has made overpayments to Marriott, the amount of such overpayment, without interest, will be promptly repaid to Sonder.
12.5.Taxes.
A.    Payment of Taxes. Sonder will pay when due all Taxes relating to the Properties, Sonder and its Affiliates, this Agreement or in connection with operating the Properties, except income or franchise taxes assessed against Marriott.
B.    Withholding Taxes.
1.    The amounts payable to Marriott will not be reduced by any deduction or withholding for any present or future Taxes.
2.    If Applicable Law imposes an obligation on Sonder to deduct or withhold Taxes directly from any amount paid to Marriott, then Sonder will deduct or withhold the required amount and will timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with Applicable Law. The amount paid to Marriott will be increased so that after the deduction or withholding has been made in accordance with Applicable Law, the net amount actually
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received by Marriott will equal the full amount originally invoiced or otherwise payable. If required or permitted, Sonder must promptly pay any such deduction or withholding directly to the relevant governmental authority and provide Marriott proof of payment.
3.    If Applicable Law does not impose an obligation on Sonder to deduct or withhold Taxes directly from any amount paid to Marriott, but requires Marriott to pay such Taxes, then Sonder will pay Marriott, within 15 days after request, the full amount of the Taxes paid or payable by Marriott with respect to such payment so that the net amount actually retained by Marriott after payment of Taxes (other than taxes assessed on Marriott’s net income) will equal the full amount originally invoiced or otherwise payable.
C.    Sales Tax & Similar Taxes. The amounts payable to Marriott will not be reduced by any sales, goods and services, value added or similar taxes, all of which will be paid by Sonder. Therefore, in addition to making any payment to Marriott required under this Agreement, Sonder will: (i) pay Marriott the amount of these taxes due with respect to the payment; or (ii) if required or permitted by Applicable Law, pay these taxes directly to the relevant taxing authority.
D.    Tax Disputes. If there is a Dispute by Sonder as to any Tax liability, Sonder may contest the Tax liability in accordance with Applicable Law. If such Dispute involves payments of Taxes that will be withheld, deducted and paid by Sonder related to payments to Marriott as provided in this Section 12.5, Sonder will notify Marriott before taking action with regard to the Dispute with the tax authority and, if requested by Marriott, cooperate with Marriott in preparing its response. Upon Marriott’s request, Sonder will pay such Taxes and seek reimbursement from the governmental authority. Sonder will be responsible for any interest or penalties assessed.
12.6    Restrictions on Transfers of Funds. If there is any restriction on payments or the transfer of funds to Marriott or its Affiliates due to Applicable Law, Marriott and Sonder will cooperate to ensure full and timely payment. Marriott may instruct Sonder to pay or transfer funds from sources not subject to such Applicable Law restrictions or to deposit all payments in local accounts designated by Marriott and take such other action as Marriott may request to pay the outstanding amounts to Marriott after the payment or currency restriction ends. If Marriott does not receive payment within 60 days as directed, Marriott may (i) curtail performance of some or all of its obligations under this Agreement (including access to the Reservation System), and this curtailment is not a breach of the Agreement; and (ii) remove any Property from the Collection for which it has not received payment within 90 days. A removal under this Section will not be a default under this Agreement. Neither Marriott nor Sonder will be required to make or receive payments from a Restricted Person.

12.7    Currency.
1.1.1.Exchange Rate. All amounts payable to Marriott and Sonder under the Agreement will be paid in United States Dollars, unless either party agrees to receive payment in an alternative currency. The exchange rate used for each payment will be the exchange rate for the applicable currency, as quoted in the Published Source for the last business day of the month during which the payment obligation accrues.
1.1.2.Late Payments. In the case of a late payment, the exchange rate will be determined under Section 12.7.A. or on the date on which payment is made, whichever results in the higher amount to the owed party.
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1.1.3.Payments in Other Currencies. If an amount is received in a currency other than United States Dollars without the owed party’s consent, the owing party’s obligation under this Agreement will be discharged only if such party can purchase United States Dollars with the other currency under normal banking procedures. If the amount in United States Dollars that may be purchased, after deducting any reasonable out-of-pocket costs, is less than the amount owed under this Agreement, the owing party will immediately pay the shortfall.
13.INDEMNIFICATION
13.1.Indemnification by Sonder. Sonder will indemnify, defend and hold harmless Marriott and its Affiliates (and each of their respective predecessors, successors, assigns, current and former directors, officers, shareholders, subsidiaries, employees and agents), from and against all Claims and Damages, including allegations of negligence by such Persons to the fullest extent permitted by Applicable Law, arising out of, resulting from or otherwise related to the execution of this Agreement and the performance by the Sonder Parties of their duties and responsibilities under this Agreement, including but not limited to: (i) the use of, or breach of Sonder’s obligations in this Agreement with respect to, Marriott Guest Personal Data or Marriott Intellectual Property by or on behalf of Sonder, any Management Company, any Owner, or their respective Affiliates, or otherwise in connection with the Properties or in violation of this Agreement; (ii) a Sonder Party’s, Management Company’s, or Owner’s violation of Applicable Law at or relating to the Properties or any other business conducted on, related to, or in connection with the Properties or this Agreement; (iii) the construction, conversion and renovation, repair, management, operation, ownership or use of the Properties (including Claims and Damages arising from a Security Incident or the use of the Other Marks, the Sonder Proprietary Marks, or the Third Party Marks) or of any Additional Business; (iv) a breach of Sonder’s obligations in this Agreement with respect to Operated Properties by or on behalf of any Sonder Party; or (v) the marketing of Operated Properties or prospective Operated Properties to Owners or prospective owners (including prospective New Owners) or any other Claims by Owners arising out of, resulting from or otherwise related to Management Agreements, any Sonder Party’s operation or management of a Property, or the Sonder Parties’ use of the Marriott Channels, Marriott’s Confidential Information or Electronic Systems. Marriott will have the right, at Sonder’s cost, to control the defense of any Claim (including the right to select its counsel or defend or settle any Claim) if Marriott determines such Claim may adversely affect the interests of Marriott or its Affiliates. Such undertaking by Marriott will not diminish Sonder’s indemnity obligations. Neither Marriott nor any indemnified Person will be required to seek recovery from third parties or mitigate its losses to maintain its right to receive indemnification from Sonder. The failure to pursue such recovery or mitigate its losses will not reduce the amounts recoverable from Sonder by an indemnified Person. Sonder’s obligation to maintain insurance under Section 14 will not relieve Sonder of its indemnification obligations under this Agreement. Sonder’s obligations under this Section 13.1 will survive the termination or expiration of this Agreement.
14.INSURANCE
14.1.Insurance Required of Sonder. During the Term, Sonder will procure and maintain or will cause to procure and maintain, in force, at its sole cost and expense, including premiums, deductibles, self-insured retentions and any other insurance or claim related costs, not less than the following insurance coverages for each Property:
(i)    Property insurance on the improvements or alterations, to the extent applicable, and contents against loss or damage by risks covered by an “all risk of physical loss” form including fire, lightning, explosion, theft, burglary, water damage, and terrorism as determined at the discretion of
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Sonder or any lender.  This coverage will be for at least [**]% of replacement cost with a waiver of coinsurance provision, less a reasonable deductible and subject to commercially reasonable sub-limits.
(ii)    Flood, earthquake and windstorm insurance, to the extent excluded or sub-limited from the insurance under Section 14.1(i), as determined at the discretion of Sonder or any lender and to the extent commercially reasonable and available.
(iii)    Business interruption insurance caused by any occurrence covered by the insurance described in Section 14.1(i). This coverage will include at least [**] net income and necessary continuing expenses.
(iv)    Commercial general liability insurance with combined single limits for bodily injury, death, or third-party property damage in an amount not less than the following:
    Americas

GL Limit	$[**] per occurrence [**]
$[**]per occurrence [**]
$[**] per occurrence [**])
$[**] per occurrence [**]

    EMEA

GL Limit	$[**] per occurrence [**]
$[**] per occurrence [**]
$[**] per occurrence [**]
$[**] per occurrence [**]

Such insurance will include, as applicable and to the extent commercially available; (a) worldwide defense and indemnity; (b) premises and operations; (c) liquor liability; (d) international acts of terrorism, or the equivalent based on jurisdiction, where mandatory; (e) advertising injury; (f) personal injury; (g) severability of interest; and (h) garage keepers liability only at Properties where Sonder has custody of guest car keys.
    (v)    During any material structural construction, repairs or alterations that are being made with respect to the improvements, Sonder will endeavor to procure or cause to procure (i) commercial general liability insurance in an amount not less than $[**] or at a limit determined by Sonder based on the scope of work and risk profile covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (ii) builder’s risk completed value form, against all risks insured against pursuant to subsection (i) above, and with an agreed amount endorsement waiving co-insurance provisions.
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1.1.1.1.6.Workers’ compensation or employment-related injury and illness coverage as required by Applicable Law, and employer’s liability insurance, to the extent commercially available and applicable. of not less than $[**] in respect of any work or operations on or about the Property or in connection with Sonder’s or any Covered Sonder Party’s operation (if applicable).
1.1.1.1.7.Network security/privacy (cyber) liability insurance covering acts and violation of privacy laws arising out of Sonder’s or any Covered Sonder Party’s operations or services, including but not limited to, third party liability and first party network interruption coverage for loss or disclosure of any data, including personally identifiable information and payment card information, unauthorized access and/or use or other intrusions, infringement of any intellectual property (except patent), unintentional breach of contract, negligence or breach of duty to use reasonable care, breach of any duty of confidentiality, invasion of privacy, or violations of any other legal protections for personal information, negligent transmission of computer virus, or use of computer networks in connection with denial of service attacks. Such insurance will include a limit per occurrence of $[**] and a minimum aggregate limit of $[**].  Such coverage will include contractual privacy coverage for data breach response and crisis management costs that would be incurred by Sonder in the event of a data breach including legal and forensic expenses, notification costs, credit monitoring costs, and costs to operate a call center. Provider will maintain coverage in force during the Term and for an extended reporting period of not less than 2 years after.
1.1.1.1.8.Automobile or motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles in an amount not less than $[**] per occurrence or statutory limits, whichever is lower.
1.1.1.1.9.Fidelity/crime coverage of not less than $[**] covering employees of any Covered Sonder Party employed in connection with Sonder’s business and with a deductible not greater than $100,000.00.
1.1.1.1.10.All insurance procured under this Section 14.1 (i, ii, iii, iv, v, vi, vii, viii, and ix) will be in the name of Sonder or a Covered Sonder Party, and will name Marriott and its Affiliates as additional insureds to the extent allowed by law or commercially available. All coverage required by this Section 14.1 will include a waiver of subrogation in favor of Marriott. To the extent any coverage is written on a claims-made basis, it will have a retroactive date prior to the Effective Date.
1.1.1.1.11.Sonder will provide to Marriott, within 30 days after the Effective Date and within 10 days after the renewal date for each insurance policy, signed certificates of insurance. Sonder will provide Marriott not less than 30 days’ notice prior to any cancellation or non-renewal of insurance. The insurers selected by Sonder will have an A.M. Best rating of A-, VII, or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.
The provisions of this Article will in no way limit the liability of Sonder. The obligations under this Article are mandatory. The failure of Marriott to request certificates of insurance or insurance policies will not constitute a waiver of Sonder’s obligations and requirements to maintain the coverages specified.
14.2 Insurance Required of Marriott. During the Term, Marriott will procure and maintain, in force, at its sole cost and expense, including premiums, deductibles, self-insured retentions, and any other insurance or claim related costs, not less than the following insurance coverages:
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(i)    Commercial general liability insurance with combined single limits for bodily injury, death, or third-party property damage in an amount not less than $[**] per occurrence. Such insurance will name Sonder as an additional insured. This coverage will include a waiver of subrogation in favor of Sonder.
(ii)    Network security/privacy (cyber) liability insurance covering acts and violation of privacy laws arising out of Marriott’s operations or services, including but not limited to, third party liability and first party network interruption coverage for loss or disclosure of any data, including personally identifiable information and payment card information, unauthorized access and/or use or other intrusions, infringement of any intellectual property (except patent), unintentional breach of contract, negligence or breach of duty to use reasonable care, breach of any duty of confidentiality, invasion of privacy, or violations of any other legal protections for personal information, negligent transmission of computer virus, or use of computer networks in connection with denial of service attacks. Such insurance will include a limit per occurrence of $[**]and a minimum aggregate limit of $[**]. Such coverage will include contractual privacy coverage for data breach response and crisis management costs that would be incurred by Marriott in the event of a data breach including legal and forensic expenses, notification costs, credit monitoring costs, and costs to operate a call center. Such insurance will name Sonder as an additional insured. This coverage will include a waiver of subrogation in favor of Sonder. Provider will maintain coverage in force during the Term and for an extended reporting period of not less than [**] years after.
(iii)    Marriott will provide to Sonder within 30 days after the Effective Date and within 10 days after the renewal date for each insurance policy, signed certificates of insurance. Marriott will provide Sonder not less than 30 days’ notice prior to any cancellation or non-renewal of insurance. The insurers selected by Marriott will have an A.M. Best rating of A-, VII, or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.
15.FINANCING; PROSPECTUS REVIEW
15.1.Sonder Financing. Sonder and each Interestholder in Sonder may grant a lien or other security interest in the Properties or the revenues of the Properties, or pledge Ownership Interests in Sonder or any Affiliate as collateral for the financing of the Properties or Sonder without notice to or consent of Marriott. Any current and any future collateral assignment, pledge, grant of a security interest or other transfer by either party to such party’s lender of any interest in this Agreement: (i) does not and will not materially affect the other party’s rights and obligations under this Agreement; and (ii) does not and will not grant such lender or any other Person any rights under this Agreement or any rights relating to the licenses granted under this Agreement, including the right to operate any Property as part of the Collection, except to the extent set forth in a Comfort Letter.
15.2.Comfort Letter. As a condition to Marriott executing this Agreement, Marriott and BlackRock and Senator Investment Group (in each case, together with their successors and assigns, the “Existing Financing Holders”) will enter into a comfort letter that will detail the rights, duties, and obligations of the Existing Financing Holders and Marriott with respect to this Agreement (such agreement, the “Comfort Letter”). With respect to any future or replacement financing obtained by Sonder from a lender (other than the Existing Financing Holders) that closes prior to September 30, 2027, Sonder will obtain a Comfort Letter from such lender.
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15.3.Marriott’s Review of Prospectus. If any Prospectus uses the Marriott Proprietary Marks, identifies Marriott or its Affiliates, or describes the relationship between Marriott or Sonder and their respective Affiliates, Sonder will:
A.    deliver to Marriott for its review a copy of such Prospectus and all related materials at least 30 days before the earlier of the date such Prospectus is delivered to a potential purchaser or a potential investor or filed with the Securities and Exchange Commission or other governmental authority. Marriott may require Sonder to pay its reasonable outside counsel costs for the review of such Prospectus;
B.    indemnify, defend and hold harmless Marriott and its Affiliates in connection with such Prospectus and the offering; and
C.    use any Marriott Proprietary Marks in such Prospectus and in any related materials only as consented to by Marriott.
Marriott’s review of any Prospectus is conducted solely to determine the accuracy of any description of Marriott’s relationship with Sonder and compliance with this Agreement, including the requirements of Section 11.1 and this Section 15, and not to benefit any other Person. Such consent will not constitute an endorsement or ratification of the proposed offering or Prospectus.
16.TRANSFERS
16.1.Marriott’s Transfer Rights.
A.    Transfer to Affiliates. Marriott may Transfer this Agreement to an Affiliate that assumes, in writing, all of its obligations under this Agreement and is reasonably capable of performing its obligations, without the consent of, or prior notice to, Sonder, so long as (i) Marriott remains liable for any and all obligations hereunder, and (ii) the Affiliate is not a Prohibited Party.
B.    Transfer to Other Persons. Marriott will be permitted to make Transfers of any direct or indirect Ownership Interests in Marriott without the prior consent of Sonder; provided, however, that each of the following Transfers by Marriott will allow Sonder to terminate this Agreement effective on notice to Marriott, without the payment of any fee, damage or other penalty by Sonder other than repayment of the Unamortized Key Money:
    i.    Transfers to Sonder Competitors. A Transfer (or series of Transfers) of: (i) 50% of more of the direct or indirect Ownership Interests in Marriott to a Sonder Competitor, or (ii) the right to otherwise Control the day-to-day management or operations of Marriott to a Sonder Competitor; or
    ii.    Transfers to Prohibited Party. Any Transfer (or series of Transfers) of 25% or more of the ultimate ownership of Marriott to a Prohibited Party.
C.    Assignment of the Agreement. Marriott may not Transfer this Agreement and its rights and obligations hereunder without the prior consent of Sonder if the transaction in which the Transfer occurs does not involve any other assets or contracts of Marriott and its Affiliates. Marriott will be permitted to Transfer this Agreement and its rights and obligations hereunder without the prior consent of Sonder if the transaction in which the Transfer occurs involves any other assets or contracts of Marriott and its Affiliates; provided, however, that any such Transfer of this Agreement will allow Sonder to
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terminate this Agreement effective on notice to Marriott, without the payment of any fee, damage or other penalty by Sonder other than repayment of the Unamortized Key Money, except for the following Transfers by Marriott for which Sonder will not have the right to terminate this Agreement:
i.    a Transfer of this Agreement and its rights and obligations hereunder to a successor-in-interest by (i) merger, or (ii) a sale of all or substantially all of its assets, in each case provided that successor-in-interest is not a Sonder Competitor or Prohibited Party; and
ii.    a Transfer of this Agreement and its rights and obligations hereunder to any Person that (1) assumes all of Marriott’s obligations to Sonder, (2) is reasonably capable of performing Marriott’s obligations, (3) is able to avail itself of the same or substantially similar benefits systems and other benefits for the Properties as are available to Marriott Lodging Facilities at the time of such Transfer, and (4) is not a Prohibited Party, so long as (a) Marriott remains liable for any and all obligations hereunder, (b) such Transfer does not change the terms and conditions of this Agreement and the rights and remedies available to Sonder hereunder, and (c) the Transfer of this Agreement is part of a larger strategic transaction as a whole and constitutes less than 10% of the entire value of the transaction in which the Transfer of this Agreement occurs.
D.    Marriott’s Successors and Assigns. This Agreement will be binding on and inure to the benefit of Marriott and its permitted successors and assigns.
16.2.Sonder’s Transfer Rights. Sonder will be permitted to make Transfers of any direct or indirect Ownership Interests in Sonder without the prior consent of Marriott except as specified in this Section 16.2.

1.1.1.Assignment. Subject to Sections 16.2.B and 18.4, Sonder may, without the consent of Marriott, Transfer this Agreement and its rights and obligations hereunder to a successor-in-interest by (i) merger, or (ii) a sale of all or substantially all of its assets, in each case provided that successor-in-interest is not a Restricted Transferee.

1.1.2.Transfer Resulting in a Change of Control of Sonder. Prior to the fifth anniversary of the Effective Date, a Transfer (or series of Transfers) of: (i) 50% of more of the direct or indirect Ownership Interests in Sonder or any Covered Sonder Party to any Non-Controlled Person; (ii) 50% or more of Sonder’s or any Covered Sonder Party’s direct or indirect Ownership Interests in all of the Properties to any Non-Controlled Person; or (iii) the right to Control the day-to-day management or operations of Sonder or each Covered Sonder Party to any Non-Controlled Person, in each case, may be made only with at least 60 days’ advance notice to Marriott; provided, however, if the proposed transferee is a Restricted Transferee, such proposed Transfer (or series of Transfers) may only be made with Marriott’s prior written consent.

1.1.3.Transfer to Prohibited Party. Other than a Transfer of publicly-traded securities purchased on the open market, pursuant to a registration statement or through a registered broker/dealer or investment adviser, no Transfer of any Ownership Interest in Sonder, any Covered Sonder Party, any Property, or this Agreement will be made to a Prohibited Party. Any such Transfer is a default under Section 18.2.B.

1.1.4.Sonder’s Successors and Assigns. This Agreement will be binding on and inure to the benefit of Sonder and its permitted successors and assigns.

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16.3.Operated Property Owner Transfer Rights. Sonder will not consent to any of the following Transfers (or series of Transfers) of an Operated Property or the Ownership Interests in an Operated Property Owner:
16.3.1.Transfer to Restricted Transferee. A Transfer of (or series of Transfers) of: (i) 50% of more of the direct or indirect ultimate Ownership Interests in an Operated Property Owner to a Restricted Transferee; (ii) the right to Control the day-to-day management or operations of an Operated Property Owner to a Restricted Transferee; or (iii) the Operated Property to a Restricted Transferee; and

16.3.2.Prohibited Party Transfers. Any Transfer (or series of Transfers) to a Prohibited Party 25% or more of the ultimate ownership of an Operated Property Owner.

17.PROPERTY REMOVAL
17.1.Marriott Right to Remove.
1.Immediate Removal from Collection. If (i) Sonder loses its right to Control, operate or possess a Property, or loses ownership of a Property, or (ii) if a Property is subject to a Lease, such Lease is terminated for any reason, then in each case, the same will not constitute a Default of this Agreement but Marriott will have the right, immediately upon written notice to Sonder, to remove such Property from the Collection and this Agreement to the extent the event in clauses (i) or (ii) of this Section is ongoing at the time of Marriott’s notice.
2.Removal from Collection with Opportunity to Cure. Each of the events listed below will not constitute a Default under this Agreement but will permit Marriott to remove the individual Property (or Properties, as applicable) to which the event relates (and only that Property (or those Properties, as applicable)) from the Collection and this Agreement, if after 30 days’ written notice of such event (provided that if the event is curable but not susceptible to cure within such 30-day period and Sonder provides Marriott with reasonable evidence of Sonder’s diligent efforts to cure within the 30-day period, the 30-day cure period will be extended for 60 days, for a total of 90 days, if Sonder thereafter proceeds diligently to complete such cure), Sonder fails to remedy the same (it being agreed that Marriott may only remove such individual Property (or Properties, as applicable) to the extent the event in clause (1) – (15) of this Section is ongoing at the time of Marriott’s Removal):
1.A threat to public health or safety occurs from the condition of the Property or its operation that would be reasonably likely result in a material adverse effect on Marriott, other Marriott Products, or the Marriott Proprietary Marks;
2.A receiver, trustee, liquidator or similar authority is appointed over the Property, or a foreclosure (or deed-in-lieu) occurs with respect to a Property;
3.The Property becomes Unavailable for more than 180 consecutive days without Marriott’s prior written consent (not to be unreasonably withheld, conditioned or delayed), other than to the extent (i) Sonder deems reasonably necessary in connection with maintenance, repairs, replacement or renewal of FF&E, renovations or other physical refurbishments to a Property; (ii) required under Applicable Law; or (iii) a material breach of this Agreement by the Marriott Parties that causes such Property to become Unavailable;
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4.The Property fails to comply with the FLS Standards and Sonder fails to cure the same within 180 days after receipt of written notice from Marriott with respect to the same;
5.The Property fails to achieve the minimum thresholds under the Quality Assurance Program and such failure has not been cured within the applicable cure period;
6.A Transfer of a Property is made to a Restricted Transferee;
7.A Transfer of 25% or more of the Ownership Interests in a Covered Sonder Party is made to a Restricted Transferee;
8.A Transfer of Ownership Interests in an Operated Property Owner described in Section 16.3 occurs;
9.An Owner or Operated Property Owner, as applicable, becomes a Restricted Transferee or violates Applicable Law in a manner that materially adversely affects the Property, Marriott, or the Marriott Proprietary Marks;
10.An Operated Property Owner materially breaches the Electronic Systems License Agreement;
11.The Property fails to comply with the Data Privacy Standards;
12.Any Sonder Party fails to comply in all material respects with Section 26.11 with respect to the Property;
13.Any Marriott Party or Sonder Party receives a written complaint or Claim regarding the Property’s compliance with Accessibility Requirements;
14.Any Removal occurs in connection with a total or partial Condemnation of a Property in accordance with the provisions of Sections 20.1.B or 20.1.C; or
15.Any Removal occurs in connection with a total or partial casualty of a Property in accordance with the provisions of Sections 20.2.B or 20.2.C.
17.2.Sonder Right to Remove. If (i) Sonder loses its right to Control, operate or possess a Property, or loses ownership of a Property, (ii) a Transfer of a Property or a Controlling interest therein occurs by Sonder or its Affiliate, as the case may be, to a Non-Controlled Person, or (iii) if a Property is subject to a Lease, such Lease expires or is terminated for any reason, then in any such case, the same will not constitute a Default of this Agreement but Sonder will have the right, immediately upon written notice to Marriott, to remove such Property from the Collection and this Agreement. Notwithstanding anything to the contrary in this Agreement, any Property removed by Sonder pursuant to this Section 17.2 will at all times thereafter during the Term be subject to the restrictions set forth in Section 3.1.B.
17.3.Effect of Removal. Upon the Removal of a Property, such Property will no longer be part of the Collection or a Property under this Agreement and the parties acknowledge and agree that (i) no Royalty Fees, Sales and Marketing Charges, Loyalty Chargeouts, or other fees, reimbursements or similar amounts will be payable for the period after the termination as to such Property, other than as expressly set forth in this Agreement, and (ii) Gross Rooms Revenue will not be deemed to include revenue from the applicable Property during the period after the Removal. Notwithstanding anything to
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the contrary in this Agreement, (A) Marriott will thereafter have no further rights to use any Sonder Proprietary Marks or Third Party Marks relating exclusively to such Property, and (B) Sonder will thereafter have no further rights to use any Marriott Proprietary Marks or the name “Sonder by Marriott Bonvoy” relating exclusively to such Property. The parties acknowledge and agree that the occurrence of events permitting a Removal under Sections 17.1.B.7, 17.1.B.11, and 17.1.B.12 may also constitute breaches or defaults of this Agreement and that nothing in this Article 17 will limit either party’s other remedies under this Agreement with respect to such events.
1.1.Post-Removal Obligations. Upon any Removal, each party will (and will cause its applicable Affiliates to) promptly comply with the applicable post-termination obligations for the applicable Properties set forth in Section 19.
1.2.Reinstatement. With respect to any Removals under Sections 17.1.A or 17.1.B, if the event that led to such Removal is later cured during the Term, then the applicable Property will be deemed to be New Sonder Property under Section 1.5 and clauses (1), and (2) of Section 1.5.A will apply to such Properties so long as the conditions in Section 1.5.A are then satisfied with respect to such Properties.
18.DEFAULT AND TERMINATION
18.1.Defaults by Marriott.
18.1.1.Immediate Termination. Marriott will be in Default for which Sonder may terminate this Agreement without providing Marriott any opportunity to cure the Default, effective on notice to Marriott (or on the expiration of any notice or cure period given by Sonder in its sole discretion or required by Applicable Law), if any of the following occurs:

18.1.1.1.1.1.1.Marriott or any other Person that Controls or has an Ownership Interest in Marriott (other than Persons who do not Control Marriott and only hold an Ownership Interest in Marriott through publicly-traded securities) is or becomes a Restricted Person; or
18.1.1.1.1.1.2.Marriott files a voluntary petition or a petition for reorganization under any bankruptcy, insolvency or similar law;
18.1.1.1.1.1.3.Marriott consents to an involuntary petition under any bankruptcy, insolvency or similar law or fails to vacate any order approving such an involuntary petition within 90 days from the date the order is entered;
18.1.1.1.1.1.4.Marriott dissolves or liquidates;
18.1.1.1.1.1.5.Marriott is adjudicated to be bankrupt, insolvent or of similar status by a court of competent jurisdiction; or
18.1.1.1.1.1.6.A receiver, trustee, liquidator or similar authority is appointed over all or substantially all of Marriott’s assets.
18.1.2.Termination for Material Breach. Sonder will have the right to terminate this Agreement based on a material breach of a material provision of this Agreement by Marriott. Any determination as to whether such breach was a material breach of this Agreement entitling Sonder to terminate or whether the termination is or was proper will be subject to Section 23.1. If Marriott contests
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whether the termination is or was proper, termination will not be effective until a final and binding award upholding termination has been rendered in accordance with Section 23.1. Sonder will provide notice to Marriott in accordance with Section 24.A describing the breach. On receiving the notice, Marriott will have 30 days to respond and cure the material breach; provided that if the material breach is not susceptible of cure within such 30-day period, the 30-day cure period will be extended if Marriott commences to cure the breach within such 30-day period and thereafter proceeds with reasonable diligence to complete such cure.

18.2.Defaults by Sonder.
18.2.1.Immediate Termination. Sonder will be in Default for which Marriott may terminate this Agreement without providing Sonder any opportunity to cure the Default, effective on notice to Sonder (or on the expiration of any notice or cure period given by Marriott in its sole discretion or required by Applicable Law), if any of the following occurs:

18.2.1.1.1.1.1.Sonder or any other Person that Controls or has an Ownership Interest in Sonder (other than Persons who do not Control Sonder and only hold an Ownership Interest in Sonder through publicly-traded securities) is or becomes a Restricted Person;
18.2.1.1.1.1.2.A Bankruptcy Action; or
18.2.1.1.1.1.3.Sonder admits in writing its inability to pay its debts as they become due.
18.2.2.Default with Opportunity to Cure. Sonder will be in Default for which Marriott may terminate this Agreement for the events listed below, if after 30 days’ notice of default (or such greater number of days given by Marriott in its sole discretion or as required by Applicable Law), Sonder fails to cure the default as specified in the notice:

18.2.2.1.1.1.1.Sonder or any of its Affiliates takes any action that constitutes a violation of Applicable Law that materially adversely affects any System, other Marriott Products, or the Marriott Proprietary Marks;
18.2.2.1.1.1.2.A Transfer occurs that does not comply with the terms of Sections 16.2 or 16.3;
18.2.2.1.1.1.3.Sonder or any of its Affiliates fail to pay any amounts due under this Agreement;
18.2.2.1.1.1.4. 40% or more of all Properties fail to comply with the Collection Standards; or
18.2.2.1.1.1.5.There occurs any other material breach of this Agreement by any Sonder Party, including any representations and warranties by Sonder.
18.3.Performance Termination.

18.3.1.Distribution Threshold. Subject to Sections 18.3.B and 18.3.C, if the Distribution Threshold is not satisfied for any given test year (with the first test year starting on the first day of the first full month after the 2nd anniversary of the Effective Date and each subsequent test year
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starting on the same date in the following year) during the Term (each, a “Distribution Failure”), the following will occur:

(i)    the Royalty Fee for the following year will decrease by 1.0% for the Properties (and if the Distribution Threshold is satisfied during the year following such Distribution Failure, the Royalty Fee for such following year will increase back to the standard amount for the immediately subsequent year);

(ii)    if such Distribution Failure is the second consecutive Distribution Failure, the Royalty Fee for the following year will decrease by an additional 1.0% (for a total reduction of 2.0% (the “Second Failure Penalty”)) for the Properties (and if the Distribution Threshold is satisfied during the year following such second consecutive Distribution Failure, the Royalty Fee for such following year will increase back to the standard amount that applied before the first Distribution Failure in such series of Distribution Failures). If the Distribution Threshold is not satisfied during any year following a year for which the Second Failure Penalty applies then the Second Failure Penalty will continue to apply for subsequent years until the Distribution Threshold for a subsequent year is satisfied but the Royalty Fee will not be reduced by more than 2.0% at any time; and

(iii)    if the Second Failure Penalty applies for 2 years (whether or not consecutive) in any consecutive 3-year period after the initial year in which the Second Failure Penalty applies, Sonder will have the right to terminate this Agreement effective on notice to Marriott (or on the expiration of any notice or cure period given by Sonder in its sole discretion or required by Applicable Law) without the payment of any fee, damage or other penalty by either party (other than the Unamortized Key Money); provided that such notice must be provided within 60 days after the end of the year in which the termination right is triggered.

18.3.2.Extraordinary Events. If an Extraordinary Event occurred during any test year that materially adversely affected at least 50% of the Properties or the booking of reservations through Marriott Channels for at least 50% of the Properties and, in such case, the same caused a Distribution Failure, then such year will be excluded from this Section 18.3 (both for purposes of whether a Distribution Failure has occurred and for whether a Distribution Failure has been cured and the Royalty Fees reset to the standard amount). If an Extraordinary Event occurred during any test year that materially adversely affected (x) one or more Properties but less than 50% of the Properties, or (y) the booking of reservations through Marriott Channels for one or more Properties but less than 50% of the Properties, then the Property(ies) actually affected by the Extraordinary Event during such year will be excluded from the calculation of the Distribution Threshold for such year.

18.3.3.BSA Performance. Marriott will have the right to exclude any Property from the calculation of the Distribution Threshold for any test year if such Property is in the red zones under the Quality Assurance Program during such year.

18.4.Termination for Change of Control of Sonder. Notwithstanding anything to the contrary in this Agreement, after the fifth anniversary of the Effective Date, Sonder and Marriott will each have the right to terminate this Agreement effective on notice to the other party and payment of the Termination Fee in accordance with Section 18.5 below and payment of the Unamortized Key Money in accordance with Section 4.8.C, upon any Transfer of (or series of Transfers) of: (i) 50% of more of the direct or indirect Ownership Interests in Sonder to any Non-Controlled Person; (ii) 50% or more of Sonder’s direct or indirect Ownership Interests in all of the Properties to any Non-Controlled
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Person; or (iii) the right to Control the day-to-day management or operations of Sonder or each Sonder Party that is the owner, lessee, or operator of a Property to any Non-Controlled Person.

18.5.Termination Fee.
18.5.1.Termination. As a condition to the effectiveness of any termination of this Agreement under Section 18.4, Sonder will pay Marriott a Termination Fee calculated as set forth in Section 18.5.B, which Termination Fee will, notwithstanding anything to the contrary in this Agreement, be Marriott’s sole and exclusive remedy for the termination of this Agreement under Section 18.4 (other than payment of the Unamortized Key Money).

18.5.2.Calculation of Termination Fee. The termination fee owed by to Marriott by Sonder in connection with any termination of this Agreement in accordance with Section 18.4 (the “Termination Fee”) will be in an amount equal to the following:

Date of Termination:	Termination Fee:
Between the 5th anniversary and 10th anniversary of the Effective Date	The average monthly Royalty Fees for the past 24 months multiplied by 36
Between the 11th anniversary and 15th anniversary of the Effective Date	The average monthly Royalty Fees for the past 24 months multiplied by 24
Between the 16th anniversary and 19th anniversary of the Effective Date	The average monthly Royalty Fees for the past 24 months multiplied by 12
Between the 19th anniversary and 20th anniversary of the Effective Date	The average monthly Royalty Fees for the past 24 months multiplied by the number of months remaining in the Term

C.    Termination Fee Example. For illustrative purposes of calculating the Termination Fee only, if the average monthly Royalty Fees owed to Marriott during the previous 24 months preceding termination equals $500,000 and (i) there are 14 years remaining in the initial Term as of the date of termination, the Termination Fee will equal $18,000,000 (i.e., one year of Royalty Fees (36 x $500,000)) or (ii) there are 4 full months remaining in the initial Term as of the date of termination, the Termination Fee will equal $2,000,000 (i.e., 4 months of Royalty Fees (4 x $500,000)).

D.    Harm to Marriott. Sonder agrees that if it fails to operate the Properties under the Collection for the entire Term, Marriott will incur damages, including loss of future Royalty Fees and Program Services Contributions, and that replacement of the Properties with comparable Lodging Facilities will take significant time and effort. Sonder agrees that it is difficult to calculate such damages over the remainder of the Term and that the termination provided for in this Section 18.5 is not a penalty and represents a reasonable estimate of the minimum fair and just compensation for the damages that Marriott will incur.

18.6.Other Remedies. Each party’s ability to terminate this Agreement under Sections 18.1 or 18.2 as applicable, does not preclude such party from electing to pursue additional remedies under Applicable Law (including equitable remedies pursuant to Section 23.2), unless such remedies are
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expressly limited pursuant to the terms and conditions of this Agreement and any such election of remedies will not affect the obligations of each party to comply with Section 19.
19.POST-TERMINATION
19.1.Sonder Obligations.
A.    De-Identification. On the expiration or other termination of this Agreement, Sonder will (and will cause the applicable Sonder Parties to):
1.    immediately cease to operate the Properties under the Collection;
2.    within 10 days thereafter, permanently cease to use, and remove from the Properties and any other place of business, any Marriott Intellectual Property, including any Electronic Systems, advertising or any articles that display any of the Marriott Proprietary Marks (including uses of the Marriott Proprietary Marks along with the Sonder Proprietary Marks or Third Party Marks) or any trade dress or distinctive features or designs associated with Marriott Products;
3.    within 30 days thereafter, remove any signs containing any Marriott Proprietary Marks (if Sonder is unable to remove the signs within 48 hours, Sonder will cover the signs within 48 hours and remove them within 30 days);
4.    within 3 days thereafter, remove from any internet sites all content under its control related to Marriott and take all actions within its control that are reasonably necessary to disassociate itself from Marriott on the internet. Sonder will cancel any domain name under the control of Sonder or its Affiliates that contains any Marriott Proprietary Mark, or any mark that is confusingly similar, including misspellings and acronyms;
5.    within 30 days thereafter, cancel any fictitious, trade or assumed name or equivalent registration that contains any Marriott Proprietary Mark or any variations, and provide reasonably satisfactory evidence to Marriott of its compliance within 30 days after expiration or termination of this Agreement;
6.    within 30 days thereafter, deliver to Marriott or, at Marriott’s option, destroy the originals and all copies of any Marriott Intellectual Property, including Marriott Guest Personal Data. Sonder will not retain a copy of any Marriott Intellectual Property (including electronic copies), except for any documents that Sonder reasonably needs for compliance with Applicable Law. If Marriott explicitly permits Sonder to use any Marriott Intellectual Property after the termination or expiration date, such use by Sonder will be in accordance with this Agreement and Applicable Law; and
7.    within 5 days thereafter, other than to the extent required to comply with Applicable Law, cease using any of Marriott’s Confidential Information or any Marriott Intellectual Property and disclosing it to anyone not authorized by Marriott to receive it.
B.    Disassociation. Until all modifications and alterations required by this Section 19.1 are completed, Sonder will maintain a conspicuous sign at each Property’s registration desk in a form reasonably agreed by the parties stating that the Property is no longer associated with Marriott.
C.    Other Obligations and Termination Costs. On expiration or termination of this Agreement, Sonder will (a) comply with the obligations in the Sections referenced under Section 26.8;
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and (b) promptly pay: (i) when invoiced all amounts owing to Marriott through the date of expiration or termination (including amounts that accrue after the date of expiration or termination that relate to events occurring prior to the date of expiration or termination); and (ii) Marriott’s costs resulting from cancellation of reservations or early departures by customers receiving the notice sent pursuant to Section 19.2. Marriott will have the right to recover reasonable legal fees and court costs incurred in collecting such amounts. If this Agreement is terminated under Section 20.2, Sonder will cooperate with Marriott in pursuing its claim under the business interruption insurance required under this Agreement.
19.2.Rights on Expiration or Termination. The parties will use good faith efforts to mutually agree on a communication plan prior to expiration or termination of this Agreement, including mutually agreeing on a joint notice that the Collection is ending. If the parties have not mutually agreed on a communication plan at least 90 days prior to the expiration or termination of this Agreement, Marriott and Sonder may give notice that the Collection is ending and take any other action reasonably necessary due to the expiration or termination of this Agreement related to customers, Travel Management Companies, suppliers and other Persons affected by such expiration or termination, and neither party will be liable to the other party for any Damages (other than to the extent resulting from third-party Claims to the extent an indemnity exists with respect thereto pursuant to Article 13) related to such notice or action taken in compliance with this Section 19.2.
19.3.Marriott’s Obligations.
A.    De-Identification. Upon the expiration or other termination of this Agreement, Marriott will (and will cause the applicable Marriott Parties to):
1.    cease to market the Properties under the Collection (including, but not limited to, removing the Properties from any website owned or operated by or on behalf of Marriott and ceasing to market or take reservations with respect to the Properties, via Marriott Channels or otherwise);
2.    within 30 days thereafter, permanently cease to use any Sonder Intellectual Property, advertising or any articles that display any of the Sonder Proprietary Marks (including uses of the Sonder Proprietary Marks along with the Marriott Proprietary Marks) or any trade dress or distinctive features or designs associated with Sonder Intellectual Property;
3.    cancel any fictitious, trade or assumed name or equivalent registration that contains any Sonder Proprietary Marks any variations thereof, and provide reasonably satisfactory evidence to Sonder of its compliance within 30 days after expiration or termination of this Agreement;
4.    within 30 days thereafter, deliver to Sonder or destroy the originals and all copies of any Sonder Intellectual Property. Marriott will not retain a copy of any Sonder Intellectual Property (including electronic copies), except for any documents that Marriott reasonably needs for compliance with Applicable Law. If Sonder explicitly permits Marriott to use any Sonder Intellectual Property after the termination or expiration date, such use by Marriott will be in accordance with this Agreement and Applicable Law; and
5.    within 30 days thereafter, other than to the extent required to comply with Applicable Law, cease using any of the Sonder’s Confidential Information and disclosing it to anyone not authorized by Sonder to receive it.
B.    Other Obligations and Termination Costs. On expiration or termination of this Agreement, Marriott will (a) comply with the obligations in the Sections referenced under Section 26.8;
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and (b) promptly pay when invoiced all amounts owing to Sonder under this Agreement through the date of termination or set-off or deduct from such amounts any amounts owed to Marriott or any of its Affiliates by Sonder or any of its Affiliates under Section 19.1.C (but Marriott may not set-off or deduct against any amounts not contemplated under Sections 4.2, 4.3, 4.4, 4.5, 4.8, 4.9, 7.2 or Exhibit D).
19.4    Post-Term Reservations. Marriott may, for each Property, (i) notify people with reservations at the Property for dates after the Removal or expiration or termination of this Agreement, as applicable, and Property guests that the Property is planning to exit the Collection or that the Collection is ending, as applicable, and (ii) elect not to take or allow any new reservations at the Property for dates that extend beyond the date of the Removal or expiration or termination of this Agreement, as applicable. Marriott will not be liable for any losses, including, but not limited to, losses resulting from cancellation of reservations or early departures, that might occur as a result of, or subsequent to, such people receiving such notice. Sonder will reimburse Marriott for any costs associated with the relocation of people to other Marriott Properties as a result of, or subsequent to, such people receiving such notice, including costs associated with relocating Loyalty Redemptions reservations.
20.CONDEMNATION AND CASUALTY
20.1.Condemnation.
A.    Condemnation Notification. Sonder will promptly notify Marriott if it receives notice of any proposed taking of a material portion of a Property by eminent domain, condemnation, compulsory acquisition or similar proceeding by any governmental authority (“Condemnation”). Any condemnation award or similar compensation received by Sonder will be the property of Sonder and Marriott will have no claim with respect thereto; provided, however, Marriott will have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Marriott as a result of such Condemnation.
B.    Condemnation Removal. Upon any Condemnation that results in Sonder’s decision to no longer operate such Property, Sonder will send Marriott written notice of the same and Marriott or Sonder may remove such Property from the Collection and this Agreement upon written notice to the other party, in which case, the parties will comply with the post-termination obligations in Section 19.
C.    Condemnation Restoration. If, notwithstanding a partial Condemnation, Sonder decides to continue operating such Property, Sonder will have no obligation to repair or restore the Property to its former condition. If (i) such partial Condemnation results in such Property no longer complying with the Collection Standards, and (ii) (I) Sonder sends to Marriott written notice of its intent not to restore the Property such that the same complies with the Collection Standards or (II) within 180 days after such partial Condemnation, Sonder has not taken any action to commence the restoration of the Property (which may include beginning preparation of conceptual plans or other planning activities) with the intent that the same will comply with the Collection Standards upon completion of such restoration, then either Sonder or Marriott may, within 90 days of the earlier of the occurrence of clause (I) or (II), remove such Property from the Collection and this Agreement upon written notice to the other party without damages, fees or other costs owed by either party.
D.    Condemnation Reinstatement. Notwithstanding the foregoing, if a Property is removed from the Collection and this Agreement pursuant to this Section 20.1 and Sonder or an Affiliate of Sonder determines at any time during the Term to either (i) restore the Property to the condition that existed immediately prior to the Condemnation or that otherwise meets the Collection Standards (a
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“Property Restoration”) or (ii) if the building of such Property already meets the Collection Standards, recommence using the building as a Lodging Facility, then Sonder will provide Marriott with written notice of its intent to undertake such Property Restoration or recommence using the building as a Lodging Facility, and Marriott may deliver to Sonder written notice of its desire to reinstate such Property in this Agreement by providing notice to Sonder or its Affiliate within 90 days after receipt by Marriott of such notice from Sonder or its Affiliate; provided, however, that if Sonder or its Affiliate fails to give such notice and Marriott would have the right to reinstate upon the delivery of notice pursuant to this Section 20.1.D, then Marriott may deliver to Sonder written notice of its intent to reinstate such Property in this Agreement by providing notice to Sonder or its Affiliate within 90 days after Marriott becomes aware of Sonder’s desire to undertake such Property Restoration or recommence using the building as a Lodging Facility. Upon the delivery by Marriott of written notice of its desire to reinstate this Agreement as to a Property, the terms of Section 1.5 of this Agreement will apply to such Property, upon completion of such restoration, as if the same constituted a New Sonder Property.
20.2.Casualty.
A.    Casualty Notification. Sonder will promptly notify Marriott if a Property is materially damaged by any casualty.
B.    Casualty Removal. Upon any casualty that results in Sonder’s decision to no longer operate such Property, Sonder will send to Marriott written notice of the same, and Marriott or Sonder may remove such Property from the Collection and this Agreement upon written notice to the other party, in which case, the parties will comply with the post-termination obligations in Section 19.
C.    Casualty Restoration. If, notwithstanding a partial casualty, Sonder decides to continue operating such Property, Sonder will have no obligation to repair or restore the Property to its former condition. If (i) such partial casualty results in such Property no longer complying with the Collection Standards and (ii) (I) Sonder sends to Marriott written notice of its intent not to restore the Property such that the same complies with the Collection Standards or (II) within 180 days after such partial casualty, Sonder has not taken any action to commence the restoration of the Property (which may include beginning preparation of conceptual plans or other planning activities) with the intent that the same will comply with the Collection Standards upon completion of such restoration, then either Sonder or Marriott may, within 90 days of the earlier of the occurrence of clause (I) or (II), remove such Property from the Collection and this Agreement upon written notice to the other party without damages, fees or other costs owed by either party.
D.    Casualty Reinstatement. Notwithstanding the foregoing, if a Property is removed from the Collection and this Agreement pursuant to this Section 20.2 and Sonder or an Affiliate of Sonder determines at any time during the Term to either (i) commence a Property Restoration or (ii) if the building of such Property already meets the Collection Standards, recommence using the building as a Lodging Facility, then Sonder will provide Marriott with written notice of its intent to undertake such Property Restoration or recommence using the building as a Lodging Facility, and Marriott may deliver to Sonder written notice of its desire to reinstate such Property in this Agreement by providing notice to Sonder or its Affiliate within 90 days after receipt by Marriott of such notice from Sonder or its Affiliate; provided, however, that if Sonder or its Affiliate fails to give such notice and Marriott would have the right to reinstate upon the delivery of notice pursuant to this Section 20.2.D, then Marriott may deliver to Sonder written notice of its intent to reinstate such Property in this Agreement by providing notice to Sonder or its Affiliate within 90 days after Marriott becomes aware of Sonder’s desire to undertake such Property Restoration or recommence using the building as a Lodging Facility. Upon the delivery by Marriott of written notice of its desire to reinstate this Agreement as to a Property, the terms of Section
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1.5 of this Agreement will apply to such Property, upon completion of such restoration, as if the same constituted a New Sonder Property.
21.COMPLIANCE WITH APPLICABLE LAW; LEGAL ACTIONS
21.1.Compliance with Applicable Law. Sonder will comply with all Applicable Law (including in connection with the offer and sale of Properties (including New Sonder Properties), and the administration of the Sonder system and Properties under this Agreement, including all franchise and distribution laws), and will obtain all permits, certificates and licenses necessary to operate the Properties and comply with this Agreement.
21.2.Notice of Legal Actions. To the extent Sonder has Knowledge and has received written notice, Sonder will use reasonable endeavors to notify the JOC within 10 business days after Sonder’s receipt of such written notice (not to exceed 30 days after Sonder’s receipt of such written notice) and provide the JOC copies of: (i) any material Claim involving a Property or this Agreement; (ii) any Claim involving Marriott; (iii) any judgment, order, or other decree related to a Property or Sonder; (iv) any Claim involving a debtor or creditor proceeding, bankruptcy, insolvency, or similar proceeding involving any Sonder Party; (v) any written complaint or Claim regarding a Property’s compliance with Accessibility Requirements; or (vi) any written notice received from a governmental authority of a Claim involving a Property that relates to (a) a violation of the FLS Standards or (b) a material failure to meet health or life safety requirements or any other material violation of Applicable Law related to a Property or this Agreement. This Section 21.2 will not change any notice requirement that either party may have under any insurance policies, under Section 9.3.E, or under Section 13.
22.RELATIONSHIP OF PARTIES
This Agreement does not create a fiduciary relationship between Marriott and Sonder. Sonder is an independent contractor, and neither party is an agent, legal representative, joint venturer, partner, joint employer, or employee of the other for any purpose and Sonder will make no representation to the contrary. Nothing in this Agreement authorizes either party to make any contract, agreement, warranty or representation on the other’s behalf, or to incur any debt or other obligation in the other’s name.
23.GOVERNING LAW; ARBITRATION; INTERIM RELIEF; COSTS OF ENFORCEMENT; WAIVERS
23.1.Governing Law, Arbitration, and Jurisdiction.
A.    Governing Law. This Agreement will be construed under and governed by New York law, which law will prevail if there is any conflict of law.
B.    Escalation of Dispute. If either party intends to submit a Dispute to arbitration as contemplated by Section 23.1.C, then, before doing so, that party will notify the other party in writing that a Dispute has arisen which it intends to refer to arbitration (such notice, a “Dispute Notice”). Any Dispute Notice will set out in reasonable detail the matter in dispute and refer the matter in question to the Marriott Relationship Manager or the Sonder Relationship Manager, as applicable. The representatives of the parties will then enter into good faith, non-binding discussions on the matter and will review solutions and possibilities in order to attempt to resolve the matter. Notwithstanding anything to the contrary in this Section 23.1.B, if the parties are unable to resolve the matter in question in writing within 10 days after the date of the Dispute Notice, either party will be free to submit the dispute to arbitration in accordance
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with Section 23.1.C. For the avoidance of doubt, this Section 23.1.B does not apply for disputes in which urgent injunctive relief is to be sought under Section 23.2.
C.    Arbitration.
    1.    Except as otherwise specified in this Agreement and for Claims for indemnification under Section 13 or actions for injunctive or other equitable relief under Section 23.2, any Dispute will be resolved, referred to, and finally settled by, arbitration under and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or any similar successor rules). The arbitrator(s) will be appointed in accordance with such rules. The number of arbitrators will be one unless the parties agree otherwise in accordance with such rules. The place where arbitration proceedings will be conducted is New York, New York. The party bringing the arbitration will submit the following together with any demand or filing required by the American Arbitration Association: (i) a full and specific description of the claim under this Agreement, including identifying the specific provisions that the other party has breached, (ii) documentary evidence of the facts alleged by the complaining party, and (iii) a declaration under penalty of perjury that all facts stated in the claim and documentation are true and correct and do not fail to state facts known to the complaining party that are material to the determination of the dispute.
2.    The decision of the arbitral tribunal will be final and binding on the parties and will be enforceable in any courts having jurisdiction. The arbitral tribunal will have no authority to amend or modify the terms of this Agreement. The arbitral tribunal will have the right to award or include in its award any relief it deems proper, including money damages and interest on unpaid amounts, specific performance and reasonable legal fees and costs in accordance with this Agreement; however, the arbitral tribunal may not award punitive, consequential or exemplary damages (except for those related to misuse of Marriott Intellectual Property). The costs and expenses of arbitration will be allocated and paid by the parties as determined by the arbitral tribunal.
3.    Any arbitration proceeding under this Agreement will be conducted on an individual (not a class-wide) basis and will not be consolidated with any other arbitration proceedings to which Marriott is a party but no Sonder Party is a party, except that Marriott may join any Operated Property Owner and either party may join any guarantor of any obligations with respect to this Agreement in any such proceeding. Any Dispute to be settled by arbitration under this Section will at the request of Sonder or Marriott be resolved in a single arbitration before a single tribunal together with any Dispute arising out of or relating to any other agreement between Sonder and Marriott and its Affiliates. A decision on a matter in another arbitration proceeding will not prevent a party from submitting evidence with respect to a similar matter or prevent the arbitral tribunal from rendering an independent decision without regard to such decision in such other arbitration proceeding.
4.    Marriott or Sonder may, without waiving any rights, seek from a court having jurisdiction any interim or provisional relief that may be necessary to protect its rights or property (including any aspect of Marriott Intellectual Property, or any reason concerning the safety of a Property or the health and welfare of any of a Property’s guests, invitees or employees).
5.    All awards, orders, materials and documents related to the arbitration are confidential and Sonder and Marriott will each use reasonable endeavors to prevent disclosure to any Person not related to the arbitration without approval of the other party, except: (i) if they are in the public domain; (ii) as required by Applicable Law; (iii) to protect a legal right; or (iv) to enforce or challenge an award in litigation or arbitration proceeding. This obligation applies to the arbitrators, the court, and any experts appointed in a litigation or arbitration proceeding.
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D.    Jurisdiction. Sonder and Marriott expressly and irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York for the purpose of any Disputes that are not required to be subject to arbitration under Section 23.1.B. So far as permitted under New York law, this consent to personal jurisdiction will be self-operative.
23.2.Equitable Relief. Each party is entitled to injunctive or other equitable relief, including restraining orders and preliminary injunctions, in any court of competent jurisdiction for any threatened or actual material breach of this Agreement. Each party is entitled to such relief without the necessity of proving the inadequacy of money damages as a remedy, without the necessity of posting a bond and without waiving any other rights or remedies.
23.3.Costs of Enforcement. The prevailing party in any legal or equitable action related to the Properties, this Agreement will recover its reasonable out-of-pocket legal fees and costs, including reasonable out-of-pocket fees and costs incurred in confirming and enforcing an award under Section 23.1.B. The prevailing party will be determined based upon an assessment of which party’s arguments or positions could fairly be said to have prevailed over the other party’s arguments or positions on major disputed issues in the arbitration or at trial, and should include an evaluation of the following: the amount of the net recovery; the primary issues disputed by the parties; whether the amount of the award comprises a significant percentage of the amount sought by the claimant; and the most recent settlement positions of the parties.
23.4.WAIVER OF PUNITIVE DAMAGES. EACH OF SONDER AND MARRIOTT ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES AND DISCLAIMS FOR THEMSELVES, EACH OF THEIR RESPECTIVE AFFILIATES, AND EACH OF THE SHAREHOLDERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS OF ANY OF THE FOREGOING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE RIGHT TO CLAIM OR RECEIVE ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES IN ANY DISPUTE RELATED TO THE PROPERTIES, THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, OR ANY ACTIONS OR OMISSIONS IN CONNECTION WITH ANY OF THE ABOVE. EACH OF SONDER AND MARRIOTT ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT, AND ALL OTHER RIGHTS AND REMEDIES AT LAW AND IN EQUITY, WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES MIGHT HAVE WITH RESPECT THERETO.
23.5.WAIVER OF JURY TRIAL. EACH OF SONDER AND MARRIOTT ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY DISPUTE RELATED TO THE PROPERTIES, THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES OR ANY ACTIONS OR OMISSIONS IN CONNECTION WITH ANY OF THE ABOVE.
23.6.Limitations Period. If the MFRDL applies to this Agreement, Sonder agrees that any Dispute arising under the MFRDL must be brought within 3 years after the Effective Date.
24.NOTICES
A.    Written Notices. Subject to Section 24.B., all notices, requests, statements and other communications under this Agreement will be: (i) in writing; (ii) delivered by hand with receipt, or by courier service with tracking capability; and (iii) to the addresses stated below or at any other address designated in writing by the party entitled to receive the notice. Any notice will be deemed received (x)
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when delivery is received or first refused, if delivered by hand or (y) one day after posting of such notice, if sent via overnight courier.
Notices to Marriott:    Marriott International, Inc.
7750 Wisconsin Avenue
Bethesda, MD 20814
Attn: Tim Grisius, Global Real Estate Officer
Department 30/921.16

With a copy to:     Marriott International, Inc.
7750 Wisconsin Avenue
Bethesda, MD 20814
    Attn: Law Department 52/923.28
And a copy (which will
not constitute notice)
via email to:            lawfranchiseops@marriott.com

Notices to Sonder:    Sonder Holdings Inc.
    447 Sutter St Ste 405, #542
    San Francisco, CA 94108
    Attn: General Counsel

With a copy to:    Paul Hastings LLP
1999 Avenue of the Stars, 27th Floor
Los Angeles, CA 90067
Attn: Rick S. Kirkbride, Esq.

And a copy (which will
not constitute notice)
via email to:            legal@sonder.com

B.    Electronic Delivery. Marriott and Sonder may provide the other with electronic delivery of routine information and invoices, the IP Standards, Data Privacy Standards, and other System requirements and programs. Either party may provide the other party with electronic delivery of any Specified Communications via a delivery method provided by the Marriott Relationship Manager or the Sonder Relationship Manager, as applicable. Marriott and Sonder will cooperate with each other to adapt to new technologies that may be available for the transmission of such information.
25.REPRESENTATIONS AND WARRANTIES
25.1.Existence; Authorization; Ownership; Other Representations.
A.    Existence. Each of Marriott and Sonder represents and warrants that it: (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation; and (ii) has and will continue to have the ability to perform its obligations under this Agreement.
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B.    Authorization. Each of Marriott and Sonder represents and warrants that the execution and delivery of this Agreement and the performance of its obligations under this Agreement: (i) have been duly authorized; and (ii) do not and will not violate, contravene or result in a default or breach of (a) any Applicable Law, or (b) its governing documents. Without limiting the generality of the foregoing, each of Sonder and Marriott represents and warrants on behalf of itself and its respective Affiliates that no agreement or other arrangement of any type (including any management agreement, franchise agreement, letter of intent, option to purchase, technical services agreement, reservation agreement, or any oral agreement or course of conduct which could be construed to be a contract) exists, as of the Effective Date, which would materially prohibit or conflict with its ability to enter into this Agreement or perform its obligations under this Agreement.
C.    Prior Representations. Each of Marriott and Sonder represents and warrants that all of the representations, warranties and information provided for this Agreement by such party were true as of the time made and are true as of the Effective Date.
D.    Restricted Person. Each party represents and warrants, and will ensure throughout the Term, that neither such party, nor the Person(s) that Control such party, nor any of its funding sources is a Restricted Person. Sonder represents and warrants, and will ensure throughout the Term, that (i) to its Knowledge, none of the Properties’ funding sources is a Restricted Person and (ii) neither Sonder nor any of its Affiliates is a Marriott Competitor.
E.    Ownership of Sonder Parties. Sonder represents and warrants that the information in Attachment One to Exhibit A regarding the Sonder Parties is complete and accurate. Upon any Transfer that requires notice to, or the consent of, Marriott under Section 16, or on request of Marriott, Sonder will provide a list of the names and addresses of the Interestholders and documents necessary to confirm such information and update Attachment Two to Exhibit A.
F.    Ownership of the Properties. Except for the Properties that are operated by a Sonder Party under a lease or ground lease with a third party owner (each, a “Leased Property Owner”) listed in Attachment Two and Attachment Three to Exhibit A (the “Leased Properties”), Sonder represents and warrants that it or a Sonder Party is the sole owner of each Property and holds good and marketable fee title to each Property’s location. Sonder represents and warrants that to Sonder’s Knowledge as of the Effective Date (i) the Leased Property Owner listed in Attachment Two and Attachment Three to Exhibit A is the sole owner of each Leased Property, (ii) each Leased Property is leased to Sonder under a lease (each, a “Lease”) between the applicable Sonder Party and Leased Property Owner, and (iii) the applicable Sonder Party has all rights and authority relating to the applicable Leased Property for the performance of Sonder’s obligations under this Agreement. If any Lease provides for a Leased Property Owner to perform any of Sonder’s obligations under this Agreement, Sonder will use commercially reasonable efforts to cause such Leased Property Owner to perform such obligations as required under this Agreement. The existence of any Lease and its terms that require a Leased Property Owner to perform Sonder’s obligations are not an assignment of such obligations to such Leased Property Owner and do not relieve Sonder of any obligation under this Agreement. No Lease will limit or restrict Marriott’s rights or remedies under this Agreement in any material manner. Promptly after any change to the term length or renewal terms of a Lease, Sonder will provide Marriott with written notice of such changes.
G.    Owners. To Sonder’s Knowledge, Sonder represents and warrants that each Owner is not, and that none of any Owner’s Affiliates (including their directors and officers), Interestholders or the funding sources for any of them, is a Marriott Competitor or a Restricted Person. If
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Sonder receives written notice of a Transfer of a Leased Property Owner’s interest in a Lease, or of a Controlling Ownership Interest in such Leased Property Owner, Sonder will promptly notify Marriott. Sonder represents and warrants that no Owner is an Affiliate of Sonder as of the Effective Date. Sonder acknowledges that if at any time during the Term, an Owner becomes an Affiliate of Sonder, Sonder will promptly notify Marriott, and such Owner will become a Covered Sonder Party.
H.    Accessibility Requirements. For each Property in the United States, Sonder represents and warrants that to its Knowledge (i) such Property is in compliance with Accessibility Requirements, or (ii) Sonder believes in good faith that such Property’s non-compliance with Accessibility Requirements is excused under Applicable Law because the removal of the barriers to such Property’s compliance with Accessibility Requirements is not readily achievable.
I.    Litigation. Sonder represents and warrants that there are no Claims pending or, to Sonder’s Knowledge, threatened in writing that would be reasonably expected to (i) threaten, hinder or delay Sonder’s ability to complete the Holistic Capital Solution, (ii) hinder Sonder’s ability to timely and fully perform any of its duties and obligations under this Agreement, or (iii) result in any Claims against or involving Marriott and its Affiliates.
25.2.Additional Acknowledgments and Representations.
A.    NO RELIANCE. IN ENTERING THIS AGREEMENT, (I) SONDER REPRESENTS AND WARRANTS THAT IT DID NOT RELY ON, AND NEITHER MARRIOTT NOR ANY OF ITS AFFILIATES HAS MADE, ANY PROMISES, REPRESENTATIONS, WARRANTIES OR AGREEMENTS RELATING TO THE FRANCHISE, THE PROPERTIES, OR THE COLLECTION, UNLESS CONTAINED IN THIS AGREEMENT, AND (II) MARRIOTT REPRESENTS AND WARRANTS THAT IT DID NOT RELY ON, AND NEITHER SONDER NOR ANY OF ITS AFFILIATES HAS MADE, ANY PROMISES, REPRESENTATIONS, WARRANTIES OR AGREEMENTS RELATING TO THE PROPERTIES, UNLESS CONTAINED IN THIS AGREEMENT.
B.    BUSINESS RISK. EACH PARTY AGREES THAT THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT INVOLVES SUBSTANTIAL BUSINESS RISK, IS A VENTURE WITH WHICH SUCH PARTY HAS RELEVANT EXPERIENCE AND ITS SUCCESS IS LARGELY DEPENDENT ON SUCH PARTY’S ABILITY AS AN INDEPENDENT BUSINESS. EACH PARTY DISCLAIMS THE MAKING OF, AND EACH PARTY AGREES IT HAS NOT RECEIVED, ANY INFORMATION, WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO THE POTENTIAL REVENUES, PROFITS OR SUCCESS OF SUCH BUSINESS VENTURE. MARRIOTT WILL NOT INCUR ANY LIABILITY FOR ANY ERROR, OMISSION OR FAILURE CONCERNING ANY ADVICE, TRAINING OR OTHER ASSISTANCE FOR THE PROPERTIES PROVIDED TO SONDER, INCLUDING FINANCING, DESIGN, CONSTRUCTION, RENOVATION OR OPERATIONAL ADVICE.
C.    DISCLOSURE AND NEGOTIATION. SONDER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT IS A MODIFIED VERSION OF THE OFFERING SET FORTH IN THE 2024 DISCLOSURE DOCUMENT FOR THE APARTMENTS BY MARRIOTT BONVOY BRAND THAT HAS BEEN HEAVILY NEGOTIATED AT SONDER’S REQUEST TO REFLECT SONDER’S EXISTING BUSINESS MODEL. EACH PARTY HAS HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH ITS ADVISORS ABOUT THE POTENTIAL BENEFITS AND
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RISKS OF ENTERING INTO THIS AGREEMENT. EACH PARTY HAS HAD AN OPPORTUNITY TO NEGOTIATE THIS AGREEMENT.
D.    HOLDING PERIODS. SONDER ACKNOWLEDGES THAT IT RECEIVED A COPY OF THIS AGREEMENT, ITS EXHIBITS AND ATTACHMENTS, IF ANY, AND RELATED AGREEMENTS, IF ANY, AT LEAST SEVEN DAYS BEFORE THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED. SONDER FURTHER ACKNOWLEDGES THAT IT HAS RECEIVED THE DISCLOSURE DOCUMENT FOR THE APARTMENTS BY MARRIOTT BONVOY BRAND AT LEAST 14 DAYS BEFORE THE DATE ON WHICH IT EXECUTED THIS AGREEMENT OR MADE ANY PAYMENT TO MARRIOTT IN CONNECTION WITH THIS AGREEMENT; PROVIDED, HOWEVER, EXCEPT WHERE EXPRESSLY STATED IN THIS AGREEMENT, SONDER IS NOT BOUND BY OR OTHERWISE SUBJECT TO ANY TERMS OR CONDITIONS IN THE DISCLOSURE DOCUMENT FOR THE APARTMENTS BY MARRIOTT BONVOY BRAND (OR ANY OTHER DISCLOSURE DOCUMENT APPLICABLE TO ANY OTHER MARRIOTT PRODUCT) AND EACH OF MARRIOTT AND SONDER ACKNOWLEDGE AND AGREE THAT THE RELATIONSHIP SET FORTH IN THIS AGREEMENT IS NOT INTENDED TO BE CHARACTERIZED AS A FRANCHISOR-FRANCHISEE RELATIONSHIP OR OTHERWISE CONSTITUTE A FRANCHISE SALE.
E.    DISCLOSURE EXEMPTION. NOTWITHSTANDING SONDER’S ACKNOWLEDGMENT IN SECTION 25.2.D, SONDER REPRESENTS AND ACKNOWLEDGES THAT THE INITIAL INVESTMENT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT IS FOR MORE THAN $1,233,000, EXCLUDING THE COST OF UNIMPROVED LAND AND ANY FINANCING RECEIVED FROM MARRIOTT OR ITS AFFILIATES, AND THUS IS EXEMPTED FROM THE FEDERAL TRADE COMMISSION’S FRANCHISE RULE DISCLOSURE REQUIREMENTS PURSUANT TO 16 CFR 436.8(a)(5)(i).
F.    Maryland. The foregoing acknowledgments are not intended to nor will they act as a release, estoppel or waiver of any liability under the Maryland Franchise Registration and Disclosure Law (the “MFRDL”).
G.    Washington State Amendment. Marriott and Sonder each reserve the right to challenge the applicability of any law, or administrative policy or interpretation of a law, including any provision set forth in the State of Washington Amendment to this Agreement or the State of Washington Disclosure Amendments to the applicable Disclosure Document, that declares provisions in this Agreement void or unenforceable.
26.MISCELLANEOUS
26.1.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which constitute one and the same instrument. Delivery of an electronic signature or an executed signature page by electronic transmission is as effective as delivery of an original signed counterpart. Each party hereto waives any defenses to the enforceability of the terms of this Agreement based on the foregoing forms of signature.
26.2.Construction and Interpretation.
A.    Partial Invalidity. If any term of this Agreement, or its application to any Person or circumstance, is invalid or unenforceable at any time or to any extent, then: (i) the remainder of this Agreement, or the application of such term to Persons or circumstances except those as to which it is held
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invalid or unenforceable, will not be affected and each term of this Agreement will be valid and enforced to the fullest extent permitted by Applicable Law; and (ii) Marriott and Sonder will negotiate in good faith to modify this Agreement to implement their original intent as closely as possible in a mutually acceptable manner.
B.    Non-Exclusive Rights and Remedies. No right or remedy of Marriott or Sonder under this Agreement is intended to be exclusive of any other right or remedy under this Agreement at law or in equity, except as set forth in Section 18.5.
C.    No Third-Party Beneficiary. Nothing in this Agreement is intended to create any third-party beneficiary or give any rights or remedies to any Person except Marriott or Sonder and their respective permitted successors and assigns.
D.    Interpretation of Agreement. Marriott and Sonder intend that this Agreement excludes all implied terms to the maximum extent permitted by Applicable Law. Headings of Sections and geographic designations in the footer are for convenience and do not affect interpretation of this Agreement. All Exhibits to this Agreement form an integral part of this Agreement and are incorporated by reference, including all Items and Attachments of Exhibit A even if such Items or Attachments are not specifically referred to in this Agreement. Words indicating the singular include the plural and vice versa as the context may require. References to days, months and years are all calendar references. References that a Person “will” do something mean the Person has an obligation to do such thing. References that a Person “may” do something mean a Person has the right, but not the obligation, to do so. References that a Person “may not” or “will not” do something mean the Person is prohibited from doing so. Examples used in this Agreement and references to “includes” and “including” are illustrative and not exhaustive.
E.    Definitions. All capitalized terms in this Agreement have the meaning stated in Exhibit B.
26.3.Reasonable Business Judgment.
A.    Definition. Reasonable Business Judgment means:
1.    For decisions affecting a System or the Collection, that the rationale for Marriott’s decision has a business basis that is intended to: (i) benefit the System or the Collection or the profitability of the System or Collection, including Marriott, regardless of whether some individual Lodging Facilities may not benefit or be unfavorably affected; (ii) increase the value of the Marriott Proprietary Marks or the Collection; (iii) enhance guest, franchisee or owner satisfaction; or (iv) minimize potential brand inconsistencies or customer confusion; and
2.    For decisions unrelated to a System or the Collection (for example, a requested approval for a Property), that the rationale for Marriott’s decision has a business basis and Marriott has not acted in bad faith.
B.    Use of Reasonable Business Judgment. Marriott will use Reasonable Business Judgment when discharging its obligations or exercising its rights under this Agreement, including for any consents and approvals and the administration of Marriott’s relationship with Sonder, except when Marriott has explicitly reserved sole discretion.
C.    Burden of Proof. Sonder will have the burden of establishing that Marriott failed to exercise Reasonable Business Judgment. The fact that Marriott or any of its Affiliates benefited from
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any action or decision, or that another reasonable alternative was available, does not mean that Marriott failed to exercise Reasonable Business Judgment. If this Agreement is subject to any implied covenant or duty of good faith and Marriott exercises Reasonable Business Judgment, Sonder agrees that Marriott will not have violated such covenant or duty.
26.4.Consents and Approvals. Except as otherwise provided in this Agreement, any approval or consent required under this Agreement will not be effective unless it is in writing and signed by the duly authorized officer or agent of the party giving such approval or consent. Neither Marriott nor Sonder will be liable for: (i) providing or withholding any approval or consent; (ii) providing any suggestion to the other party; (iii) any delay; or (iv) denial of any request.
26.5.Waiver. The failure or delay of either party to insist on strict performance of any of the terms of this Agreement, or to exercise any right or remedy, will not be a waiver for the future.
26.6.Entire Agreement. This Agreement is fully integrated and contains the entire agreement between the parties as it relates to this license, the Properties and supersedes and extinguishes all prior statements, agreements, promises, assurances, warranties, representations and understandings, whether written or oral, by any Person. Nothing in this Agreement is intended to require Sonder to waive reliance on any representations made in the Disclosure Documents.
26.7.Amendments. This Agreement may only be amended in a written document that has been duly executed by the parties and may not be amended by conduct manifesting assent, and each party is put on notice that any individual purporting to amend this Agreement by conduct manifesting assent is not authorized to do so.
26.8.Survival. The duties and obligations of the parties that by their nature or express language survive expiration or termination of this Agreement will survive expiration or termination of this Agreement, including the terms of this Section 26 as well as the terms of Sections 7.9, 7.14, 7.15, 10, 11, 12.2, 12.4, 12.5, 13, 18.5, 18.6, 19, 21.2 (but only with respect to a Claim, judgement, report or warning related to Marriott or its Affiliates or with respect to the period before such expiration or termination), and 23.
26.9.Press Statements. All press releases and public statements will be mutually agreed by the parties; provided, however, that a party will have the right to use in subsequent press releases or public statements language previously approved for subsequent use that has not been subsequently disapproved or rendered incorrect or untrue. If either party is required by Applicable Law to make (or not make) any public statement or disclose public information, the disclosing party will promptly notify the other party of any such obligation (to the extent permitted by Applicable Law).
26.10.Covered Sonder Parties. Sonder and each Sonder Party that owns, leases, or operates a Property as set forth in Exhibit A (each, a “Covered Sonder Party” and collectively, the “Covered Sonder Parties”) acknowledge and agree that the Covered Sonder Parties will be severally (but not jointly) liable (i) the Royalty Fees, Program Services Contribution (including the Sales and Marketing Charge), Termination Fee, Loyalty Chargeout, and any other payments associated with the Property(ies) in which each Covered Sonder Party operates or has an Ownership Interest in, (ii) each of Sonder’s other obligations (including all representations, warranties, and covenants) set forth in this Agreement, and (iii) Marriott may enforce this Agreement directly against each Covered Sonder Party in accordance with the terms of this Agreement. Sonder will cause the Covered Sonder Parties to satisfy the applicable obligations of Sonder set forth in this Agreement with respect to the Properties
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which such Covered Sonder Party operates or has an Ownership Interest in. Sonder will cause each Sonder Party that becomes a Covered Sonder Party (via such party’s operation, tenancy or ownership of a Property or New Property) at any point during the Term to execute an acknowledgement of being bound by this Agreement within 30 days of becoming a Covered Sonder Party.
26.11    Operated Properties.
A.     Operated Properties; Management Agreements; Electronic Systems License Agreements. To the extent an Operated Property becomes a New Property pursuant to Section 1.5.A, the Management Agreements must contain the terms specified in Exhibit K and the New Owner must enter into the Electronic Systems License Agreement with Marriott. Marriott will have the right to update the form of Electronic Systems License Agreement from time to time after the Effective Date provided that such updates comply with the Permitted Change Standard. At Marriott’s request, so long as the update to the form of Electronic Systems License Agreement complies with the Permitted Change Standard, the parties will enter into an amendment to this Agreement to attach the updated form of Electronic Systems License Agreement in accordance with this Section 26.11. Sonder will not, and will not permit any Operated Property Owner to, without Marriott’s prior written consent, amend or otherwise alter the terms of any Management Agreement in a manner that would (a) conflict with or contradict the terms of this Agreement, (b) impair, limit, alter, restrict, or otherwise cause a material adverse impact on any rights, interests or remedies of the Marriott Parties under this Agreement, or (c) affect the required terms set out in Exhibit K. Sonder represents, warrants, and covenants that at all times during the Term, each applicable Sonder Party for each Operated Property has and will have all rights and authority relating to the applicable Operated Property for the performance of Sonder’s obligations under this Agreement. If any Management Agreement provides for an Operated Property Owner to perform any of Sonder’s obligations under this Agreement, Sonder will cause such Operated Property Owner to perform such obligations as required under this Agreement. The existence of any Management Agreement and its terms that require an Operated Property Owner to perform Sonder’s obligations are not an assignment of such obligations to such Operated Property Owner and do not relieve Sonder of any obligation under this Agreement. No Management Agreement will limit or restrict Marriott’s rights or remedies under this Agreement in any way. For the avoidance of doubt, Sonder has full discretion to determine fees charged to Operated Property Owners under Management Agreements.
B.    Representations. Sonder represents, warrants and covenants that (i) no Sonder Party will make any representations or warranties, verbal or written, to Owners or prospective Owners regarding actual or potential performance of the Collection, the Marriott Channels, the Electronic Systems or any services or programs provided by the Marriott Parties, (ii) the Sonder Parties will, or will cause each Owner to, make timely payment of all CTAC commissions, and (iii) the Sonder Parties will not, and do not have any right to, (x) license or provide to any Owner, or permit any Owner to use, any Marriott Proprietary Marks, or (y) license Marriott Intellectual Property to any Owner.
26.12     Translations.Most written materials relating to the Properties and the Collection, including this Agreement, the Collection Standards, the Software, and advertising materials provided by Marriott will be in the English language. Sonder may, at its cost, translate such materials into another language. Sonder will obtain Marriott’s approval before using any translation. Marriott will own all translated materials, and any related copyrights will be assigned to Marriott on Marriott’s request. Sonder will obtain any agreements necessary from third parties to convey such rights. The English version of all translated materials will control.

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{Signatures Appear on Following Page}

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IN WITNESS WHEREOF, Marriott and Sonder have caused this Franchise Agreement to be executed, under seal, as of the Effective Date.
MARRIOTT:

MARRIOTT INTERNATIONAL, INC.

By:    /s/ Timothy J. Grisius (SEAL)
Name:    Timothy J. Grisius
Title:    Vice President

GLOBAL HOSPITALITY LICENSING S.À R.L.

By:    /s/ Danny Haemhouts (SEAL)
Name:    Danny Haemhouts
Title:    Manager A

{Signatures Continue on Following Page}

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SONDER:
SONDER HOLDINGS INC.

By:    /s/ Francis Davidson (SEAL)
Name:    Francis Davidson
Title:    Chief Executive Officer

COVERED SONDER PARTIES:

SONDER USA INC.

By:    /s/ Francis Davidson (SEAL)
Name:    Francis Davidson
Title:    Chief Executive Officer

HOSPITALITE SONDER CANADA INC.

By:    /s/ Francis Davidson (SEAL)
Name:    Francis Davidson
Title:    Chief Executive Officer

SONDER HOSPITALITY UK LTD.

By:    /s/ Katherine Potter (SEAL)
Name:    Katherine Potter
Title:    Director

SONDER NETHERLANDS B.V.

By:    /s/ Katherine Potter (SEAL)
Name:    Katherine Potter
Title:    Managing Director

SONDER HOSPITALITY SPAIN, S.L.U.

By:    /s/ David Alan Watt (SEAL)
Name:    David Alan Watt
Title:    Director
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{Signatures Continue on Following Page}
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SONDER ITALY S.R.L.

By:    /s/ David Alan Watt (SEAL)
Name:    David Alan Watt
Title:    Consigliere

SONDER HOSPITALITY IRELAND LIMITED

By:    /s/ Katherine Potter (SEAL)
Name:    Katherine Potter
Title:    Director

SONDER FRANCE S.A.S.

By:    /s/ Katherine Potter (SEAL)
Name:    Katherine Potter
Title:    President

SONDER GERMANY GMBH

By:    /s/ David Alan Watt (SEAL)
Name:    David Alan Watt
Title:    Managing Director

SONDER INTERNATIONAL HOLDINGS LTD.

By:    /s/ Katherine Potter (SEAL)
Name:    Katherine Potter
Title:    Director

SONDER HOSPITALITY PORTUGAL, LDA

By:    /s/ David Alan Watt (SEAL)
Name:    David Alan Watt
Title:    Director

{Signatures Continue on Following Page}
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SONDER HOLIDAY HOMES LLC

By:    /s/ David Alan Watt (SEAL)
Name:    David Alan Watt
Title:    Director

SONDER TECHNOLOGY INC.

By:    /s/ Francis Davidson (SEAL)
Name:    Francis Davidson
Title:    President and Chief Executive Officer

SONDER CANADA INC.

By:    /s/ Francis Davidson (SEAL)
Name:    Francis Davidson
Title:    President and Chief Executive Officer

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EXHIBIT A
KEY TERMS

1	Royalty Fees:	For Properties that are open as of the Initial Onboarding Date:
Apartment Properties:

Period	Gross Revenue
From the Property’s Initial Availability Date to the 1st day of the full month immediately following the 1st anniversary of the Go-Live Date	[**]%
From 1st day of the full month immediately following the 1st anniversary of the Go-Live Date to the 1st day of the full month immediately following the 2nd anniversary of the Go-Live Date	[**]%
From the 1st day of the full month immediately following the 2nd anniversary of the Go-Live Date to the 1st day of the full month immediately following the 3rd anniversary of the Go-Live Date	[**]%
From the 1st day of the full month immediately following the 3rd anniversary of the Go-Live Date and thereafter during the Term	[**]%

Hotel Properties:

Period	Gross Revenue
From the Property’s Initial Availability Date to the 1st day of the full month immediately following the 1st anniversary of the Go-Live Date	[**]%
From the 1st day of the full month immediately following the 1st anniversary of the Go-Live Date to the 1st day of the full month immediately following the 2nd anniversary of the Go-Live Date	[**]%
From the 1st day of the full month immediately following the 2nd anniversary of the Go-Live Date to the 1st day of the full month immediately following the 3rd anniversary of the Go-Live Date	[**]%
From the 1st day of the full month immediately following the 3rd anniversary of the Go-Live Date and thereafter during the Term	[**]%

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For New Properties and Pipeline Properties:
Apartment Properties:
The lower of the Royalty Fees listed in the “Apartment Properties” table above and the following Royalty Fee schedule:

Period	Gross Revenue
From the Apartment Property’s Initial Availability Date until the 1st day of the full month immediately following the 2nd anniversary of the Apartment Property’s Initial Availability Date	[**]%
From the 1st day of the full month immediately following the 2nd anniversary of the Apartment Property’s Initial Availability Date and thereafter during the Term	[**]%

Hotel Properties:
The lower of the Royalty Fees listed in the “Hotel Properties” table above and the following Royalty Fee schedule:

Period	Gross Revenue
From the Hotel Property’s Initial Availability Date until the 1st day of the full month immediately following the 2nd anniversary of the Hotel Property’s Initial Availability Date	[**]%
From the 1st day of the full month immediately following the 2nd anniversary of the Hotel Property’s Initial Availability Date and thereafter during the Term	[**]%

2	Program Services Contribution:	The monthly Program Services Contribution for each Property is as set forth below:

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For Apartment Properties in the United States and Canada with 50 or more rooms:	(a) 0.57% of Gross Rooms Revenue for such month; plus (b) $958.33; plus (c) $5.00 per Guestroom; plus (d) 1.0% of Gross Rooms Revenue for the Sales and Marketing Charge.
For Apartment Properties in the United States and Canada with less than 50 rooms:	(a) 0.57% of Gross Rooms Revenue; plus (b) $479.17; plus (c) $5.00 per Guestroom; plus (d) 1.0% of Gross Rooms Revenue for the Sales and Marketing Charge.
For Apartment Properties outside the United States and Canada with 50 or more rooms:	(a) 0.57% of Gross Rooms Revenue; plus (b) $916.67; plus (c) $4.58 per Guestroom; plus (d) 1.0% of Gross Rooms Revenue for the Sales and Marketing Charge.
For Apartment Properties outside the United States and Canada with less than 50 rooms:	(a) 0.57% of Gross Rooms Revenue; plus (b) $458.33; plus (c) $4.58 per Guestroom; plus (d) 1.0% of Gross Rooms Revenue for the Sales and Marketing Charge.
For Hotel Properties in the United States and Canada with 50 or more rooms:	(a) 0.57% of Gross Rooms Revenue; plus (b) $2,500.00; plus (c) $33.33 per Guestroom; plus (d) 1.0% of Gross Rooms Revenue for the Sales and Marketing Charge.
For Hotel Properties in the United States and Canada with less than 50 rooms:	(a) 0.57% of Gross Rooms Revenue; plus (b) $625.00; plus (c) $33.33 per Guestroom; plus (d) 1.0% of Gross Rooms Revenue for the Sales and Marketing Charge.
For Hotel Properties outside the United States and Canada with 50 or more rooms:	(a) 0.57% of Gross Rooms Revenue; plus (b) $1,666.67; plus (c) $6.67 per Guestroom; plus (d) 1.0% of Gross Rooms Revenue for the Sales and Marketing Charge.
For Hotel Properties outside the United States and Canada with less than 50 rooms:	(a) 0.57% of Gross Rooms Revenue; plus (b) $416.67; plus (c) $6.67 per Guestroom; plus (d) 1.0% of Gross Rooms Revenue for the Sales and Marketing Charge.

3.	Sonder Proprietary Marks:	[**]
4.	Third Party Marks:	Third Party Marks: [**]

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ATTACHMENT ONE
TO EXHIBIT A

OWNERSHIP OF SONDER PARTIES
[**]
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ATTACHMENT TWO
TO EXHIBIT A

UNITED STATES AND CANADA PROPERTIES

[**]

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ATTACHMENT THREE
TO EXHIBIT A

INTERNATIONAL PROPERTIES

[**]

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ATTACHMENT FOUR
TO EXHIBIT A

PIPELINE PROPERTIES

[**]

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EXHIBIT B

DEFINITIONS
The following terms used in this Agreement have the meanings given below:
“Accessibility Requirements” means the Americans with Disabilities Act and other applicable state laws, codes, and regulations governing public accommodations for persons with disabilities.
“Additional Businesses” is defined in Section 8.4.A.
“Additional Marketing Programs” means advertising, marketing, promotional, public relations, and sales programs and activities that are not funded by the Sales and Marketing Charge, each of which may vary in duration, apply on a local, regional, national, or Category basis, or include other Marriott Products. Examples include email marketing, internet search engine marketing, transaction-based paid internet searches, sales lead referrals and bookings, cooperative advertising programs, Travel Management Companies programs, incentive awards, gift cards, guest satisfaction programs, and complaint resolution programs.
“Affiliate” means, for any Person, a Person that is directly or indirectly Controlling, Controlled by, or under common Control with such Person.
“Agreement” means this License Agreement, including any exhibits and attachments, as may be amended.
“Apartment Properties” means those Properties identified in Attachment Two and Attachment Three to Exhibit A as an “Apartment”.
“Apartment Redemption Reimbursement” is defined in Section 3 of Exhibit D.
“Applicable Law” means applicable national, federal, regional, state or local laws, codes, rules, ordinances, regulations, or other enactments, orders or judgments of any governmental, quasigovernmental or judicial authority, or administrative agency having jurisdiction over the Properties (including, when applicable, New Sonder Properties), Sonder, any Covered Sonder Party, any Guarantor, Marriott and its Affiliates in their capacity under this Agreement, or the matters that are the subject of this Agreement, including any applicable Privacy Laws or any of the above that prohibit unfair, fraudulent or corrupt business practices and related activities, including any such actions or inactions that would constitute a violation of money laundering or terrorist financing laws and regulations.
“Assignable Software” is defined in Section 7.15.
“Available” means that a Property is available for guest stays with reservations booked via the Marriott Channels.
“Bankruptcy Action” means, with respect to Sonder, (i) if a receiver, trustee, liquidator or similar authority is appointed over all or substantially all of Sonder’s assets, (ii) if Sonder files a voluntary petition, or consents to an involuntary petition, for bankruptcy, reorganization or similar arrangement under the United States Bankruptcy Reform Act of 1978, as amended, under any state or U.S. federal law granting relief to debtors, or under any similar law of any jurisdiction, (iii) if any proceeding for the dissolution or liquidation of Sonder is instituted, provided that, in each case, if such appointment, petition
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or proceeding was involuntary, the same will only constitute a “Bankruptcy Action” hereunder to the extent it is not discharged, stayed or dismissed within 90 days following its filing, (iv) if any involuntary petition for bankruptcy, reorganization or similar arrangement under the United States Bankruptcy Reform Act of 1978, as amended, under any state or U.S. federal law granting relief to debtors, or under any similar law of any jurisdiction, is filed against Sonder and Sonder fails to vacate any order approving such an involuntary petition within 90 days from the date the order is entered, and (v) if Sonder is adjudicated to be bankrupt, insolvent or of similar status by a court of competent jurisdiction.
“Brand” means a Lodging Facility brand, trade name, trademark, system, collection or chain of Lodging Facilities.
“Brand Bar” is defined in Section 6.2.D.
“Case Goods” means furniture and fixtures used in the Properties such as cabinets, shelves, chests, armoires, chairs, beds, headboards, desks, tables, mirrors, lighting fixtures and similar items.
“Category” means a group of System Properties designated by Marriott or its Affiliates based on criteria such as geographic (for example, local, regional, national or international) or other attributes (for example, resorts, all-inclusive, urban, or suburban).
“Claim” means any demand, inquiry, investigation, action, claim or charge asserted, including in any judicial, arbitration, administrative, debtor or creditor proceeding, bankruptcy, insolvency, or similar proceeding.
“Collection” is defined in Recital A.
“Collection Learning and Development Bundle” means the Learning and Development programs for the Collection designated by Marriott in its Reasonable Business Judgment.
“Collection Standards” means, for any Property in the Collection:
(i)     the following physical and operating standards:
(a)     the physical standards of Design, maintenance, and renovation and the operating standards of the Properties, in each case substantially consistent with Sonder’s past practices with respect thereto (this clause (i)(a), the “Sonder Standards”), provided that the Sonder Standards will include renovations of Soft Goods every 7 years and renovations of Case Goods every 14 years, on-site 24/7 support from a singular host (or cluster staffing in select assets and markets), luggage storage, on demand housekeeping, mobile/digital support interaction, and that each Property will comprise an entire building or a collective portion of a building with a dedicated lobby, reception or entrance;
(b)     with respect to fire protection and life-safety, the standards set out in Exhibit F, as may be updated from time to time in accordance with Section 9.2 (this clause (i)(b), the “FLS Standards”); and
(c)     with respect to safety and security, the “Threat Assessment” portion of the Security Standards and Sonder’s good faith efforts to comply with the best practices recommended by the Security Standards;
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(d)     with respect to signage which includes the Marriott Proprietary Marks, the Standards for the Apartments by Marriott Bonvoy Brand that are applicable to such signage, as may be updated from time to time in accordance with Section 9.2 (this clause (i)(d), the “Signage Standards”); and
(ii)     the following non-physical standards:
(a)     with respect to data privacy and cyber security, the Data Privacy Standards;
(b)     with respect to use of the Marriott Proprietary Marks, Standards applicable to all or substantially all franchised Marriott Lodging Facilities, as may be updated from time to time in accordance with Section 9.2 (this clause (ii)(b), the “IP Standards”);
(c)     with respect to use of third party distribution, the Distribution Standards; and
(d)     the Quality Assurance Program, except that (i) Sonder and the Properties will have a 2-year grace period after the Effective Date, during which Sonder will not be considered in default and Properties will not become subject to Removal for any performance under the BSA audit and GSS accountability prongs of the Quality Assurance Program.
“Comfort Letter” is defined in Section 15.2.
“Comparable Properties” means Marriott Lodging Facilities that (i) when applicable, are in the same Category as the Properties, and (ii) are operated under the Tribute Portfolio Brand. For the avoidance of doubt, such Marriott Lodging Facilities will be considered “Comparable Properties” with respect to both Apartment Properties and Hotel Properties in the same manner.
“Condemnation” is defined in Section 20.1.A.
“Control” (in any form, including “Controlling” or “Controlled”) means, for any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person or the power to veto major policy decisions of such Person. No Person (or Persons acting together) will be considered to have Control of a publicly-traded company merely due to ownership of voting stock of such company if such Persons collectively beneficially own less than 25% of the voting stock of such company.
“Covered Sonder Party” and “Covered Sonder Parties” are defined in Section 26.10.
“Critical Default” is defined in Section 4.8.A.
“Cybersecurity Assessments” means the work performed, and reports generated, pursuant to any Marriott data security- or privacy-related assessment and due diligence.
“Damages” means losses, costs (including reasonable legal or attorneys’ fees (including reasonable fees and expenses of legal counsel on a solicitor and own client basis), litigation costs and settlement payments), liabilities (including employment liabilities, bodily injury, death, property damage and loss, personal injury and mental injury), penalties, interest, and damages of every kind and description.
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“Data Controller” means the entity that determines the purposes and means of the Processing of Personal Information.
“Data Privacy Standards” means the cyber security and data privacy standards that apply for all or substantially all franchised Marriott Lodging Facilities, as may be updated from time to time in accordance with Section 9.2. As of the Effective Date, the Data Privacy Standards include the Franchise Security Standard (IT-SEC-023), Information Security Incidents at Franchised Hotels Standard (IT-PRV-002), and the Global Personal Data Privacy for Franchisees Standard (GPRV-0001).
“Default” means any of the events specified in Sections 18.1, or 18.2 (after the expiration of any applicable notice and cure period).
“Design” means the interior design theme or style reflected in the FF&E, fabrics, colors, and decorations that give the interior spaces an identifiable style or theme, such as “art deco,” “modern,” or “neoclassical,” or a style or theme that is distinctive to a Property.
“Disclosure Document” means, with respect to the (i) Apartments by Marriott Bonvoy Brand, that certain document entitled “Franchise Disclosure Document” provided by Marriott to prospective franchisees of System Properties for such Marriott Brand, as such document may be updated by Marriott, and (ii) Tribute Portfolio Brand, that certain document entitled “Franchise Disclosure Document” provided by Marriott to prospective franchisees of System Properties for such Marriott Brand, as such document may be updated by Marriott.
“Dispute” means any disagreement, controversy, or Claim relating to or arising out of this Agreement, the relationship created by this Agreement, or the validity or enforceability of this Agreement.
“Dispute Notice” is defined in Section 23.1.B.
“Distribution Failure” is defined in Section 18.3.A.
“Distribution Standards” means the distribution channel standards and criteria that apply for all or substantially all franchised Marriott Lodging Facilities, as may be updated from time to time in accordance with Section 9.2. As of the Effective Date, the Distribution Standards include the Channel Distribution Standard (SMRM-048), the Standards & Guidelines for Online Marketing Using Marriott Trademarks, and the Third Party Distribution Channel Standard.
“Distribution Threshold” means:
(i)    during the 3rd full year after the Effective Date, the Marriott Contribution Rate is at least 60%; and
(ii)    during the 4th full year after the Effective Date and thereafter; the Marriott Contribution Rate is at least 65%.
“Due Diligence Information” means:
(1)with respect to a New Owner, the following information as reasonably required in order to permit Marriott to confirm that such New Owner is not a Restricted Transferee:

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a.the identity of the New Owner and its Interestholders that, directly or indirectly, Control New Owner or own 10% or more of the Ownership Interests in New Owner; and

b.the requisite information required for the completion of any required background check of the New Owner and any Person that Controls New Owner or owns 25% or more ultimate beneficial Ownership Interest in New Owner.

(2)with respect to a proposed Management Company, the following information as reasonably required in order to permit Marriott to confirm that such Management Company is not a Restricted Transferee:

a.the identity of the Management Company and its Interestholders that, directly or indirectly, Control Management Company or own 10% or more of the Ownership Interests in Management Company;

b.information on the Management Company’s (and its leadership team’s) experience in the industry; and

c.the requisite information required for the completion of any required background check of the Management Company and any Person that Controls the Management Company or owns 25% or more ultimate beneficial Ownership Interest in the Management Company.

“Effective Date” is defined in the preamble to this Agreement.
“Electronic Systems” means all Software, Hardware and all electronic access to Marriott’s systems and data (including telephone and internet access), licensed or made available to Sonder relating to the System, including the Reservation System, the Property Management System, the Yield Management System and any other system established under this Agreement.
“Electronic Systems Fees” means the fees charged by Marriott for the Property’s use of the mandatory Electronic Systems and, if applicable pursuant to Section 7.2, optional Electronic Systems, which fees (i) apply to all or substantially all Comparable Properties and (ii) include the development and incremental operating costs, ongoing maintenance, field support costs and the reimbursement of capital invested in the development of such Electronic Systems, together with costs incurred by Marriott to finance such capital.
“Electronic Systems License Agreement” is defined in Section 1.5.A.
“Enrollment Link” is defined in Section 2 of Exhibit D.
“Existing Financing Holders” is defined in Section 15.2.
“Extraordinary Event” means (i) a Force Majeure Event, (ii) a temporary closure of all or part of a Property, (iii) a material reduction in available room nights across the Collection resulting from major renovations or capital improvement programs implemented at Properties in the Collection, or (iv) other similar event, in each case, that causes a temporary and extraordinary change in a Property’s performance.
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“FF&E” means Case Goods, Soft Goods, signage and equipment (including telephone systems, printers, televisions, vending machines, and Hardware), but excludes any item included in Fixed Asset Supplies.
“Financial Information” is defined in Section 12.1.
“First Notice” is defined in Section 1.5.A.i.1.
“First Portion of Key Money” is defined in Section 4.8.A.
“Fixed Asset Supplies” means items such as linen, china, glassware, tableware, uniforms and similar items included within “Operating Equipment” under the Uniform System.
“Force Majeure Event” means an act of nature, terrorism, strike, war, governmental restrictions (including those related to pandemics, quarantine restrictions or other public health restrictions) or other causes beyond the applicable party’s control that affect the Properties, the Collection, the Reservation System, the Marriott Channels or the Electronic Systems (other than economic recessions, which by themselves will not be deemed to be Force Majeure Events).
“FS Hotel” is defined in Section 3 of Exhibit D.
“Go-Live Date” means the date on which 90% of the Properties listed in listed in Attachment Two and Attachment Three to Exhibit A on the Effective Date have been transitioned onto the Electronic Systems (including the Reservation System) in accordance with Section 7.3 and the Transition plan in Exhibit E, which date will be identified in the letter agreement signed by Marriott and Sonder described in Exhibit E. The parties agree to use commercially reasonable efforts to cause the Go-Live Date to occur no later than December 31. 2024.
“Gross Rooms Revenue” means all revenues and receipts of every kind that accrue from the rental of Guestrooms at the Properties (with no reduction for charge backs, credit card service charges, or uncollectible amounts). Gross Rooms Revenue includes: (i) no-show revenue, early check-in fees, early departure fees, late check-out fees and other revenues allocable to rooms revenue under the Uniform System; (ii) resort fees, destination fees, and mandatory surcharges for facilities (although inclusion of such fees or surcharges does not constitute approval by Marriott of such fees and surcharges, which may be limited or prohibited); (iii) fees for changes to reservations and attrition or cancellation fees collected from unfulfilled reservations for Guestrooms; (iv) the amount of all lost sales due to the non-availability of Guestrooms in connection with a casualty event, to the extent that a Sonder Party receives business interruption insurance proceeds or would have received business interruption insurance proceeds if Sonder had obtained the insurance required under Section 14.1; and (v) any awards, judgments or settlements representing payment for loss of room sales. Gross Rooms Revenue excludes sales tax, value added tax, or similar taxes on such revenues and receipts.
“Guarantor” means any Person or Persons who guarantee the performance of any of Sonder’s obligations under this Agreement as may be required pursuant to Section 1.8.
“Guest Personal Data” means Personal Information Processed by or on behalf of either party pursuant to this Agreement regarding actual or potential guests or customers of the Properties, including but not limited to addresses, phone numbers, facsimile numbers, email addresses, and SMS addresses.
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“Guest Preferences” means the subset of Guest Personal Data comprising guest histories, guest preferences, guest loyalty program activities, and any other information relating to such histories, preferences, and activities, collected from or about actual or potential guests or customers of the Properties and other Marriott Products.
“Guestroom” means each rentable unit in the Properties consisting of a room, studio, suite or suite of rooms used for overnight guest accommodation, the entrance to which is controlled by the same key; however, adjacent rooms with connecting doors that can be locked and rented as separate units are considered separate Guestrooms.
“Hardware” means all computer hardware and other equipment (including all upgrades and replacements) required for the operation of any Electronic System.
“Holistic Capital Solution” means the following conditions to be completed by Sonder; provided, however, notwithstanding the terms below, Sonder will have the right to use alternative sources of new equity capital to satisfy the Holistic Capital Solution and Marriott will be obligated to fund the Key Money to Sonder if Sonder obtains the Holistic Capital Solution in the amounts listed below as long as the sources are (1) the sources listed below or (2) alternative sources of new equity capital:
Step 1 of Holistic Capital Solution: Sonder has (i) secured from BlackRock and Senator Investment Group (1) a PIK extension until December 31, 2025, (2) an option to further extend to June 30, 2026, and (3) an option to further extend to December 31, 2026, (ii) secured an agreement for BlackRock and Senator Investment Group to reduce the loan balance owed to such parties by any amount awarded against the Sonder Parties or agreed to by any Sonder Party under a settlement agreement related to the ongoing dispute in connection with the 20 Broad Street Property, (iii) secured all rights needed to issue at least 5,000,000 shares of new stock in Sonder after June 30, 2025, (iv) within 90 days after the Effective Date, taken all actions necessary to permit Marriott to exercise the board observation rights set out in Section 9.4, and (v) received full funding in a total amount equal to or greater than $49,000,000, comprised of the following items:
    A.    $42,500,000 in cash from the sale of preferred equity;
B.    $2,500,000 in cash from a legal settlement regarding a lease dispute involving the “J-Collection” Properties in New Orleans; and
C.    $4,000,000 in cash from Sonder’s lenders.
Step 2 of Holistic Capital Solution: Sonder has received full funding in a total amount equal to or greater than $10,000,000, comprised of the following items:
A.    $5,000,000 in lease adjustment capital for the Court Square Property; and
B.    $5,000,000 in cash from a legal settlement regarding a lease dispute involving the “J-Collection” Properties in New Orleans.
Step 3 of Holistic Capital Solution: Sonder has completed the following:
A.    By June 30, 2025, Sonder will reduce the amount of corporate overhead of Sonder and its Affiliates by $10,000,000 in year-over-year cash savings (as of the
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Effective Date, such savings would result in overhead costs lowering from $80,000,000 in 2025 to $70,000,000).
“Home Rental Properties” is defined in Section 6.7.
“Hotel Properties” means those Properties identified in Attachment Two and Attachment Three to Exhibit A as a “Hotel”.
“Hotel Redemption Reimbursement” is defined in Section 3 of Exhibit D.
“Information Security Program” means a comprehensive written information security program that contains administrative, technical and physical safeguards, practices and procedures to ensure the security, confidentiality and integrity of Marriott Guest Personal Data and to protect Marriott Guest Personal Data against anticipated threats or hazards to its security, confidentiality, accessibility or integrity, including, without limitation, against unauthorized or illegal access, destruction, use, modification, or disclosure.

“Initial Availability Date” means, for each Property, the date on which such Property becomes Available.
“Initial Onboarding Date” means the date on which Marriott lists Sonder on the Brand Bar with a redirect to Sonder.com, which date will be identified in the letter agreement signed by Marriott and Sonder described in Exhibit E.
“Interestholder” means, for any Person, a Person that directly or indirectly holds an Ownership Interest in that Person.
“Inventories” means “Inventories” as defined in the Uniform System, including provisions in storerooms, refrigerators, pantries and kitchens; beverages; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.
“Inventory Management” means those inventory management services made available by Marriott to Sonder under revenue management or consulting agreements.
“JOC” is defined in Section 9.3.A.
“JOC Scope” is defined in Section 9.3.A.
“Key Money” is defined in Section 4.8.A.
“Knowledge” means knowledge obtained or reasonably obtainable.
“Lease” is defined in Section 25.1.F.
“Leased Properties” is defined in Section 25.1.F.
“Leased Property Owner” is defined in Section 25.1.F.
“Lodging Facility” means a hotel, resort, other similar transient lodging product, including serviced-apartment hotels and lodging products that are structured as a “condominium hotel project” in
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which a rental program is operated for the residential units to be included in the hotel’s inventory, but excluding lodging products that are: (i) Vacation Club Products or (ii) residential products such as single-family homes or whole ownership residential projects that are not made available for transient stays.
“Loyalty Chargeout” is defined in Section 2.a. of Exhibit D.
“Loyalty Redemption” means a room night booked by a Marriott Loyalty Member through redemption of Marriott Points or other accrued benefits under a Marriott Loyalty Program.
“Management Agreement” is defined in Section 1.5.A.ii.1(iii).
“Management Company” is defined in Section 1.5.A.
“Management Company Acknowledgment” is defined in Section 1.5.A.
“Mandatory Services” is defined in Section 4.9.F.
“Manual Period” is defined in Section 2 of Exhibit D.
“Marketing Activities” is defined in Section 6.2.A.
“Marketing Materials” means all advertising, marketing, promotional, sales and public relations concepts, press releases, materials, concepts, plans, programs, brochures, or other information to be released to the public, whether in paper, digital or electronic, or in any other form of media.
“Marks” means: (i) any trademarks, trade names, trade dress, words, symbols, logos, slogans, designs, insignia, emblems, devices, service marks, and indicia of origin (including taglines, program names, and restaurant, spa or other outlet names); and (ii) any combinations of the above; in each case, whether registered or unregistered.
“Marriott” means, severally but not jointly, Marriott International, Inc., a Maryland corporation, and Global Hospitality Licensing S.à r.l., a Luxembourg private company.
“Marriott Brand” means any Brand developed or owned by Marriott or its Affiliates now or in the future. For avoidance of doubt, the Collection will not be deemed a Marriott Brand for purposes of this Agreement.
“Marriott Channels” means the Reservation System and all other methods and sources (including software, hardware and related electronic access) provided by or through the Marriott Parties for generating and delivering reservations to the Properties beginning on each Property’s Initial Availability Date. Marriott Channels do not include Sonder Channels or Third Party Channels.
“Marriott Competitor” means [**].
“Marriott Contribution Rate” means the aggregate percentage of the Properties’ total aggregate sold room nights during the relevant year that are booked through Marriott Channels.
“Marriott Development Activities” means the development, promotion, construction, ownership, lease, acquisition, management or operation of: (i) Marriott Products; and (ii) other business operations,
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in each case by Marriott or its Affiliates, or the authorization, licensing or franchising to other Persons to conduct similar activities.
“Marriott Guest Personal Data” means all (i) Guest Personal Data in any document, record, form, or dataset collected through any of the Marriott Channels, (ii) Guest Personal Data in any document, record, form, or dataset relating to any reservation, stay, activity, or transaction made through any Marriott Channel, regardless of the channel through which such Guest Personal Data was collected, (iii) Marriott Guest Preferences, and (iv) Guest Personal Data collected in any document, record, form, or dataset to which a Marriott Loyalty Program number is or should be appended, provided that the Marriott Loyalty Program number was or should have been appended at the time at which such document, record, form, or dataset was created.
“Marriott Guest Preferences” means any Guest Preferences that are collected from Marriott Loyalty Members or guests who book through Marriott Channels.
“Marriott Intellectual Property” means the following items, regardless of the form or medium (for example, paper, electronic, tangible or intangible): (i) all Software; (ii) all Marriott Proprietary Marks; (iii) all of Marriott’s Confidential Information; and (iv) all other information, materials, and subject matter that are copyrightable, patentable or can be protected under applicable intellectual property laws, and owned, developed, acquired, licensed, or used by Marriott or its Affiliates prior to or independently of this Agreement for any Marriott Product or any System.
“Marriott Lodging Facilities” means Lodging Facilities that are owned, leased, managed, operated, franchised (as franchisor) or licensed (as licensor) by a Marriott Party.
“Marriott Loyalty Member” means a member of a Marriott Loyalty Program.
“Marriott Loyalty Program” means any loyalty, recognition, affinity, and other programs designed to promote stays at, or usage of, the Properties and such other Marriott Products designated by Marriott or its Affiliates, or any similar, complementary, or successor programs or combination thereof. As of the Effective Date, such programs include “Marriott Bonvoy” and various programs sponsored by airlines, credit card and other companies.
“Marriott Loyalty Program Policies” means all rules, terms and conditions associated with a Marriott Loyalty Program, including those set forth in the Program Guide made available to Marriott Products, and the member-facing terms and conditions associated with a Marriott Loyalty Program, as such rules, terms and conditions may modified, deleted or supplemented from time-to-time by Marriott in its sole discretion.
“Marriott OTA Agreements” is defined in Section 6.5.
“Marriott Party” means Marriott or any of its Affiliates.
“Marriott Points” means the loyalty and rewards currency that may be earned and redeemed by Marriott Loyalty Members pursuant to the Marriott Loyalty Program Policies.
“Marriott Products” means any Lodging Facilities (including serviced-apartment hotels) and other lodging products, Vacation Club Products, residential products (such as single family homes or multi-unit apartment buildings or individual units within such buildings), restaurants, and other products, services, activities and business operations of any type that are managed, franchised, licensed, owned, leased,
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developed, promoted or provided by or associated with (including by membership or affiliation), Marriott or any of its Affiliates, now or in the future, in whole or in part, using any Brand name available to Marriott or its Affiliates (including any Marriott Brands or other Brands or concepts currently used by Marriott or its Affiliates for Lodging Facilities and other lodging products, Vacation Club Products, residential products, whole ownership facilities, home sharing facilities, and other similar products or concepts, and any future Brands or concepts developed or used by Marriott or its Affiliates) or not using any brand name.
“Marriott Proprietary Marks” means any Marks used in connection with the Collection owned by Marriott or any of its Affiliates. The term “Marriott Proprietary Marks” does not include the Sonder Proprietary Marks or Third Party Marks.
“Marriott Relationship Manager” means a relationship manager appointed and maintained by Marriott during the Term to serve as Sonder’s main point of contact for the relationship contemplated by this Agreement.
“Marriott Restriction” is defined in Section 1.5.B.
“Marriott Similar Marks” is defined in Section 10.2.A.6.
“Marriott’s Confidential Information” means: (i) the Standards for each System; (ii) documents or trade secrets developed, acquired, or otherwise owned or licensed by the Marriott Parties and (a) approved for the Collection or any System or (b) used in the design, construction, renovation or operation of the Properties; (iii) any Electronic Systems and related documentation; (iv) Marriott Guest Personal Data; or (v) any other knowledge, trade secrets, business information or know-how that is not publicly available and is reasonably deemed confidential by Marriott, to the extent the same is obtained or generated through the use of any Electronic System by the applicable Sonder Party (or otherwise obtained from Marriott or its Affiliates in connection with the relationship contemplated by this Agreement).
“MFRDL” is defined in Section 25.2.F.
“New Owner” is defined in Section 1.5.A.ii.1(iii).
“New Property” is defined in Section 1.5.A.
“New Sonder Property” is defined in Section 1.5.A.
“Non-Assignable Software” is defined in Section 7.15.
“Non-Controlled Person” means, with respect to any Person, (i) an Unaffiliated Person or (ii) an Affiliate of such Person that such Person does not, directly or indirectly, Control.
“Observer” is defined in Section 9.4.
“Operated Property” is defined in Section 1.5.A.ii.1(iii).
“Operated Property Owner” means the Non-Controlled Person that owns or leases a Property operated by a Sonder Party under a Management Agreement for such Property.
“Optional Services” is defined in Section 4.9.G.
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“Other Incident” is defined in Section 9.2.E.
“Other Mark(s)” is defined in Section 10.3.
“Owners” means, collectively, the Leased Property Owners and the Operated Property Owners.
“Ownership Interest” means all forms of legal or beneficial ownership or Control of entities or property, including the following: stock, shares, partnership, membership, joint tenancy, leasehold, proprietorship, trust, beneficiary, proxy, power-of-attorney, option, warrant, and any other interest that evidences ownership or Control, whether direct or indirect (unless otherwise specified).
“Periodic Renovations” is defined in Section 5.4.A.
“Permitted Change Standard” means the update (a) does not contradict the terms of this Agreement (including, for the avoidance of doubt, any exhibits, schedules or attachments hereto), (b) is being implemented at all or substantially all other Marriott Lodging Facilities that are subject to electronic systems license agreements with terms that are similar to the form of Electronic Systems License Agreement, (c) does not materially or adversely affect any right or obligation of Sonder or its Affiliates under this Agreement, and (d) is delivered to Sonder in writing by Marriott at least 60 days prior to the proposed implementation thereof; provided, however, that if the updates are required by Applicable Law, then such updates will not be required to satisfy clauses (a) or (c) of this definition.
“Person” means an individual (and the heirs, executors, administrators or other legal representatives of an individual), a partnership, a joint venture, a firm, a company, a corporation, a governmental department or agency, a trustee, a trust, an unincorporated organization or any other legal entity.
“Personal Information” means any information regarding an identified or identifiable natural person, including any such information that constitutes “personal information,” “personally identifiable information,” “personal data,” or an equivalent term under applicable Privacy Law.
“Pipeline Properties” means those Properties identified in Attachment Four to Exhibit A.
“Plans” means construction documents, including a site plan and architectural, mechanical, electrical, civil engineering, plumbing, landscaping and interior design drawings and specifications.
“Platform Transaction” means an affiliation, association, or other arrangement (or other agreement for a partnership, venture or collaboration (whether under a framework agreement, distribution agreement, franchise or license agreement, management agreement or other similar agreement)) between two or more Persons where one Person’s Brand is featured as an available Brand on another Non-Controlled Person’s booking platform, reservation system, or loyalty program (whether as the same Brand, under a collection Brand, as a new Brand, or as a co-Brand using a combination of the trademarks of 2 or more Non-Controlled Persons).
“Prime Rate” means the “Prime Rate” of interest in the United States of America published from time to time by the Bloomberg Press at http://www.bloomberg.com, or another internationally recognized website or publication publishing the prime rate of interest in the United States of America as Marriott may reasonably determine.
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“Privacy Law” means, with respect to a party, Applicable Laws regarding privacy, security, or data protection that are applicable to the Processing of Guest Personal Data by or on behalf of the party.
“Process” (in any form, including “Processing” or “Processed”) means, with respect to Personal Information, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.
“Product Standards” means, for any System, those quality requirements for the design of the System Properties and such other information for planning, constructing or renovating and furnishing the System Properties, including the Electronic Systems.
“Program Services” is defined in Section 4.9.A.
“Program Services Contribution” means the amount charged by Marriott for Program Services.
“Program Services Fund” means money collected by Marriott for Program Services.
“Prohibited Party” means any Person (or any Affiliate of such Person) who (i) is a Restricted Person, or (ii) receives funding from a Restricted Person (other than by way of a Restricted Person’s purchase or ownership of publicly traded shares).
“Properties” means all or the applicable portion of the Lodging Facilities listed in Attachment Two and Attachment Three to Exhibit A, as the same may be updated from time to time in accordance with the terms and conditions of this Agreement.
“Property Management System” means all property management systems (including all Software, Hardware and electronic access) designated by Marriott for use in the front office, back-of-the-office or other operations of System Properties.
“Property Restoration” is defined in Section 20.1.D.
“Prospectus” means any registration statement, memorandum, offering document, or similar document for the sale or transfer of an Ownership Interest in Sonder or its Affiliates.
“Public Facilities” means the lobby areas, meeting rooms, convention or banquet facilities, restaurants, bars, lounges, corridors and other similar facilities at the Properties.
“Published Source” means the website published and maintained by the Bloomberg Press at http://www.bloomberg.com, or another internationally recognized website or publication quoting exchange rates for the applicable currencies as Marriott may reasonably determine.
“Quality Assurance Program” means the program that Marriott uses to monitor guest satisfaction and the operations, facilities and services at all or substantially all Comparable Properties, as may be updated from time to time in accordance with Section 9.2.
“Reasonable Business Judgment” is defined in Section 26.3.A.
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“Redemption Reimbursement” means, collectively, the Hotel Redemption Reimbursement and Apartment Redemption Reimbursement.
“Removal” means a Property has been removed from the Collection and this Agreement by Sonder or Marriott in accordance with this Agreement.
“Reservation System” means any reservation system designated by Marriott for System Properties (including Software, Hardware and related electronic access).
“Restricted Person” means a Person: (a) that is identified by any government or legal authority as a Person with whom a party or its Affiliates are prohibited or restricted from transacting business, including: (i) any Person on the Government of Canada’s The Consolidated Canadian Autonomous Sanctions List; U.S. Department of Treasury’s Office of Foreign Assets Control List of Specially Designated Nationals and Blocked Persons; the U.K. list of Financial Sanctions Targets maintained by His Majesty’s Treasury; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; or any other list or designation of targeted persons, entities, or groups under economic sanctions laws made by the United States, the European Union, the United Kingdom, or the United Nations Security Council; and (ii) any Person ordinarily resident, incorporated, or located in any Sanctioned Territory, or owned or Controlled by, or acting on behalf of, the government of any Sanctioned Territory; or (b) that is directly or indirectly Controlled by, or 10% or more of the Ownership Interests are held by, or the designee of or acting on behalf of, any Person identified in clause (a).
“Restricted Transferee” means any Person who is (i) a Marriott Competitor, (ii) a Prohibited Party, (iii) a Person that is (or has any Affiliate that is) in active litigation or arbitration with a Marriott Party, or (iv) convicted of a Serious Crime.
“RevPAR Rate” is defined in Section 3 of Exhibit D.
“Royalty Fees” is defined in Section 4.2.
“Safety Threat” is defined in Section 9.3.E.
“Sales Agent” means a Person who acts on behalf of Sonder for: (i) Inventory Management; (ii) booking reservations at the Property or other booking activities, including accessing the Reservation System; or (iii) sales activities, including arranging group sales.
“Sales and Marketing Charge” is defined in Section 4.3.
“Sanctioned Territory” means any country or territory subject to (i) a comprehensive export, import, or financial embargo under the U.S., U.K., E.U. or U.N.; or (ii) sanctions that materially and adversely restrict Marriott from providing services under this Agreement in accordance with the Collection Standards or Sonder from operating the Properties in accordance with the Collection Standards.
“Scope of Work” is defined in Section 5.2.
“Second Failure Penalty” is defined in Section 18.3.A(ii).
“Second Notice” is defined in Section 1.5.A.ii.1.
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“Second Portion of Key Money” is defined in Section 4.8.
“Security Incident” means the accidental, unauthorized or unlawful destruction, loss, damage, alteration, use, disclosure of, acquisition of, or access to, Marriott’s Confidential Information (including Marriott Guest Personal Data), any attack on or malicious intrusion into any Electronic Systems (such as a ransomware attack), or any event that gives rise to a reasonable likelihood of the same, or as otherwise updated or defined in the Collection Standards.
“Security Standards” means Marriott’s safety and security Standards applicable to all or substantially all franchised Marriott Lodging Facilities, as may be updated from time to time in accordance with Section 9.2.
“Serious Crime” means a felony (or its international equivalent) that is punishable by imprisonment of one year or more.
“Soft Goods” means wall and floor coverings, window treatments, carpeting, bedspreads, lamps, artwork, decorative items, pictures, wall decorations, upholstery, textile, fabric, vinyl and similar items used in the Properties.
“Software” means all computer software (including all future upgrades and modifications) and related documentation provided by Marriott or designated suppliers for the Electronic Systems.
“Sonder” means Sonder Holdings Inc., a Delaware corporation.
“Sonder Application” is defined in Section 7.4.

“Sonder Board” is defined in Section 9.4.
“Sonder Card” is defined in Section 4.e of Exhibit D.
“Sonder Channels” means (i) sonder.com or any other website or mobile application owned or operated, currently or in the future, by Sonder or its Affiliates (other than to the extent such websites or mobile applications direct or forward traffic to the Reservation System or otherwise utilize the Reservation System to complete bookings), and (ii) Property front desks and other on-property channels (e.g., with respect to “walk-up” and similar reservations) that are not Marriott Channels.
“Sonder Competitor” means [**].
“Sonder Controlled Property” is defined in Section 1.5.A.
“Sonder Development Activities” means the development, promotion, construction, ownership, lease, acquisition, management or operation of: (i) Lodging Facilities; and (ii) other business operations, in each case by Sonder or its Affiliates, or the authorization, licensing or franchising to other Persons to conduct similar activities.
“Sonder Guest Personal Data” means all (i) Guest Personal Data in any document, record, form, or dataset collected through any of the Sonder Channels (other than any Guest Personal Data relating to reservations to which a Marriott Loyalty Program number was or should have been appended), (ii) Guest Personal Data in any document, record, form, or dataset relating to any reservation, stay, activity, or transaction made through any Sonder Channel (other than any Guest Personal Data relating to
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reservations to which a Marriott Loyalty Program number was or should have been appended), (iii) Guest Personal Data in any document, record, form, or dataset collected from or about actual or potential guests or customers of the Properties (a) prior to the applicable Initial Availability Date, or (b) on and after the applicable Initial Availability Date who book reservations at the Properties through any means or channels other than the Marriott Channels (i.e., including, but not limited to, any and all bookings through the Sonder Channels), in each case excluding any Guest Personal Data relating to reservations to which a Marriott Loyalty Program number was or should have been appended, and (iv) Sonder Guest Preferences. For the avoidance of doubt, the same Personal Information may constitute both Sonder Guest Personal Data and Marriott Guest Personal Data to the extent that such Personal Information is collected independently in accordance with separate reservations or other occurrences in accordance with the definitions of Sonder Guest Personal Data and Marriott Guest Personal Data.
“Sonder Guest Preferences” means any Guest Preferences that are collected from guests of the Properties (other than guests who are Marriott Loyalty Members or who book through Marriott Channels) by Sonder, its Affiliates, or their respective representatives or agents (excluding the Marriott Parties).
“Sonder Intellectual Property” means (i) all software, including the data and information processed or stored thereby relating to the Sonder Application; (ii) Sonder’s Website; (iii) the Sonder Proprietary Marks; (iv) Sonder’s Confidential Information; and (v) all other information, materials, and subject matter that are copyrightable, patentable or can be protected under applicable intellectual property laws, and owned, developed, acquired, licensed, or used by Sonder or its Affiliates prior to or independently of this Agreement.
“Sonder Marketing” is defined in Section 6.1.A.
“Sonder Party” means Sonder or any of its Affiliates.
“Sonder Proprietary Marks” means (i) the Marks related to the name “Sonder”, in any format, style, design or logo, including the Marks identified in Item 3 of Exhibit A, and (ii) the Marks that Sonder uses for the names of Properties and are owned by Sonder or any of its Affiliates, including any such Marks identified in Item 3 of Exhibit A. The term “Sonder Proprietary Marks” does not include the Marriott Proprietary Marks or Third Party Marks, in any format, style, design or logo.
“Sonder Relationship Manager” means a relationship manager appointed and maintained by Sonder during the Term to serve as Marriott’s main point of contact for the relationship contemplated by this Agreement.
“Sonder Reservation System” is defined in Section 7.3.B.
“Sonder’s Confidential Information” means (i) any knowledge or information acquired by Marriott from Sonder if Sonder indicates in writing that such information will remain confidential, (ii) any information regarding Sonder’s business, operations, clients, investors and business partners and/or information not publicly available (or otherwise developed or obtained by a Marriott Party other than via disclosure by Sonder), including but not limited to information concerning the operations, business plans, work product, financial data and financial plans, architectural plans and designs, marketing plans and arrangements, pricing policies, technology, research, future plans, business models, strategies, business methods of Sonder and its Affiliates, as well as information about the Sonder’s and its Affiliates’ customers, clients, business partners and operations.
“Sonder’s Media” is defined in Section 10.4.
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“Sonder’s Website” is defined in Section 10.4.
“Specified Communications” means the items set forth below to the extent required or contemplated to be delivered in accordance with the indicated provisions of this Agreement:
i.    Requests for approval pursuant to Sections 6.1 or 6.2.C;
ii.    Notices of the identity of the Sonder Relationship Manager or Marriott Relationship Manager pursuant to Section 9.3.B;
iii.    Notices of Safety Threats or Other Incidents pursuant to Section 9.3.E;
iv.    Requests for approval pursuant to Section 10.4;
v.    Requests for approval pursuant to Sections 6.1.B, 6.2.E, 10.1.B, or 10.5.B;
vi.    All financial documentation and reports pursuant to Section 12.3; and
vii.    Certificates of insurance pursuant to Section 14.1.K and 14.2.E.
“Standards” means, for any Marriott Brand, Marriott’s manuals, procedures, systems, guides, programs, requirements, directives, specifications, Product Standards, and such other information and initiatives for operating the applicable System Properties.
“Storefront” is defined in Section 7.3.B.
“Support Services” is defined in Section 7.8.
“System” means, for any System Properties, the Standards, know-how, Marriott Intellectual Property, the Electronic Systems, the Marriott Loyalty Programs, the Marketing Activities, Additional Marketing Programs, Marriott Marketing Materials, training programs, and other elements that Marriott or its Affiliates have designated for such System Properties.
“System Property” means, with respect to any Marriott Brand, a Lodging Facility operated by Marriott, an Affiliate of Marriott, or a franchisee or licensee of Marriott or its Affiliates under such Marriott Brand in the United States of America and Canada and “System Properties” means, for each Marriott Brand, the system of all such Lodging Facilities so operating under such Marriott Brand. For example, a Courtyard System Property is a Lodging Facility that is operating under the Courtyard Brand and the Courtyard System Properties are the system of all Lodging Facilities that are operating under the Courtyard Brand.
“Taxes” means taxes, levies, imposts, duties, fees, charges or liabilities imposed by any governmental authority, including any interest, additions to tax or penalties applicable to any of the foregoing.
“Term” is defined in Section 2.1.
“Termination Fee” is defined in Section 18.5.B.
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“Territorial Restrictions” means an area of protection or similar territorial restriction to which a Marriott Party is subject to pursuant to the terms and conditions of a franchise, license, management, or other agreement with a Non-Controlled Person and such Marriott Party that exists of the Effective Date.
“Third Party Channels” means Marriott’s wholesale distribution partners and online travel agencies with which Marriott has a contractual relationship.
“Third Party Marks” means the Marks that (i) Sonder uses for the names of Properties, and (ii) are not owned by Sonder or any of its Affiliates and are used under license or with consent from a Non-Controlled Person, including any such Marks identified in Item 4 of Exhibit A. The term “Third Party Marks” does not include the Marriott Proprietary Marks or the Sonder Proprietary Marks.
“Third Party Mark Owners” means the Persons that own the rights to the Third Party Marks, including the Persons listed in Item 4 of Exhibit A.
“Transfer” means any absolute or conditional sale, conveyance, transfer, assignment, exchange, lease or other disposition.
“Transition” is defined in Section 7.3.C.
“Travel Costs” means all travel, food and lodging, living, and other out-of-pocket costs (including the cost of obtaining any required visas, work permits or similar documentation), which with respect to Marriott, will not exceed the amounts permissible under Marriott’s corporate travel policies.
“Travel Management Companies” means travel agencies, online travel agencies, group intermediaries, wholesalers, concessionaires, and other similar travel companies.
“Trigger Fees” is defined in Section 4.9.F.
“Unaffiliated Person” means, with respect to a Person, a Person which is not an Affiliate of such Person.
“Unamortized Key Money” is defined in Section 4.8.C.
“Unavailable” means that a Property is not available for guest stays with reservations booked via the Marriott Channels.
“Uniform System” means the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, 2014, as published by the Hospitality Financial and Technology Professionals, or any later edition, revision or replacement that Marriott designates.
“United States” means the (i) 50 states compromising the United States of America and (ii) the District of Columbia.
“Vacation Club Products” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, and points club products, programs and services and includes other forms of products, programs and services where purchasers acquire an ownership interest, use or other rights to use determinable leisure units on a periodic basis and pay in advance for such ownership interest, use or other right.
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“Yield Management System” means any yield management system (including all Software, Hardware and electronic access) designated by Marriott for use by System Properties.

3632659v2 –License Agreement